Form 10-K, Exhibit 13
period 1996-12-31
TOMPKINS COUNTY TRUSTCO INC
filed 1997-03-27
CIK 1005817

                                                                      EXHIBIT 13

Highlights

                                                         1996        1995        % CHANGE
-----------------------------------------------------------------------------------------
Operating Income                                     $51,088,014   $47,479,006     + 7.6%
Net Income                                             9,179,000   $ 8,717,811     + 5.3%
Net Income Per Share                                 $      2.63   $      2.46     + 6.9%
Cash Dividends Paid Per Share                        $      1.10   $       .99     +11.1%



Selected Financial Data

                                                           (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)
YEAR ENDED DECEMBER 31:                                   1996          1995       1994       1993       1992
----------------------------------------------------------------------------------------------------------------
Assets                                               $   591,344   $   536,992   $511,162   $492,155   $459,291
Deposits                                                 427,367       370,631    345,776    350,446    337,280
Shareholders' Equity                                      52,613        55,091     47,817     47,402     39,775
Interest Income                                           43,062        40,076     35,676     34,365     35,719
Interest Expense                                          17,916        16,526     12,911     11,887     13,982
Net Interest Income                                       25,146        23,550     22,765     22,478     21,737
Provision for Loan/Lease Losses                            1,210           751        768      1,207      2,047
Net Securities Gains                                         -0-           -0-        121        -0-        -0-
Net Income                                                 9,179         8,718      8,137      8,135      7,205
Net Income Per Share                                        2.63          2.46       2.29       2.27       2.01
Cash Dividends Per Share                                    1.10           .99        .91        .82        .66
Return on Average Assets                                    1.62%         1.67%      1.62%      1.75%      1.65%
Return on Average
 Shareholders' Equity                                      16.74%        17.02%     17.20%     19.16%     19.50%
Shareholders' Equity to
 Average Assets                                              9.2%         10.2%       9.5%       9.4%       8.8%
Dividend Payout Ratio                                       41.5%         40.2%      39.7%      35.8%      31.9%
                                                                            (ACTUAL NUMERICAL COUNT)
----------------------------------------------------------------------------------------------------------------
Employees (Average
 Full-Time Equivalent)                                       221           219        219        219        216
Shareholders of Record                                     1,044         1,034      1,096      1,060        999
Full Service Banking Offices                                  11            10         10         10         10
Bank Access Centers (ATMs)                                    20            20         19         17         16

Consolidated Statements of Condition

                                                                     DECEMBER 31
                                                              1996               1995
------------------------------------------------------------------------------------------
ASSETS
 Cash and due from banks                                  $  25,318,664    $  20,756,874
 Available-for-sale securities, at fair value               167,903,720      146,626,489
 Held-to-maturity securities, fair value
  of $38,784,390 in 1996 and $40,219,442 in 1995             37,752,933       38,907,640
 Loans, net of unearned income                              350,409,423      321,289,950
 Less reserve for loan/lease losses                           4,778,600        4,703,600
------------------------------------------------------------------------------------------
          NET LOANS                                         345,630,823      316,586,350

 Bank premises and equipment, net                             6,923,996        7,173,397
 Accrued interest and other assets                            7,814,321        6,941,016
------------------------------------------------------------------------------------------
          TOTAL ASSETS                                    $ 591,344,457    $ 536,991,766
==========================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 Interest bearing:
  Checking                                                $  59,738,079    $  54,911,824
  Savings and money market                                  119,775,264      135,956,899
  Time                                                      169,856,561      106,348,614
 Non-interest bearing                                        77,996,989       73,413,699
------------------------------------------------------------------------------------------
          TOTAL DEPOSITS                                    427,366,893      370,631,036

 Federal funds purchased and securities sold
  under agreements to repurchase                             89,992,723       92,902,366
 Other borrowings                                            15,000,000       12,000,000
 Other liabilities                                            6,371,912        6,366,946
------------------------------------------------------------------------------------------
          TOTAL LIABILITIES                                 538,731,528      481,900,348
------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES
Shareholders' equity:
 Common Stock - par value $0.10 per share:
  Authorized 7,500,000 shares; issued and outstanding,
  3,336,394 shares in 1996 and 3,580,463 shares in 1995         333,639          358,046
 Surplus                                                     32,529,590       39,190,471
 Undivided profits                                           20,925,196       15,559,593
 Treasury stock, at cost, 21,203 shares in 1996                (604,286             -0-
 Net unrealized gain on available-for-sale securities,
  net of taxes                                                   65,651          909,361
 Deferred I.S.O.P. benefit expense                             (636,861)        (926,052)
------------------------------------------------------------------------------------------
          TOTAL SHAREHOLDERS' EQUITY                         52,612,929       55,091,419
------------------------------------------------------------------------------------------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $ 591,344,457    $ 536,991,767
==========================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME


                                                               YEAR ENDED DECEMBER 31
                                                        1996          1995          1994
--------------------------------------------------------------------------------------------
INTEREST INCOME
 Loans                                               $30,365,625   $28,835,374   $24,629,986
 Deposits with other banks                                48,465           -0-           -0-
 Federal funds sold                                      468,193       318,800       133,003
 Available-for-sale securities                        10,206,131     8,794,810     5,463,901
 Held-to-maturity securities                           1,973,711     2,127,045     5,449,691
--------------------------------------------------------------------------------------------
                        TOTAL INTEREST INCOME         43,062,125    40,076,029    35,676,581
--------------------------------------------------------------------------------------------

INTEREST EXPENSE
 Deposits:
  Time certificates of deposit of $100,000 or more     2,362,587       643,214       416,552
  Other deposits                                       9,776,583    10,017,458     8,483,734
  Federal funds purchased and securities
   sold under agreements to repurchase                 4,831,391     5,178,859     3,164,492
 Borrowed funds                                          945,589       686,384       846,314
--------------------------------------------------------------------------------------------
                       TOTAL INTEREST EXPENSE         17,916,150    16,525,915    12,911,092
--------------------------------------------------------------------------------------------
                          NET INTEREST INCOME         25,145,975    23,550,114    22,765,489
         LESS PROVISION FOR LOAN/LEASE LOSSES          1,209,943       751,258       767,675
--------------------------------------------------------------------------------------------
      NET INTEREST INCOME AFTER PROVISION FOR
                            LOAN/LEASE LOSSES         23,936,032    22,798,856    21,997,814
--------------------------------------------------------------------------------------------

OTHER INCOME
 Trust and investment services income                  2,660,358     2,290,328     2,205,139
 Service charges on deposit accounts                   1,727,206     1,696,467     1,669,275
 Credit card merchant income                           1,891,767     1,645,456     1,473,648
 Other service charges                                 1,136,639     1,007,820     1,380,980
 Other operating income                                  609,919       762,906       540,428
 Net securities gains                                        -0-           -0-       121,247
--------------------------------------------------------------------------------------------
                           TOTAL OTHER INCOME          8,025,889     7,402,977     7,390,717
--------------------------------------------------------------------------------------------

OTHER EXPENSES
 Salaries and wages                                    7,509,542     7,115,591     6,876,933
 Pension and other employee benefits                   1,759,191     1,830,579     1,887,234
 Net occupancy expense of bank premises                1,336,771     1,243,756     1,246,961
 Net furniture and fixture expense                     1,134,344     1,062,656     1,004,087
 Credit card operating expense                         1,751,495     1,475,258     1,311,276
 Other operating expenses                              4,149,654     4,137,778     5,505,928
--------------------------------------------------------------------------------------------
                         TOTAL OTHER EXPENSES         17,640,997    16,865,618    17,832,419
--------------------------------------------------------------------------------------------
                   INCOME BEFORE INCOME TAXES         14,320,924    13,336,215    11,556,112
                                 INCOME TAXES          5,141,924     4,618,404     3,419,240
--------------------------------------------------------------------------------------------
                                   NET INCOME        $ 9,179,000   $ 8,717,811   $ 8,136,872
============================================================================================
 Weighted average shares                               3,485,591     3,538,626     3,554,703
--------------------------------------------------------------------------------------------
 Net income per common share                         $      2.63   $      2.46   $      2.29
============================================================================================

See notes to consolidated financial statements

Consolidated Statements of Cash Flows

                                                                        YEAR ENDED DECEMBER 31
                                                                  1996          1995              1994
----------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                   $  9,179,000    $  8,717,811    $  8,136,872
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Provision for loan/lease losses                               1,209,943         751,258         767,675
  Depreciation and amortization                                 1,029,362         973,599         852,151
  Net accretion on securities                                    (133,490)       (271,826)       (437,970)
  Provision for deferred income taxes                             (93,966)        125,388        (163,627)
  Net securities gains                                               -0-             -0-         (121,247)
  Gains on sales of bank premises and equipment                    (7,904)        (12,890)        (11,094)
  Increase in other assets                                       (373,305)       (362,727)       (323,046)
  Increase in other liabilities                                   709,897       1,243,114           8,286
----------------------------------------------------------------------------------------------------------
    NET CASH PROVIDED BY OPERATING ACTIVITIES                  11,519,537      11,163,727       8,708,000
----------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
 Proceeds from maturities of available-for-sale securities     60,749,656      13,119,228      34,698,261
 Proceeds from maturities of held-to-maturity securities        6,883,128      39,820,981      24,227,836
 Proceeds from sales of available-for-sale securities                -0-             -0-          121,165
 Purchases of available-for-sale securities                   (82,498,371)     (1,977,187)    (22,086,627)
 Purchases of held-to-maturity securities                      (6,123,619)    (59,600,643)    (34,995,444)
 Purchases of FHLB stock                                         (454,500)        (83,100)          -0-
 Proceeds from sales of loans                                   1,047,969      10,824,697       5,175,909
 Net increase in loans                                        (30,169,287)    (31,927,122)    (29,810,189)
 Proceeds from sales of bank premises and equipment                18,100          34,710          44,560
 Purchases of bank premises and equipment                        (790,156)     (1,061,808)     (2,332,667)
 Deposit premium on acquired branch                              (500,000)           -0-             -0-
 Loans of acquired branch                                      (1,133,097)           -0-             -0-
----------------------------------------------------------------------------------------------------------
    NET CASH USED IN INVESTING ACTIVITIES                     (52,970,179)    (30,850,244)    (24,957,196)
----------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
 Net (decrease  increase in demand deposits,
  money market accounts and savings accounts                  (12,452,573)      9,204,102      (6,339,801)
 Net increase in time deposits                                 59,555,530      15,651,078       1,669,600
 Demand deposits, money market accounts and
  savings accounts of acquired branch                           5,680,482            -0-             -0-
 Time deposits of acquired branch                               3,952,417            -0-             -0-
 Net (increase) decrease in securities sold under
  repurchase agreements and Federal funds purchased            (2,909,643)     (9,335,787)     25,247,041
 Net increase in other borrowings                               3,000,000            -0-             -0-
 Cash dividends                                                (3,813,397)     (3,506,291)     (3,229,826)
 Sale of treasury stock                                            20,537            -0-             -0-
 Purchase of treasury stock                                      (627,000)           -0-             -0-
 Repurchase of common shares                                   (6,720,202)           -0-             -0-
 Decrease (increase) in deferred I.S.O.P. benefit expense         320,221         325,057      (1,267,992)
 Net proceeds from issuance of common stock                         6,061              57          19,917
----------------------------------------------------------------------------------------------------------
          NET CASH PROVIDED BY FINANCING ACTIVITIES            46,012,433      12,338,216      16,098,939
----------------------------------------------------------------------------------------------------------
   INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS             4,561,790      (7,348,301)       (150,257)
   Cash and cash equivalents at beginning of year              20,756,874      28,105,175      28,255,432
----------------------------------------------------------------------------------------------------------
    CASH AND CASH EQUIVALENTS AT END OF YEAR                 $ 25,318,664    $ 20,756,874    $ 28,105,175
==========================================================================================================
Supplemental disclosure of cash-flow information:
 Cash paid during the year for:
  Interest                                                   $ 17,897,649    $ 15,545,784    $ 12,704,581
  Income taxes                                                  5,302,225       4,145,301       3,568,713
----------------------------------------------------------------------------------------------------------
Non-cash investing and financing activities:
 Change in net unrealized holding gain (loss) on
  available-for-sale securities                              $ (1,454,674)   $  2,994,864    $ (5,592,337)
 Transfer of securities to available-for-sale                        -0-       87,516,398            -0-


See notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity

                                                                                           NET
                                                                                        UNREALIZED
                                                                                       GAIN/(LOSS)       DEFERRED
                                                                                       ON AVAILABLE-     I.S.O.P.
                                COMMON        TREASURY                     UNDIVIDED      FOR-SALE        BENEFIT
                                 STOCK         STOCK         SURPLUS       PROFITS      SECURITIES       EXPENSE           TOTAL
------------------------------------------------------------------------------------------------------------------------------------
BALANCES AT
JANUARY 1, 1994                $325,468        $     -0-   $29,779,771   $14,881,212   $ 2,415,897        $       -0-   $47,402,348
------------------------------------------------------------------------------------------------------------------------------------

Net income                                                                 8,136,872                                      8,136,872

Common stock
 issued (152 shares)                 15                          2,538                                                        2,553

Cash dividends
 ($.91 per share                                                          (3,229,826)                                    (3,229,826)

Change in net unrealized
 gain/(loss) net of taxes                                                               (3,244,606)                      (3,244,606)

Acquistion of shares
 for I.S.O.P. (55,000 shares)                                                                              (1,650,000)   (1,650,000)

I.S.O.P. shares released for
 allocation (12,734 shares)                                     17,364                                        382,008       399,372
------------------------------------------------------------------------------------------------------------------------------------
BALANCES AT
DECEMBER 31, 1994               325,483              -0-    29,799,673    19,788,258      (828,709)        (1,267,992)   47,816,713
------------------------------------------------------------------------------------------------------------------------------------

Net income                                                                 8,717,811                                      8,717,811

Common stock
 issued (453 shares)                 41                          8,590                                                        8,631

10% stock dividend
 (325,228 shares at
 $29 per share)                  32,522                      9,399,091    (9,440,185)                                        (8,572)

Cash dividends
 ($.99 per share)                                                          (3,506,291)                                   (3,506,291)

Change in net unrealized
 gain/(loss), net of taxes                                                               1,738,070                        1,738,070

I.S.O.P. shares released for
 allocation (11,397 shares)                                    (16,883)                                       341,940       325,057
------------------------------------------------------------------------------------------------------------------------------------
BALANCES AT
DECEMBER 31, 1995               358,046              -0-    39,190,471    15,559,593       909,361           (926,052)   55,091,419
------------------------------------------------------------------------------------------------------------------------------------


Net income                                                                 9,179,000                                      9,179,000

Common stock
 issued (302 shares)                 30                          6,031                                                        6,061

Common stock repurchased
 and returned to authorized
 and unissued status
 (244,371 shares)               (24,437)                    (6,695,765)                                                  (6,720,202)

Cash dividends
 ($1.10 per share)                                                        (3,813,397)                                    (3,813,397)

Treasury Stock purchased
 (22,000 shares)                                (627,000)                                                                  (627,000)

Treasury Stock sold
 (797 shares)                                     22,714        (2,177)                                                      20,537

Change in net unrealized
 gain/(loss), net of taxes                                                                (843,710)                        (843,710)

I.S.O.P. shares released for
 allocation  (9,640 shares)                                     31,030                                        289,191       320,221

------------------------------------------------------------------------------------------------------------------------------------
BALANCES AT
DECEMBER 31, 1996              $333,639        $(604,286)  $32,529,590   $20,925,196   $    65,651        $  (636,861)  $52,612,929
====================================================================================================================================

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 Summary of Significant Accounting Policies

BUSINESS: Tompkins County Trustco, Inc. ("the Company") is a registered bank holding company, organized under the laws of New York State. On April 26, 1995, the shareholders of Tompkins County Trust Company (the "Trust Company") approved a proposal to revise its corporate structure by establishing the Company as a one bank holding company. On January 1, 1996, the Trust Company became a wholly owned subsidiary of the Company and all outstanding shares of Trust Company common stock were converted to common shares of the Company. The holding company formation was accounted for similar to a pooling of interests. Accordingly, the financial information included herein combine: the results of operations, and the assets, liabilities, and shareholders' equity of the Company and the Trust Company for all periods presented. The Trust Company traces its charter back to 1836 and provides loan, deposit, and trust services to its customers primarily in Tompkins County, New York.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, the Trust Company. All significant intercompany balances and transactions are eliminated in consolidation. A description of significant accounting policies is presented below.

BASIS OF PRESENTATION: The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenue and expense during this reporting period.

CASH EQUIVALENTS: Cash equivalents in the consolidated statements of cash flows include cash and due from banks.

SECURITIES: Management determines the appropriate classification of debt and equity securities at the time of purchase. Securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Debt securities not classified as held-to-maturity and marketable equity securities are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, excluded from earnings and reported as a separate component of shareholders' equity.

Premiums and discounts are amortized or accreated over the life of the related security as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses, and declines in value judged to be other-than-temporary, are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

Transfers of securities between categories are recorded at fair value at the date of transfer.

A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed to be other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

LOANS AND LEASES: Loans are reported at their principal outstanding balance net of deferred loan fees and costs, and unearned income. The Company provides motor vehicle and equipment financing to its customers through direct financing leases. These leases are carried at the aggregate of lease payments receivable, plus estimated residual values, less unearned income. Unearned income on direct financing leases is amortized over the lease terms resulting in a level rate of return.

On January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 122, Accounting for Mortgage Servicing Rights, on a prospective basis. SFAS No. 122 requires the recognition of rights to service mortgage loans for others as separate assets however those servicing rights are acquired. It also requires the Company to assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. The adoption of SFAS No. 122 did not have a material impact on the Company's financial condition or results of operations.

RESERVE FOR LOAN/LEASE LOSSES: The reserve for loan/lease losses is periodically evaluated by management in order to maintain the reserve at a level sufficient to absorb probable credit losses. Management's evaluation of the adequacy of the reserve is based upon a review of the Company's historical loss experience, known and inherent risks in the loan and lease portfolios, the estimated value of collateral, and trends in delinquencies. External factors such as the level and trend of interest rates and the national and local economies are also considered.

Management considers a loan to be impaired if, based on current information, it is probable that the Company will be unable to collect all scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. Management excludes large groups of smaller balance homogeneous loans such as residential mortgages and consumer loans which are collectively evaluated. Impairment losses are included in the reserve for loan/lease losses through a charge to the provision for loan losses.

INCOME RECOGNITION ON IMPAIRED AND NONACCRUAL LOANS: Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well secured and in the process of collection. Loans that are past due less than 90 days may also be classified as nonaccrual if repayment in full of principal or interest is in doubt.

Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable time period, and there is a sustained period of repayment performance by the borrower in accordance with the contractual terms of the loan agreement. Payments received on loans carried as nonaccrual are generally applied as a reduction to principal. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis.

OTHER REAL ESTATE OWNED: Other real estate owned consists of properties formerly pledged as collateral to loans, which have

          Note 1 Summary of Significant Accounting Policies Continued

been acquired by the Company through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Other real estate owned is carried at the lower of the recorded investment in the loan or the fair value of the real estate, less estimated costs to sell. Upon transfer of a loan to foreclosure status, an appraisal is obtained and any excess of the loan balance over the fair value, less estimated costs to sell, is charged against the provision for loan losses. Expenses and subsequent adjustments to the fair value are treated as other operating expense.

BANK PREMISES AND EQUIPMENT: Land is carried at cost. Bank premises and equipment are stated at cost, less allowances for depreciation. The provision for depreciation for financial reporting purposes is computed generally by the straight-line method at rates sufficient to write-off the cost of such assets over their estimated useful lives. Bank premises are amortized over a period of 10-39 years, and furniture, fixtures, and equipment are amortized over a period of 2-20 years. Maintenance and repairs are charged to expense as incurred.

INCOME TAXES: Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

RETIREMENT PLANS: The Company's funding policy is to contribute the maximum amount annually that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but for those expected to be earned in the future.

OTHER POSTRETIREMENT BENEFITS: The estimated costs of providing medical and life insurance benefits are accrued over the years the employees render services necessary to earn those benefits. The Company is amortizing the discounted present value of the accumulated postretirement benefit obligation at January 1, 1993, over a 20-year transition period.

STOCK-BASED COMPENSATION: Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January l, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of the grant. Alternatively, SFAS No. 123 also allows the Company to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

DEPOSIT BASE INTANGIBLE: Deposit base intangible, resulting from a branch acquisition in 1996, is being amortized over the expected useful life of five years on a straight line basis. The amortization period is monitored to determine if circumstances require such period to be reduced. The Company periodically reviews its deposit base intangible asset for changes in circumstances that may indicate the carrying amount of the assets is impaired.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE: The Company enters into sales of U.S. Treasury and agency securities under agreements to repurchase (repurchase agreements). These repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as liabilities in the consolidated statements of financial condition. The amount of the securities underlying the agreements remains in the asset account. The Company has agreed to repurchase securities identical to those sold.

FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK: The Company does not engage in the use of derivative financial instruments, and the Company's only financial instruments with off balance sheet risk are loan commitments, standby letters of credit and commercial lines of credit.

TRUST DEPARTMENT: Assets held in fiduciary or agency capacities for customers are not included in the accompanying consolidated statements of condition, since such items are not assets of the Company. Fees associated with providing trust management services are recorded on a cash basis of income recognition and are included in Other Income.

PER SHARE AMOUNTS: Earnings per share are computed based on the weighted average number of shares outstanding reduced by unallocated shares held for the Investment and Stock Ownership Plan (I.S.O.P.) in each period. The exercise of outstanding stock options was not considered in the calculation as they did not have a material dilutive effect. In December 1995, the Company declared a 10% stock dividend. All share and per share data in the consolidated financial statements and related notes thereto have been retroactively adjusted to reflect the dividend.

RECLASSIFICATION: Certain reclassifications have been made to prior period amounts to conform to current year presentation.

Note 2 Securities
The following summarizes securities:

                                                 AVAILABLE-FOR-SALE SECURITIES
-------------------------------------------------------------------------------------------
                                                        GROSS       GROSS
                                         AMORTIZED    UNREALIZED  UNREALIZED      FAIR
DECEMBER 31, 1996:                          COST        GAINS       LOSSES       VALUE
-------------------------------------------------------------------------------------------
U.S. Treasury securities and
 obligations of U.S.
 Government agencies                    $142,647,771  $  948,407  $  867,546  $142,728,632
Mortgage-backed securities                22,092,358     201,525     169,195    22,124,688
-------------------------------------------------------------------------------------------
Total debt securities                    164,740,129   1,149,932   1,036,741   164,853,320
Equity securities                          3,050,400         -0-         -0-     3,050,400
-------------------------------------------------------------------------------------------
                                        $167,790,529  $1,149,932  $1,036,741  $167,903,720
===========================================================================================

Available-for-sale securities includes $3,050,400 in equity securities, which are carried at amortized cost since fair values are not readily determinable. This figure includes $2,014,100 of Federal Home Loan Bank Stock.

                                            HELD-TO-MATURITY SECURITIES
------------------------------------------------------------------------------------
                                                 GROSS       GROSS
                                  AMORTIZED    UNREALIZED  UNREALIZED      FAIR
DECEMBER 31, 1996:                   COST        GAINS       LOSSES       VALUE
------------------------------------------------------------------------------------
Obligations of states and
 political subdivisions           $37,752,933  $1,045,055     $13,598   $38,784,390
------------------------------------------------------------------------------------
Total debt securities             $37,752,933  $1,045,055     $13,598   $38,784,390
====================================================================================

                                        AVAILABLE-FOR-SALE SECURITIES
------------------------------------------------------------------------------------
                                                 GROSS       GROSS
                                  AMORTIZED    UNREALIZED  UNREALIZED      FAIR
DECEMBER 31, 1995:                   COST        GAINS       LOSSES       VALUE
------------------------------------------------------------------------------------
U.S. Treasury securities and
 obligations of U.S.
 Government agencies             $127,012,705  $1,720,858    $352,011  $128,381,552
Mortgage-backed securities         13,451,136     275,855      93,989    13,633,002
U.S. corporate securities           2,998,883      17,152         -0-     3,016,035
------------------------------------------------------------------------------------
Total debt securities             143,462,724   2,013,865     446,000   145,030,589
Equity securities                   1,595,900         -0-         -0-     1,595,900
------------------------------------------------------------------------------------
                                 $145,058,624  $2,013,865    $446,000  $146,626,489
====================================================================================

Available for sale securities includes $1,595,900 in equity securities, which are carried at amortized cost since fair values are not readily determinable. This figure includes $1,559,600 of Federal Home Loan Bank Stock.

                                       HELD-TO-MATURITY SECURITIES
------------------------------------------------------------------------------
                                            GROSS       GROSS
                              AMORTIZED   UNREALIZED  UNREALIZED     FAIR
DECEMBER 31, 1995:              COST        GAINS       LOSSES       VALUE
------------------------------------------------------------------------------
Obligations of states and
 political subdivisions      $38,907,640  $1,327,751     $15,949  $40,219,442
------------------------------------------------------------------------------
Total debt securities        $38,907,640  $1,327,751     $15,949  $40,219,442
==============================================================================

The amortized cost and estimated fair value of debt securities by contractual maturity are shown in the following table. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                           AMORTIZED
           DECEMBER 31, 1996                  COST       FAIR VALUE
---------------------------------------------------------------------
Available-for-Sale Securities
 Due in one year or less                   $ 19,522,055  $ 19,644,524
 Due after one year through five years       74,918,181    74,949,535
 Due after five years through ten years      48,207,535    48,134,573
---------------------------------------------------------------------
                                            142,647,771   142,728,632
 Mortgage-backed securities                  22,092,358    22,124,688
 Equity securities                            3,050,400     3,050,400
---------------------------------------------------------------------
                                           $167,790,529  $167,903,720
=====================================================================

                                                    Note 2 Securities continued

                                           AMORTIZED
DECEMBER 31, 1996                            COST      FAIR VALUE
------------------------------------------------------------------
Held-to-Maturity Securities
 Due in one year or less                  $ 7,966,913  $ 7,986,531
 Due after one year through five years     21,915,486   22,567,666
 Due after five years through ten years     7,525,534    7,846,142
 Due after ten years                          345,000      384,051
------------------------------------------------------------------
                                          $37,752,933  $38,784,390
==================================================================

There were no gains or losses from the sale of securities in 1996 or 1995. Gains from the sales of available-for-sale securities in 1994 were $932,318; losses from the sales of available-for-sale securities were $811,153.

In November 1995, the Financial Accounting Standards Board published "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (Guide). Concurrent with the initial adoption of the Guide but no later than December 31, 1995, the Company was permitted to reassess the appropriateness of the classifications of all securities held at that time and implement reclassifications without calling into question the intent of the Company to hold other debt securities to maturity in the future. Effective December 31, 1995, the Company transferred U.S. government agencies and corporate bonds, with a total amortized cost of $87,516,398 and a total fair value of $87,593,693, from the held-to-maturity portfolio to the available-for-sale portfolio. The net unrealized loss was $77,295. The transferred securities were reported at fair value, with the unrealized loss excluded from earnings and reported as a separate component of shareholders' equity, net of taxes.

At December 31, 1996, securities with an amortized cost of $94,460,904 were pledged to secure public deposits (as required by law).

               Note 3 Loan Classification Summary And Related Party Transactions

Loans at December 31, 1996 and 1995 are as follows:        1996          1995
----------------------------------------------------------------------------------
Commercial                                             $118,964,895  $109,825,966
Real estate construction                                  1,202,577       663,039
Real estate mortgage                                    151,712,943   132,566,305
Consumer                                                 66,860,082    66,025,662
Leases and other                                         12,939,997    13,733,007
----------------------------------------------------------------------------------
 Total loans                                            351,680,494   322,813,979
 Less unearned income                                     1,271,071     1,524,029
----------------------------------------------------------------------------------
 Total loans, net of unearned income                   $350,409,423  $321,289,950
==================================================================================

Directors and officers of the Company and their affiliated companies were customers of, and had other transactions with the Company in the ordinary course of business. Such loans and commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

Loan transactions with related parties with beginning of the year amounts adjusted to reflect new directorships, are summarized as follows:

                                         1996          1995
---------------------------------------------------------------
Balance January 1                     $2,899,869   $ 5,091,239
Retired director                            (155)   (2,071,531)
Resigned directors                      (263,600)          -0-
New director                                 -0-        44,082
New executive officers                    95,466           -0-
New loans and advances                   938,540       396,307
Loan payments                           (732,517)     (560,228)
---------------------------------------------------------------
Balance December 31                   $2,937,603   $ 2,899,869
===============================================================

During 1996, the Company sold $847,219 of education loans to the Student Loan Mortgage Association and sold $200,750 of mortgage loans to the Federal Home Loan Mortgage Corporation. The gain on sale of loans during 1996 was immaterial to the consolidated financial statements. During 1995, the Company sold $10,342,447 of education loans to the Student Loan Mortgage Association and recognized a gain of $250,425, which is included in other operating income in the consolidated statements of income. The Company sold $482,250 of mortgage loans to the Federal Home Loan Mortgage Corporation in 1995.

At December 31, 1996, the Company serviced mortgage loans for others aggregating $32,405,770, compared to $36,144,815 at
December 31, 1995.

Note 4 Reserve For Loan/Lease Losses
Changes in the reserve for loan/lease losses are summarized as follows:

                                        1996          1995         1994
----------------------------------------------------------------------------
Reserve at beginning of year        $ 4,703,600   $ 4,653,600   $4,403,600
Provisions charged to operations      1,209,943       751,258      767,675
Recoveries on loans                     414,994       402,159      376,157
Loans charged-off                    (1,549,937)   (1,103,417)    (893,832)
----------------------------------------------------------------------------
Reserve at end of year              $ 4,778,600   $ 4,703,600   $4,653,600
============================================================================

Trustco's recorded investment in loans/leases that are considered impaired totaled $1.2 million at December 31, 1996, and $1.1 million at December 31, 1995. The average recorded investment in impaired loans was $1.3 million in 1996, and less than $1 million in 1995. The December 31, 1996 recorded investment in impaired loans includes $582,000 of loans which had related reserves of $94,000. The December 31, 1995 recorded investment in impaired loans includes $760,000 of impaired loans, which had related reserves of $233,000. Interest income on impaired loans of $67,000 was recognized for cash payments received in 1996.

The principle balances of loans not accruing interest, including impaired loans, amounted to approximately $1,994,000, and $1,024,000 at December 31, 1996, and 1995. The difference between the interest income that would have been recorded if these loans had been paid in accordance with their original terms and the interest income recorded in the three year period ending December 31, 1996 was immaterial.

Note 5 Bank Premises And Equipment
Bank premises and equipment at December 31 were as follows:

                                                                         1996          1995
------------------------------------------------------------------------------------------------
Land                                                                 $   682,554    $   682,554
Bank premises                                                          6,392,038      6,193,382
Furniture, fixtures and equipment                                      9,520,792      9,028,050
Accumulated depreciation                                              (9,671,388)    (8,730,589)
------------------------------------------------------------------------------------------------
                                                                     $ 6,923,996    $ 7,173,397
================================================================================================

Depreciation and amortization expense in 1996, 1995 and 1994 are included in operating expenses as follows:

                                             1996       1995           1994
---------------------------------------------------------------------------------
Bank premises                             $  312,369   $319,704       $274,112
Furniture, fixtures and equipment            716,993    653,895        578,039
---------------------------------------------------------------------------------
                                          $1,029,362   $973,599       $852,151
=================================================================================

Note 6 Deposits

The aggregate total Time Deposits of $100,000 or more was $70,022,038 at December 31, 1996, and $14,214,825 at December 31, 1995. Of the balance outstanding at December 31, 1996, approximately $66,649,000 have maturities of one year or less.

As of December 31, 1996, the Company had time deposits with scheduled maturities as follows:

            (In thousands)
                 1997                        $145,439
                 1998                          16,031
                 1999                           2,874
                 2000                           2,410
                 2001 and thereafter            3,103

          Note 7 Federal Funds Purchased and Securities Sold Under Agreements To Repurchase

Repurchase agreement information as of December 31, 1996 is summarized as follows:

                                         ASSETS SOLD             REPURCHASE LIABILITY
----------------------------------------------------------------------------------------
                                   Carrying         Fair                      Interest
                                    Amount          Value         Amount        Rate
----------------------------------------------------------------------------------------
Maturity/Type of Asset
2 to 30 days:
 U.S. Treasury securities          $   255,420    $   250,837    $   253,210      5.25%
31 to 90 days:
 U.S. Government Agency
 securities                          1,119,362      1,109,083      1,119,362      5.40%
Over 90 days:
 U.S. Treasury securities            8,326,830      8,474,038      8,301,860      5.57%
 U.S. Government Agency
 securities                          4,521,944      4,493,746      4,581,375      5.44%
Mortgage-backed
 certificates                          416,896        426,514        418,440      5.54%
Demand:
 U.S. Treasury securities           15,271,399     15,428,180     15,333,816      4.26%
 U.S. Government Agency securities  41,596,157     41,326,955     41,592,978      5.01%
 Mortgage-backed
 certificates                       14,895,857     14,848,500     14,591,682      5.23%
----------------------------------------------------------------------------------------
                                   $86,403,865    $86,357,853    $86,192,723      5.00%
========================================================================================

At December 31, 1996, the Company had unsecured borrowings of $3,800,000 in the form of overnight Federal funds purchased, at an interest rate of 7.25%. The average balance of Federal funds purchased during 1996 was $545,902. There were no Federal funds purchased at December 31, 1995.

Information concerning borrowings under repurchase agreements for the years ended December 31 is as follows:

                                        1996           1995
----------------------------------------------------------------
Total outstanding at December 31    $ 86,192,723   $ 92,902,366
Maximum month-end balance            104,045,238    104,938,867
Average balance                       92,383,979     91,435,128
----------------------------------------------------------------
Weighted average interest rate              5.20%          5.62%
================================================================

At December 31, 1996, substantially all of the above securities were held by the Bank of New York or the Federal Reserve Bank of New York.


                                                                   Note 8 Leases

The Company leases land, buildings, and equipment under operating lease arrangements.

Rental expense included in operating expenses amounted to $339,588 in 1996, $363,266 in 1995, and $381,956 in 1994.

The future minimum rental commitments as of December 31, 1996 for all non-cancelable operating leases are as follows:

                 1997          $  323,683
                 1998             293,399
                 1999             284,558
                 2000             275,931
                 2001             259,489
                 Thereafter     4,265,844

Most leases include options to renew for periods ranging from five to 20 years. Options to renew are not included in the above future minimum rental commitments.

Note 9 Employee Benefit Plans

The Company has a noncontributory defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and a percentage of the employee's average compensation for the five highest consecutive years in the last ten years of employment.

The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated statements of condition at December 31, 1996 and 1995:

                                                                                            1996           1995
-------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
 Accumulated benefit obligation, including vested benefits of
  $8,521,640 in 1996 and $7,666,455 in 1995                                             $ (8,574,571) $ (7,687,341)
====================================================================================================================
Projected benefit obligation for service rendered to date                                (10,569,750) $(10,131,155)
Plan assets at fair value, primarily government securities and common stocks including the Company stock having a fair value of
 $758,654 and $736,364 at September 30, 1996 and 1995, respectively                       12,000,461    10,517,942
-------------------------------------------------------------------------------------------------------------------
Plan assets over projected benefit obligation                                              1,430,711       386,787
Unrecognized net loss from past experience different from that
 assumed and changes in assumptions                                                          471,769       850,282
Prior service cost not yet recognized in net periodic pension cost                           202,346       217,242
Unrecognized net asset at September 30, 1996 net of amortization                            (487,134)     (555,858)
-------------------------------------------------------------------------------------------------------------------
Prepaid pension cost included in other assets                                           $  1,617,692  $    898,453
====================================================================================================================

Net periodic pension cost included the following components:                   1996           1995          1994
------------------------------------------------------------------------------------------------------------------
Service cost benefits earned during the period                           $    332,115   $    326,242  $    313,745
Interest cost on projected benefit obligation                                 731,029        697,552       662,551
Actual return on plan assets                                               (1,160,837)    (1,452,811)      113,400
Net amortization and deferral                                                 192,326        659,144      (941,583)
------------------------------------------------------------------------------------------------------------------
Net periodic pension cost                                                $     94,633   $    230,127  $    148,113
===================================================================================================================

The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.5% and 5.0%, respectively, at December 31, 1996 and 1995. The expected long-term rate of return on plan assets was 8.5% in 1996 and 1995. Trustco's contributions to the plan totaled $515,409 in 1996, $642,359 in 1995, and $590,582 in 1994.

In addition, the Company has an Investment and Stock Ownership Plan ("I.S.O.P.") which contains a deferred profit-sharing and employee stock ownership plan which cover substantially all employees. The I.S.O.P. allows for contributions either in the form of cash or stock of the Company. Contributions are determined by the Board of Directors and are limited to a maximum amount as stipulated in the plan.

In 1994 the employee stock ownership plan of the I.S.O.P. borrowed $1,650,000 from the Company to purchase 55,000 common shares of the Company. The debt has a term of 10 years and an interest rate of 7%. At December 31, 1996, 33,771 shares were released and 21,229 remained as unallocated shares. The fair value of the unallocated shares on December 31, 1996 was $705,433. Shares will be released to the employee stock ownership plan based on the principal only method. Cash dividends received by the employee stock ownership plan on unallocated shares will be used to pay down the employee stock ownership plan's debt. The Company recognized compensation expense for the I.S.O.P. of $289,191 in 1996, $341,940 in 1995, and $382,008 in 1994.

The Company provides health care benefits to its employees on a self insured basis up to $60,000 per employee, per year, and $1,000,000 over the employee's lifetime. Stop loss insurance provides coverage to the Company in the event that an employee's annual health care costs exceed $60,000. Management believes that adequate provision has been made for all incurred and incurred but not reported claims.

In addition to the defined pension plan, the Company offers postretirement medical coverage, life insurance and prescription drug coverage to full time employees who have worked 10 years and attained age 55. Medical coverage is contributory with contributions reviewed annually. The Company assumes the majority of the cost for all benefits, while retirees share some of the cost through co-insurance and deductibles. The cost for post employment medical coverage is capped at $3,000 annually. The Company pays 75% of retiree medical coverage until the cost of the coverage exceeds this cap. Once the cap is reached, retirees pay the full cost of any amount above the cap.

The following table represents the Plan's funded status and amounts recognized in the Company's consolidated statements of condition at December 31, 1996 and 1995:

                                         Note 9 Employee Benefit Plans continued

                                                                          1996           1995
------------------------------------------------------------------------------------------------
Accumulated Postretirement Benefit Obligation:
 Retirees                                                             $(1,486,321)  $(1,282,798)
 Active employees                                                        (598,067)     (686,094)
 Spouses and others                                                      (805,871)   (1,196,631)
------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation                          (2,890,259)   (3,165,523)
Plan assets at fair value                                                     -0-           -0-
------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation
 in excess of plan assets                                              (2,890,259)   (3,165,523)
Unrecognized transition obligation                                      1,848,343     1,963,865
Unrecognized (gain) loss                                                 (138,039)      315,250
------------------------------------------------------------------------------------------------
Accrued postretirement benefit cost included in other liabilities     $(1,179,955)  $  (886,408)
================================================================================================

The weighted average annual assumed rate of increase in the per capita cost of covered benefits (the health care cost trend rate) is 9% beginning in 1997, and is assumed to decrease gradually to 5% in 2045 and beyond. The actual cost of benefits for 1996 and projected costs for 1997 were used. Increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by $87,925 and the net periodic postretirement benefit cost for 1996 by $12,182.

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% on December 31, 1996 and 1995.

Net periodic postretirement benefit cost includes the following components:

                                                         1996       1995       1994
--------------------------------------------------------------------------------------
Amortization of transition obligation over 20 years    $115,522   $115,522   $115,522
Service cost                                             74,248     50,083     48,362
Interest cost                                           199,528    219,448    208,463
Amortization (gain)/loss                                    -0-      1,477      8,448
Retired employee reimbursements                             -0-    (29,979)       -0-
--------------------------------------------------------------------------------------
Net periodic postretirement benefit cost               $389,298   $356,551   $380,795
======================================================================================

                                                Note 10 Stock Based Compensation

In 1992, the Company adopted a stock option plan (the "Plan") pursuant to which, the Board of Directors may grant stock options to officers and key employees. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. Stock options may not have a term in excess of 10 years, and have vesting periods that range between one and five years from the grant date. The Plan authorized grants of options up to 169,400 shares of authorized but unissued common stock.

At December 31, 1996, there were 42,044 additional shares available for grant under the Plan. No options were granted in 1995. The per share weighted average fair value of stock options granted during 1996 was $7.06 on the date of grant. The fair value was arrived at using the Black Scholes option-pricing model with the following weighted-average assumptions: expected dividend yield 3.97%, risk free interest rate of 5.61%, expected life of 8 years, and a 26.19% volatility ratio.

The Company applies APB Opinion No. 25 in accounting for its Plan, and accordingly, no compensation cost has been recognized for stock options in the accompanying consolidated financial statements. Had the Company determined compensation cost based on the fair value of its stock options at the grant date under SFAS No. 123, the Company's net income and earnings per share would have been reduced to pro forma amounts indicated below:

                                                                      1996
-----------------------------------------------------------------------------
             Net Income:
              As Reported                                          $9,179,000
              Pro forma                                             9,103,674
-----------------------------------------------------------------------------
             Earnings Per Share:
              As Reported                                          $     2.63
              Pro forma                                                  2.61
=============================================================================

Note 10 Stock Based Compensation continued

The full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts because compensation cost is reflected over an average vesting period of three years and pro forma net income reflects only options granted in 1996.

Stock option activity during the periods indicated is as follows:

1994                                     NUMBER OF SHARES              WTD. AVG. EXERCISE PRICE
-------------------------------------------------------------------------------------------------------------
Beginning Balance                              55,629                        $19.40
Granted                                        12,320                         31.36
Exercised                                        (152)                        16.82
Forfeited                                      (1,058)                        20.81
-------------------------------------------------------------------------------------------------------------
Outstanding at end of year                     66,739                         21.65
=============================================================================================================
Exercisable at year end                        23,550                        $18.75
=============================================================================================================

1995                                     NUMBER OF SHARES              WTD. AVG. EXERCISE PRICE
-------------------------------------------------------------------------------------------------------------
Beginning Balance                              66,739                        $21.65
Exercised                                        (453)                        19.00
-------------------------------------------------------------------------------------------------------------
Outstanding at end of year                     66,286                         21.65
=============================================================================================================
Exercisable at year end                        39,616                        $19.85
=============================================================================================================

1996                                     NUMBER OF SHARES              WTD. AVG. EXERCISE PRICE
-------------------------------------------------------------------------------------------------------------
Beginning Balance                              66,286                        $21.65
Granted                                        59,900                         28.90
Exercised                                        (302)                        20.07
-------------------------------------------------------------------------------------------------------------
Outstanding at end of year                    125,884                         25.11
=============================================================================================================
Exercisable at year end                        55,861                        $20.49
=============================================================================================================

The following summarizes outstanding and exercisable options at December 31, 1996:

                                                  OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
-----------------------------------------------------------------------------------------------------------------------------
             RANGE OF                              WEIGHTED AVERAGE        WEIGHTED                              WEIGHTED
             EXERCISE                 NUMBER           REMAINING           AVERAGE              NUMBER           AVERAGE
              PRICES                OUTSTANDING    CONTRACTUAL LIFE     EXERCISE PRICE       EXERCISABLE      EXERCISE PRICE
           $16.00-22.00             38,116               5.5 yrs           $17.87              38,116              5.5 yrs
           $22.00-32.00             87,768               8.5 yrs           $28.26              17,745              7.0 yrs
-----------------------------------------------------------------------------------------------------------------------------
                                   125,884                                                     55,861
=============================================================================================================================

Note 11 Income Taxes

Total income tax expense (benefit) was allocated as follows:      1996             1995             1994
-----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                    $5,141,924         $4,618,404      $ 3,419,240
Shareholders' equity for
 unrealized
 gain (loss) on available-for-sale securities                   (610,964)         1,256,792       (2,347,731)
-----------------------------------------------------------------------------------------------------------------------------
                                                              $4,530,960         $5,875,196      $ 1,071,509
=============================================================================================================================

The income tax expense (benefit) attributable to income from operations is summarized as follows:

                                                               CURRENT            DEFERRED           TOTAL
----------------------------------------------------------------------------------------------------------------------------
1996:
  Federal                                                     $4,013,153         $ (98,571)        $3,914,582
  State                                                        1,222,737              4,605         1,227,342
-----------------------------------------------------------------------------------------------------------------------------
                                                              $5,235,890         $ (93,966)        $5,141,924
=============================================================================================================================
1995:
  Federal                                                     $3,386,535         $  72,026         $3,458,561
  State                                                        1,106,481            53,362          1,159,843
-----------------------------------------------------------------------------------------------------------------------------
                                                              $4,493,016         $ 125,388         $4,618,404
=============================================================================================================================
1994:
  Federal                                                     $2,678,655         $(123,914)        $2,554,741
  State                                                          904,212           (39,713)           864,499
-----------------------------------------------------------------------------------------------------------------------------
                                                              $3,582,867         $(163,627)        $3,419,240
=============================================================================================================================

16

                                                  Note 11 Income Taxes continued

The primary reasons for the differences between income tax expense and the amount computed by applying the statutory federal income tax rate to earnings are as follows:

                                                   1996      1995     1994
----------------------------------------------------------------------------
Statutory federal income tax rate                  34.0%   34.0%     34.0%
State income taxes, net of federal tax benefit      5.7     5.7       5.0
Tax exempt income                                  (4.4)   (5.2)     (5.9)
All other                                           0.6     0.1      (3.5)
----------------------------------------------------------------------------
                                                   35.9%   34.6%     29.6%
============================================================================

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                  1996        1995
----------------------------------------------------------------------
Deferred tax assets:
 Reserve for loan/lease losses                 $1,845,971  $1,832,276
 Compensation and benefits                      1,100,999     885,458
 Other                                             98,440      71,713
----------------------------------------------------------------------
Total deferred tax assets                       3,045,410   2,789,447
----------------------------------------------------------------------
Deferred tax liabilities:
 Leasing transactions                           1,542,802   1,431,709
 Prepaid pension                                  645,499     482,767
 Depreciation                                     223,735     263,033
 Other                                            368,150     440,680
----------------------------------------------------------------------
Total deferred tax liabilities                  2,780,186   2,618,189
----------------------------------------------------------------------
Net deferred tax asset                         $  265,224  $  171,258
======================================================================

This analysis does not include the recorded deferred tax liabilities of $47,540 and $658,503 related to the unrealized appreciation in the available-for-sale securities portfolio as of December 31, 1996 and 1995, respectively.

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Based on its assessment, management determined that no valuation allowance is necessary.

               NOTE 12 Commitments, Contingent Liabilities, and Other Borrowings

Loan commitments are made to accommodate the financial needs of the Company's customers. Standby letters of credit commit the Company to make payments on behalf of customers when certain specified future events occur. They primarily are issued to facilitate customers' trade transactions.

Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Company's normal credit policies. Collateral (e.g., securities, receivables, inventory, and equipment) is obtained based on management's credit assessment of the customer.

The Company's maximum potential obligation to extend credit for loan commitments (unfunded loans and unused lines of credit) and standby letters of credit outstanding at December 31 (in thousands) was as follows:

                                                 1996        1995
--------------------------------------------------------------------
Loan commitments                                $69,195     $61,710
Standby letters of credit                         1,145       6,526
Commercial lines of credit                       11,604      13,058
--------------------------------------------------------------------
                                                $81,944     $81,294
====================================================================

The Company has available line of credit agreements with banks permitting borrowings to a maximum of approximately $8,500,000. On December 31, 1996, advances against those lines amounted to $3,800,000. At December 31, 1996, the Company had $15,000,000 of debt secured by one-to-four family variable rate mortgages with scheduled principal repayments of $8,000,000 in 1997, and $7,000,000 in 1998 at interest rates ranging from 5.00% to 6.46%. The Company has $53,712,200 in unused lines of credit with the Federal Home Loan Bank. At December 31, 1995, the Company had $12,000,000 of debt secured by one-to-four family variable rate mortgages with interest rates ranging from 4.61% to 6.42%.

The Company is required to maintain reserve balances by the Federal Reserve Bank of New York. On December 31, 1996, the reserve requirement totaled $2,504,000.

Note 13 Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1996 and 1995. The carrying amounts shown in the table are included in the consolidated statements of condition under the indicated captions.

Estimated Fair Value of Financial Instruments:

                                             1996                       1995
----------------------------------------------------------------------------------------
                                    CARRYING       FAIR         CARRYING       FAIR
                                     AMOUNT        VALUE         AMOUNT        VALUE
----------------------------------------------------------------------------------------
Financial Assets

 Cash and cash equivalents          25,318,664    25,318,664    20,756,874    20,756,874
 Securities - Available-for-Sale   167,903,720   167,903,720   146,626,489   146,626,489
 Securities - Held-to-Maturity      37,752,933    38,784,390    38,907,640    40,219,442
 Loans                             350,409,423   352,792,209   321,289,950   323,332,820

Financial Liabilities

 Time Deposits                     169,856,561   172,249,046   106,348,614   108,292,669
 Other Deposits                    257,510,332   257,510,332   264,282,422   264,282,422
 Federal funds purchased &
   repurchase agreements            89,992,723    90,715,339    92,902,366    94,112,628
 Borrowings                         15,000,000    15,081,781    12,000,000    12,031,384
========================================================================================

The following methods and assumptions were used in estimating fair value disclosures for financial instruments:

CASH AND CASH EQUIVALENTS: The carrying amounts reported in the consolidated statements of condition for cash and short-term instruments approximate the fair value of those assets.

SECURITIES: Fair values for securities are based on quoted market prices. When no secondary market exists to quote a market price, the book value of the security is used as its fair value. Note 2 discloses the fair values of securities.

LOANS: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value of fixed rate loans was estimated using discounted cash flow analyses, and interest rates currently offered for loans with similar terms and credit quality.

DEPOSITS: The fair values disclosed for demand deposits (e.g. interest and non-interest checking) are, by definition, equal to the amount payable on demand at the reporting date (i.E., The carrying amounts). The carrying amounts of variable rate money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate time deposits and repurchase agreements are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregate expected monthly maturities.

FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS: The carrying amounts of Federal funds purchased and securities sold under agreements to repurchase with maturities of 90 days or less approximate their fair values. Fair values of repurchase agreements with maturities of more than 90 days are estimated using discounted cash flow analyses based on the company's current incremental borrowing rate for similar types of borrowing arrangements.

BORROWINGS: The fair value of borrowings was estimated using discounted cash flow analysis using the weighted average interest rate on the outstanding debt.

OFF BALANCE SHEET INSTRUMENTS: The fair value of outstanding loan commitments and standby letters of credit are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the counterparties' credit standing and discounted cash flow analyses. The fair value of these instruments approximates the value of the related fees and is not material.

Note 14 Regulation and Supervision

Trustco and the Trust Company are subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action ("PCA"), The Trust Company must meet specific guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications of the Company and the Trust Company are also subject to qualitative judgments by regulators concerning components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes that the Company and the Trust Company meet all capital adequacy requirements to which they are subject.

As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Trust Company as well capitalized under the regulatory framework for PCA. To be categorized as well capitalized, the Company and the Trust Company must maintain total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the capital category of the Trust Company.

                                    Note 14 Regulation and Supervision continued

Actual capital amounts and ratios of the Company and the Trust Company are as follows:

                                                                  REQUIRED              REQUIRED
                                                                    TO BE                 TO BE
                                               ACTUAL      ADEQUATELY CAPITALIZED   WELL CAPITALIZED
------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                              AMOUNT/RATIO        AMOUNT/RATIO          AMOUNT/RATIO
------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1996:
Total Capital (to Risk weighted assets)

 Trustco (Consolidated)                      $56,420/16.1%     *$27,987/*8.0%         *$34,984/*10.0%
 Trust Company                               $55,408/15.9%     *$27,907/*8.0%         *$34,884/*10.0%

Tier I Capital (to Risk weighted assets)

 Trustco (Consolidated)                      $52,047/14.9%     *$13,994/*4.0%          *$20,991/*6.0%
 Trust Company                               $51,047/14.6%     *$13,954/*4.0%          *$20,931/*6.0%

Tier I Capital (to Average Assets)

 Trustco (Consolidated)                      $ 52,047/8.9%     *$23,512/*4.0%          *$29,390/*5.0%
 Trust Company                               $ 51,047/8.7%     *$23,505/*4.0%          *$29,381/*5.0%
------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1995:

Total Capital (to Risk weighted assets)

 Trustco (Consolidated)                               N/A                N/A                      N/A
 Trust Company                               $58,376/17.4%     *$26,841/*8.0%          *$33,551/*10.0%

Tier I Capital (to Risk weighted assets)

 Trustco (Consolidated)                               N/A                N/A                     N/A
 Trust Company                               $54,182/16.2%     *$13,420/*4.0%          *$20,131/*6.0%

Tier I Capital (to Average Assets)

 Trustco (Consolidated)                               N/A                N/A                     N/A
 Trust Company                               $54,182/10.1%     *$21,431/*4.0%          *$26,789/*5.0%
======================================================================================================

* = Greater than or equal to

The Company is subject to legal limitations on the amount of dividends that can be paid to shareholders. Generally, dividends are limited to retained net profits for the current year and two preceding years which amounted to $15,484,169 as of December 31, 1996.

N/A - Not applicable as the Company was formed on January 1, 1996.

                      Note 15 Condensed Parent Company Only Financial Statements

Condensed Financial Statements for Tompkins County Trustco, Inc. (the "Parent Company") as of December 31, 1996, are presented below. The Parent Company was established on January 1, 1996; therefore, no prior year information is presented.

CONDENSED STATEMENT OF CONDITION
---------------------------------------------------------------------------
(in thousands)                                                       1996
---------------------------------------------------------------------------
Assets
Available-for-sale securities carried at cost                    $ 1,000
Investment in bank, at equity                                     51,613
--------------------------------------------------------------------------
                                    Total Assets                 $52,613
==========================================================================
Shareholders' Equity
Common stock                                                         334
Surplus                                                           32,529
Undivided profits                                                 20,925
Treasury stock                                                      (604)
Net unrealized gain or loss on available for sale securities          66
Deferred I.S.O.P. benefit expense                                   (637)
--------------------------------------------------------------------------
                      Total Shareholders' Equity                 $52,613
==========================================================================
CONDENSED STATEMENT OF INCOME
--------------------------------------------------------------------------
(in thousands)                                                      1996
--------------------------------------------------------------------------
Dividends received from bank                                      11,814
Equity in undistributed income of bank                            (2,635)
--------------------------------------------------------------------------
                                    Net Income                   $ 9,179
==========================================================================
CONDENSED STATEMENT OF CASH FLOWS
(in thousands)                                                       1996
---------------------------------------------------------------------------

Note 15 Condensed Parent Company Only Financial Statements continued

Operating Activities
  Net Income                                                                      $  9,179
  Adjustments to reconcile net income to cash provided by operating activities:
  Equity in undistributed earnings of bank                                           2,635
--------------------------------------------------------------------------------------------
                              Net Cash Provided by Operating Activities
                                                                                    11,814
--------------------------------------------------------------------------------------------
Investing Activities
  Purchase of securities                                                            (1,000)
--------------------------------------------------------------------------------------------
                                  Net Cash Used in Investing Activities             (1,000)
--------------------------------------------------------------------------------------------
Financing Activities
  Dividends paid on common stock                                                    (3,813)
  Purchase of Treasury stock                                                          (627)
  Repurchase of common shares                                                       (6,720)
  Decrease in I.S.O.P benefit expense                                                  320
  Issuance of common stock                                                              26
--------------------------------------------------------------------------------------------
                                  Net Cash Used in Financing Activities            (10,814)
--------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents                                       -0-
--------------------------------------------------------------------------------------------
Cash At January 1, 1996                                                                -0-
--------------------------------------------------------------------------------------------
Cash At December 31, 1996                                                              -0-
============================================================================================

Note 16 Unaudited Interim Financial Information

Selected unaudited quarterly financial data for 1996 and 1995 follows:                    1996
------------------------------------------------------------------------------------------------------------
(in thousands except per share data)                                      FIRST   SECOND    THIRD   FOURTH
------------------------------------------------------------------------------------------------------------
 Interest income                                                          $10,303  $10,570  $11,001  $11,188
 Interest expense                                                           4,214    4,302    4,577    4,823
 Net interest income                                                        6,089    6,268    6,424    6,365
 Provision for loan/lease losses                                              204      251      258      497
 Income before income taxes                                                 3,384    3,547    3,925    3,465
 Net income                                                                 2,200    2,314    2,532    2,133
 Net income per common share                                                  .62      .65      .72      .64
============================================================================================================

                                                                                          1995
------------------------------------------------------------------------------------------------------------
(in thousands except per share data)                                       FIRST   SECOND    THIRD   FOURTH
------------------------------------------------------------------------------------------------------------
 Interest income                                                           $9,565   $9,860  $10,280  $10,371
 Interest expense                                                           3,937    4,184    4,137    4,268
 Net interest income                                                        5,628    5,676    6,143    6,103
 Provision for loan/lease losses                                               83      134      178      356
 Income before income taxes                                                 3,074    3,117    3,958    3,187
 Net income                                                                 2,060    2,077    2,573    2,008
 Net income per common share                                                  .58      .59      .72      .57
============================================================================================================

All per share amounts have been adjusted to reflect stock dividends.

MANAGEMENT'S STATEMENT OF RESPONSIBILITY

  Management is responsible for preparation of the consolidated financial statements and related financial information contained in all sections of this annual report, including the determination of amounts that must necessarily be based on judgments and estimates. It is the belief of management that the consolidated financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances and that the financial information appearing throughout this annual report is consistent with the consolidated financial statements.

  Management depends upon the Company's system of internal accounting controls to meet its responsibility for reliable financial statements. The system is designed to provide reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management's authorization and are properly recorded.

  The Audit/Examining committee of the Board of Directors, composed solely of outside directors, meets periodically and privately with management, internal auditors and independent auditors, KPMG Peat Marwick LLP, to review matters relating to the quality of financial reporting, internal accounting control, and the nature, extent and results of audit efforts. The independent and internal auditors have unlimited access to the Audit/Examining committee to discuss all such matters. The consolidated financial statements have been audited by the Company's independent auditors for the purpose of expressing an opinion on the consolidated financial statements.

                    /s/ James J. Byrnes        /s/ Richard D. Farr


                    James J. Byrnes            Richard D. Farr
                    Chief Executive Officer    Chief Financial Officer


REPORT OF KPMG PEAT MARWICK LLP,
INDEPENDENT AUDITORS

BOARD OF DIRECTORS AND SHAREHOLDERS
TOMPKINS COUNTY TRUSTCO, INC.

  We have audited the accompanying consolidated statements of condition of Tompkins County Trustco, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The accompanying statements of income, changes in shareholders' equity and cash flows of Tompkins County Trustco, Inc. for the year ended December 31, 1994, were audited by other auditors whose report thereon dated January 13, 1995, referred to changes in accounting for securities and other postretirement benefits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the 1996 and 1995 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tompkins County Trustco, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

SYRACUSE, NEW YORK
JANUARY 17, 1997

MANAGEMENT DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS 1996

OVERVIEW

   Tompkins County Trustco ("the Company") is the parent company of Tompkins County Trust Company (the "Trust Company" or "the Bank"). The Trust Company is an independent community bank whose primary service area is Tompkins County, New York. Through the Bank, the Company provides a full range of financial services including: deposits, trust and investment services, commercial lending, consumer lending, residential mortgage lending, cash management, and electronic banking.

   The Company generates interest and other income through finance charges on outstanding loan balances, loan servicing fees, interest on investments, trust and investment service fees, and processing fees. Primary costs are related to the funding of loans receivable and investments. Costs include interest paid on deposits, securities sold under agreements to repurchase, and borrowings.

   The following analysis is intended to provide the reader with a further understanding of the consolidated financial condition and results of operations of the Company and its operating subsidiary for the periods shown. It should be read in conjunction with the consolidated financial statements and notes thereto for a full understanding of this analysis.

RESULTS OF OPERATIONS

   Net income for 1996 was $9.2 million, or $2.63 per share; increasing from $8.7 million, or $2.46 per share in 1995; and $8.1 million, or $2.29 per share in 1994. The 5.3% growth in 1996 earnings, continues an earnings growth trend that saw 1995 earnings increase by 7.1% over 1994 earnings.

   Return on average shareholders' equity and return on average total assets have remained relatively stable over the past three years, as illustrated in Table 1. The modest decline in the return on assets in 1996 is due to an 8.6% growth in average assets during the year, which outpaced the growth in earnings. The return on average shareholders' equity also declined modestly during the year, as growth in average equity also outpaced earnings growth. Total equity of $52.6 million on December 31, 1996, represents a 4.5% decline from the previous year due to a $6.7 million stock repurchase that was completed in October 1996. The reduction in total equity capital should have a positive impact on return on average shareholders' equity in 1997.

TABLE 1 - RETURN ON SHAREHOLDERS' EQUITY AND ASSETS

DECEMBER 31                                            1996    1995    1994
-----------------------------------------------------------------------------
Return on average shareholders' equity                 16.74%  17.02%  17.20%
Return on average total assets                          1.62    1.67    1.62
=============================================================================

   Earnings growth was supported by growth in loans receivable and securities, which increased by $29.1 million and $20.1 million, respectively during 1996. Total loans receivable grew by $20.2 million in 1995, while securities increased by $11.9 million. Earning asset growth helped offset modest declines net interest margin, to support growth in net interest income of $1.6 million in 1996, and $785,000 in 1995.

NET INTEREST INCOME

   Tax-equivalent net interest income has increased steadily over the past three years from $23.9 million in 1994, to $24.7 million in 1995, to $26.2 million in 1996. Table 2 illustrates the trend in average earning assets and costing liabilities, and the corresponding yield or cost associated with each. Tax-equivalent net interest margin has been relatively stable at 5.06% in 1994, 5.01% in 1995, and 4.90% in 1996. The modest declining trend is primarily due to a change in composition of liabilities. During 1995, the Company began experiencing a shift in deposit liabilities from interest checking, savings, and money market accounts, to higher cost time deposits. This trend is indicative of the highly competitive market for retail deposit customers, and more attentive management of funds by consumers. Average total time deposits represented 24.7% of average total assets as of December 31, 1996, compared to 19.0% on December 31, 1995, and 17.8% on December 31, 1994.

TABLE 2 - AVERAGE STATEMENTS OF CONDITION AND NET INTEREST ANALYSIS


DECEMBER 31                                        1996                            1995                          1994
------------------------------------------------------------------------------------------------------------------------------------
                                      AVERAGE                           AVERAGE                        AVERAGE
                                      BALANCE               AVERAGE     BALANCE             AVERAGE    BALANCE            AVERAGE
(Dollar amounts in thousands)          (YTD)     INTEREST  YIELD/RATE    (YTD)    INTEREST YIELD/RATE   (YTD)   INTEREST YIELD/RATE
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets
Certificates of deposit
 with other banks                     $    908    $    48    5.29%   $      0   $      0              $      0    $     0
Securities (1)
 U.S. Treasury securities               39,259      2,789    7.10%     46,259      3,267       7.06%    52,892      3,527     6.67%
 Obligations of U.S.
  Government agencies
  and corporations                     112,439      7,233    6.43%     82,809      5,204       6.28%    76,476      4,653     6.08%
 Obligations of states and
  political subdivisions (2)            37,756      2,990    7.92%     40,704      3,223       7.92%    44,018      3,298     7.49%
 Other securities                        2,677        185    6.91%      4,675        324       6.92%     8,559        557     6.51%
------------------------------------------------------------------------------------------------------------------------------------
 Total securities                      192,131     13,197    6.87%    174,447     12,018       6.89%   181,945     12,035     6.61%
Federal funds sold                       8,789        468    5.33%      5,607        319       5.69%     3,206        133     4.15%
Loans, net of unearned
 income (3)
 Commercial (2)                        124,807     11,664    9.35%    117,010     11,096       9.48%   108,965      9,059     8.31%
 Residential real estate               109,829      8,581    7.81%     93,903      7,272       7.74%    82,208      6,183     7.52%
 Home equity                            20,738      2,013    9.71%     21,257      2,163      10.18%    20,320      1,685     8.29%
 Consumer                               64,291      6,887   10.71%     67,687      7,171      10.59%    64,824      6,702    10.34%
 Direct lease financing                 11,875        963    8.11%     11,268        913       8.10%     9,216        763     8.28%
 Other                                   2,647        340   12.84%      2,215        308      13.91%     2,150        285    13.27%
------------------------------------------------------------------------------------------------------------------------------------
 Total loans, net of unearned income   334,187     30,448    9.11%    313,340     28,923       9.23%   287,683     24,677     8.58%
------------------------------------------------------------------------------------------------------------------------------------
 Total interest-earning assets         536,015     44,161    8.24%    493,394     41,260       8.36%   472,834     36,845     7.79%
Noninterest-earning assets              30,733                         28,465                           29,384
------------------------------------------------------------------------------------------------------------------------------------
 Total assets                         $566,748                       $521,859                         $502,218
====================================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Interest-bearing deposits
 Interest-bearing checking            $ 55,698    $ 1,048    1.88%   $ 53,929   $    993       1.84%  $ 57,275    $ 1,067     1.86%
 Savings and money market              125,866      3,831    3.04%    138,181      4,523       3.27%   143,778      4,063     2.83%
 Time                                  139,803      7,259    5.19%     99,029      5,145       5.19%    89,487      3,770     4.23%
------------------------------------------------------------------------------------------------------------------------------------
 Total interest-bearing deposits       321,367     12,138    3.78%    291,139     10,661       3.66%   290,540      8,900     3.06%
Federal funds purchased                    546         30    5.50%        615         38       6.11%     1,985         84     4.23%
Securities sold under
 agreements to repurchase               92,384      4,802    5.20%     91,435      5,141       5.62%    77,453      3,080     3.98%
 Other borrowings                       16,185        946    5.85%     12,625        686       5.44%    16,352        846     5.18%
------------------------------------------------------------------------------------------------------------------------------------
 Total interest-bearing liabilities    430,482     17,916    4.16%    395,814     16,526       4.18%   386,330     12,910     3.34%
Noninterest-bearing liabilities         81,437                         74,963                           69,404
------------------------------------------------------------------------------------------------------------------------------------
 Total liabilities                     511,919                        470,777                          455,734
------------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                    54,829                         51,082                           46,484
------------------------------------------------------------------------------------------------------------------------------------
 Total liabilities and
  shareholders' equity                $566,748                       $521,859                         $502,218
====================================================================================================================================
Interest rate spread                                         4.08%                             4.18%                          4.45%
 Impact of noninterest-bearing
  liabilities                                                0.82%                             0.83%                          0.61%
------------------------------------------------------------------------------------------------------------------------------------
 Net interest income/margin
  on earning assets                               $26,245    4.90%               $24,734       5.01%              $23,935     5.06%
====================================================================================================================================

(1) Average balances and yields on available-for-sale securities are based on historical amortized cost.
(2) Interest income includes the tax effects of taxable equivalent adjustments using a combined New York State and Federal effective income tax rate of 34% in 1994, 1995, and 1996 to increase tax exempt interest income to a taxable equivalent basis.
(3) Nonaccrual loans are included in the average asset totals presented above. Payments received on nonaccrual loans have been recognized as disclosed in Note 1 of the consolidated financial statements.

   Changes in net interest income occur from a combination of changes in the volume of earning assets and costing liabilities, and the rate of interest earned or paid on them. Table 3 illustrates changes in interest income and interest expense attributable to changes in volume (change in average balance or volume multiplied by prior year rate), changes in rate (change in rate multiplied by prior year volume), and the net change in net interest income. The net change attributable to the combined impact of volume and rate has been allocated proportionately to the absolute dollar amounts of the change in each.

TABLE 3 - ANALYSIS OF YEAR TO DATE CHANGES IN NET INTEREST INCOME


(Dollar amounts in thousands)(taxable equivalent)              1996 vs. 1995                         1995 vs. 1994
---------------------------------------------------------------------------------------------------------------------------
                                                          INCREASE (DECREASE) DUE             INCREASE (DECREASE) DUE
                                                            TO CHANGE IN AVERAGE                TO CHANGE IN AVERAGE
                                                      VOLUME      RATE         TOTAL        VOLUME      RATE     TOTAL
---------------------------------------------------------------------------------------------------------------------------
       Interest income:
       Federal funds sold                             $  171     $ (22)       $  149        $  124     $   62   $  186
       Interest bearing deposits                          48         0            48             0          0        0
       Investments
         Taxable                                       1,349        62         1,411          (343)       401       58
         Tax-exempt                                     (233)        1          (232)         (256)       181      (75)
       Loans
         Taxable                                       1,860      (320)        1,540         2,318      1,812    4,130
         Tax-exempt                                       54       (69)          (15)          (21)       134      113
---------------------------------------------------------------------------------------------------------------------------
         Total interest income                         3,249      (348)        2,901         1,822      2,590    4,412
---------------------------------------------------------------------------------------------------------------------------
       Interest expense:
        Interest bearing deposits:
         Interest checking                                33        22            55           (61)       (13)     (74)
         Savings and money market                       (387)     (305)         (692)         (163)       623      460
         Time                                          2,117        (2)        2,115           431        943    1,374
        Securities sold under
         agreements to repurchase                         53      (393)         (340)          626      1,435    2,061
        Federal funds purchased                           (4)       (4)           (8)          (74)        28      (46)
        Others borrowings                                204        55           259          (202)        42     (160)
---------------------------------------------------------------------------------------------------------------------------
        Total interest expense                         2,016      (627)        1,389           557      3,058    3,615
---------------------------------------------------------------------------------------------------------------------------
        Net interest income                           $1,233     $ 279        $1,512        $1,265     $ (468)  $  797
===========================================================================================================================

   Net interest income grew on a tax-equivalent basis by approximately $1.5 million from 1995 to 1996, compared to an increase of $797,000 from 1994 to 1995. Total tax-equivalent interest income grew by $2.9 million from 1995 to 1996, while total interest expense grew by approximately $1.4 million. This compares to a $4.4 million increase in total tax-equivalent interest income and a $3.6 million increase in total interest expense, from 1994 to 1995. Net earning asset growth provided $1.2 million to 1996 net interest income. A favorable rate variance, especially on securities sold under agreements to repurchase and savings and money market deposits, provided $279,000 to 1996 net interest income.

PROVISION FOR LOAN AND LEASE LOSSES

   The provision represents management's estimate of the expense necessary to maintain the reserve for loan and lease losses at an adequate level. The provision for loan and lease losses remained fairly steady during 1995 and 1994, at $751,000 and $768,000, respectively. The 1996 provision of $1.2 million represents an increase of 61% over 1995. The increased provision in 1996 was largely due to an increased volume of charge-offs, primarily in the consumer loan portfolio. Although the 1996 provision was significantly higher than in 1995 and 1994, net loan losses in 1996 as a percentage of average loans was consistent with the Company's longer term loan loss experience, as illustrated in Table 5. The 1996 provision expense included $75,000 in additions to the reserve in excess of actual net loan losses.

OTHER INCOME

   Other income totaled $8.0 million in 1996, representing an 8.4% increase over the $7.4 million reported in the two previous years. Other income as a percentage of average assets was approximately 1.42% in 1996 and 1995, compared to approximately 1.47% in 1994. Other income in 1994 included a $121,000 gain on the sale of securities.

   Income from trust and investment services continues to be the largest segment of other income, with $2.7 million in total revenue generated in 1996. This represents a 16.2% increase over the $2.3 million reported in 1995. Increased fee income is attributable to the continued growth in assets managed by the Trust and Investment Services Department. Total assets managed by the department had a market value of $645.7 million on December 31, 1996, compared to $404.8 million on December 31, 1995, and $343.2 million on December 31,

1994. Total department assets on December 31, 1996 includes $122.9 million of the Company's investment securities, for which the Trust and Investment Services Department began providing custodial services in December 1996. Total Trust and Investment Services Department assets, excluding assets of the Company, grew by 29% in 1996.

   Utilization of trust and investment services continues to grow as increasing numbers of individuals seek professional investment management and investment planning advice from the Trust Company. In 1994, the Trust Company introduced the "Targets" program, which allows customers with smaller asset balances to utilize the personal services of bank Trust Officers in conjunction with the research and investment advisory services of Fidelity Investments.

   Other operating income also includes commissions generated by securities brokerage services. The Trust Company, in affiliation with INVEST Financial Corporation, offers a variety of investment alternatives to its customers.

   Other service charges and fees, consisting of service charges on deposit accounts, credit card merchant fee income, and other service charges, grew a combined $406,000 in 1996 to $4.8 million, after a modest decline of $174,000 in 1995.

OTHER EXPENSE

   The Company's 1996 efficiency ratio improved to 55.2% in 1996, compared to 55.8% in 1995, and 60.7% in 1994. The improving trend is a result of operating revenues increasing at a faster rate than other expenses. Total other expenses increased by 4.6% to $17.6 million in 1996, after a decrease of 5.4% to $16.9 million in 1995. Contributing to the decrease in 1995 was a $373,000 reduction in the cost of Federal Deposit Insurance Corporation (FDIC) insurance premiums. Salary and wage costs, which include incentive compensation, profit sharing and contributions to the employee investment and stock ownership plan, increased by 5.5% in 1996, compared to a 3.5% increase during 1995. The increase in salary and wage expense in 1996 was partially offset by a 3.9% decrease in expense for pensions and other employee benefits.

   The provision for income taxes provides for Federal and New York State income taxes. The 1996 provision was $5.1 million, an increase of $524,000, or 11% over 1995. This increase was due to higher taxable income in 1996. The 1995 provision for income taxes was $4.6 million, an increase of $1.2 million or 35% over 1994. The 1995 increase was attributable to a one time tax qualified contribution of appreciated equity securities to the Tompkins County Trust Company Charitable Fund in 1994, which lowered 1994 taxes significantly. The effective tax rate was 35.9% in 1996, 34.6% in 1995, and 29.6% in 1994.

FINANCIAL CONDITION

   During 1996, total assets grew 10.1% to $591 million, compared to $537 million at December 31, 1995. Total earning assets were $555.6 million at December 31, 1996, compared to $506.8 million in 1995, and $482.4 million at year end 1994. Growth was centered in the investment portfolio and the loan portfolio, and was funded primarily with time deposits.

SHAREHOLDERS' EQUITY

   The consolidated statements of changes in shareholders' equity on page 7 of this annual report details the changes in equity capital, including payments to our shareholders in the form of cash dividends. The Company continued the Bank's long history of increasing cash dividends with an increase of 11.1% to $1.10 per share in 1996, compared to $.99 in 1995, and $.91 in 1994. Total dividends paid out represented 41.5%, 40.2%, and 40.0% of net income after tax in each of those years, respectively. Additionally, the Board of Directors declared a 10% stock dividend in 1995.

   Total equity capital was $52.6 million at December 31, 1996, compared to $55.1 million at December 31, 1995, and $47.8 million in 1994. The 4.5% decline in equity capital in 1996, is primarily the result of a $6.7 million private stock repurchase transaction, whereby, the Company repurchased 244,371 of its own shares from RHP, Incorporated, an unrelated third party. The shares were purchased on October 22, 1996, at a price of $27.50 per share and have been returned to the status of authorized but unissued. The Board of Directors believes the repurchase of this stock, the largest block owned by a single entity, was an excellent investment opportunity for the Company and its shareholders, in light of the Company's strong capital position and historically strong equity growth rate. The Company also purchased 22,000 shares of treasury stock in 1996 for $28.50 per share, for a total purchase price of $627,000.

   In 1994, the Investment and Stock Ownership Plan (I.S.O.P.) borrowed $1,650,000 from the Bank in order to purchase 55,000 shares of outstanding Trust Company common stock. As directed by the Board of Directors, these shares are being released by the I.S.O.P. to satisfy a significant portion of the Company's annual obligations to its employees under the profit sharing plan. The I.S.O.P. debt was recorded as a reduction to capital. Debt payments to the Bank are made annually by the I.S.O.P. with profit sharing contributions and are recorded as compensation expense with a corresponding increase to capital.

   The Company and the Trust Company are subject to quantitative capital measures established by regulation to ensure capital adequacy. Consistent with the objective of operating a sound financial organization, the Company and the Trust Company maintain capital ratios well above regulatory minimums, as detailed in Note 14 of the consolidated financial statements.

SECURITIES

   In 1996, the securities portfolio (net of SFAS 115 fair value adjustments on available-for-sale securities) increased 11.8% to $206 million, with 13.4% of debt securities maturing in one year or less. Note 2 to the consolidated financial statements details the types of securities held, the carrying and fair values, and the contractual maturities. Qualified tax exempt securities, primarily obligations of states and political subdivisions were $37.8 million, or 18% of all securities at year end 1996, compared to $38.9 million, or 21% at December 31, 1995. Mortgage-backed securities, consisting solely of securities issued by U.S. Government agencies, totaled $22.1 million at December 31, 1996, compared to $13.5 million at December 31, 1995.

   Management's policy is to purchase investment grade securities which, on average, have relatively short expected maturities to mitigate interest rate risk and provide sources of liquidity without significant risk to capital. A large percentage are direct obligations of the Federal government and its agencies. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without penalty.

LOANS

   Loans and leases, net of unearned income, grew 9.3%, to $350.4 million at December 31, 1996. Real estate mortgage loans grew $19.1 million or 14.4% in 1996, and comprised 43% of the total loan portfolio. Commercial loans increased by 8.3% during 1996, to $119.0 million, representing 34% of total loans. Table 5 details the composition and volume changes in the loan portfolio over the past five years.


TABLE 4 - LOAN CLASSIFICATION SUMMARY

DECEMBER 31                         1996          1995          1994          1993          1992
----------------------------------------------------------------------------------------------------
    Commercial                  $118,964,895  $109,825,966  $ 99,577,328  $ 93,337,985  $ 62,729,728
    Real estate construction       1,202,577       663,039       638,852       668,149     1,722,764
    Real estate mortgage         151,712,943   132,566,305   121,584,599   110,527,265   135,700,877
    Consumer                      66,860,082    66,025,662    69,273,425    63,896,510    57,863,456
    Leases and other              12,939,997    13,733,007    11,338,606     9,866,298     7,758,867
----------------------------------------------------------------------------------------------------
     Total loans                 351,680,494   322,813,979   302,412,810   278,296,207   265,775,692
     Less unearned income          1,271,071     1,524,029     1,326,127     1,250,355     1,077,284
----------------------------------------------------------------------------------------------------
     Total loans, net of
      unearned income           $350,409,423  $321,289,950  $301,086,683  $277,045,852  $264,698,408
====================================================================================================

   The residential mortgage portfolio grew 20.7% in 1996, to $121 million, compared to $100.3 million in 1995, and $88.1 million in 1994. The Company sells some of its mortgage loans to Federal agencies and retains all servicing rights. In 1996, the Company sold approximately $201,000 of mortgage loans, compared to $500,000 sold in 1995, and $3.2 million sold in 1994. Mortgage servicing on sold loans will continue to provide fee income. Total residential loans serviced for others totaled $32.4 million at December 31, 1996, compared to $36.1 million at December 31, 1995.

   Approximately 49% of the consumer loan portfolio is made up of automobile loan financing, which is generally rate sensitive and competitive. The portfolio has remained relatively steady in 1995 and 1996; however, the local demand for automobiles weakened in 1995 which contributed to a 4.7% reduction in consumer loans from 1994 and 1995. The lease portfolio, comprised mostly of leases on vehicles and equipment for small businesses, declined 5.8% to $12.9 million in 1996, following a 21.1% increase in 1995. Home equity loans declined a modest 1.4% in 1996 to $20.9 million.

   The Company offers Federally guaranteed education loans through the New York State Higher Education Assistance Corporation. The Company has the option of holding student loans in the loan portfolio or selling them. During 1995, as a result of changes in the way student loans are funded and originated through the Federal government, and favorable market conditions, the Bank sold $10.3 million of student loans, which represented most of the outstanding loans at the time of the sale. The Company continues to offer student loan financing, and may sell student loans before they reach repayment status. Total student loans amounted to $4.9 million at December 31, 1996, compared to $2.1 million at December 31, 1995. The Company sold approximately $847,000 of student loans in 1996 with no material gain or loss on the sales.

THE RESERVE FOR LOAN/LEASE LOSSES

   Management reviews the adequacy of the reserve for loan/lease losses on an ongoing basis. Factors considered in determining the adequacy of the reserve and the related loss provision include: management's approach to granting new credit; the ongoing monitoring of existing credits by the internal Loan Review department; the growth and composition of the loan and lease portfolio; comments received during the course of independent examinations; current local economic conditions; past due and nonaccrual loan statistics; and a rolling five year statistical review of loan and lease loss experience.

   Management uses a model to measure some of these factors and the resulting quantitative analysis, combined with qualitative assessments, comprise the basis on which the adequacy of the reserve for loan/lease losses is determined. As a result of this analysis, management increased the reserve to $4.8 million in 1996, representing 1.36% of total loans and leases outstanding at year end.

   The allocated portions of the reserve, as illustrated in Table 6, reflect management's estimates of specific known risk elements in the respective portfolios. Among the factors considered in allocating portions of the reserve by loan type are the current levels of past due, nonaccrual, and impaired loans. The unallocated portion of the reserve represents risk elements in the loan portfolio that have not been specifically identified. Factors considered in determining the appropriate level of unallocated reserves include historical loan loss history, current economic conditions, and expectations for loan growth. The Company's historical loss experience is illustrated in Table 5.


TABLE 5 - ANALYSIS OF THE RESERVE FOR LOAN/LEASE LOSSES

                                        1996           1995           1994           1993           1992
-------------------------------------------------------------------------------------------------------------
    Average loans outstanding
    during year                     $334,186,905   $313,339,533   $287,684,234   $272,728,898   $249,716,080
=============================================================================================================
    Balance of reserve at
     beginning of year              $  4,703,600   $  4,653,600   $  4,403,600   $  4,150,000   $  2,950,000
    Loans charged-off:
     Domestic:
     Commercial, financial
      and agricultural                    46,273         82,947         33,860        320,977        276,888
     Real estate - mortgage              148,295         50,000         59,110        117,203         74,163
     Real estate - construction              -0-            -0-            -0-            -0-            -0-
     Installment loans
      to individuals                   1,286,202        611,732        430,215        450,592        490,381
     Lease financing                      10,498          3,933            337         38,776         10,067
     Other loans                          58,669        354,805        370,310        289,762        283,193
-------------------------------------------------------------------------------------------------------------
     Total loans charged off           1,549,937      1,103,417        893,832      1,217,310      1,134,692
-------------------------------------------------------------------------------------------------------------
    Recoveries of loans
     previously charged-off:
     Domestic:
     Commercial, financial
      and agricultural                    56,704         31,624         26,055         30,661         51,119
     Real estate - mortgage                7,141         53,731            350            -0-            -0-
     Real estate - construction              -0-            -0-            -0-            -0-            -0-
     Installment loans
      to individuals                     324,015        200,974        241,726        159,754        171,448
     Lease financing                       7,437         17,188         12,599         16,925         11,757
     Other loans                          19,697         98,642         95,427         56,086         52,780
-------------------------------------------------------------------------------------------------------------
    Total loans recovered                414,994        402,159        376,157        263,426        287,104
-------------------------------------------------------------------------------------------------------------
    Net loans charged-off              1,134,943        701,258        517,675        953,884        847,588
    Additions to reserve charged
     to operations                     1,209,943        751,258        767,675      1,207,484      2,047,588
-------------------------------------------------------------------------------------------------------------
    Balance of reserve at
     end of year                    $  4,778,600   $  4,703,600   $  4,653,600   $  4,403,600   $  4,150,000
=============================================================================================================
    Net charge-offs as percent
     of average loans
     outstanding during year                0.34%          0.22%          0.18%          0.35%          0.34%
=============================================================================================================

   Despite the increasing trend in nonaccrual loans, a majority of the nonaccrual loans are secured by real estate collateral, with approximately 40% secured by one-to four family residential properties. The December 31, 1996 reserve for loan and lease losses provides coverage of 1.87 times nonperforming assets (loans past due 90 days and accruing, nonaccrual loans, restructured troubled debt, and other real estate). Management is committed to early recognition of possible loan problems and to maintaining a conservative, strong reserve. Based upon management's review, the reserve is believed to be adequate to absorb possible losses in the portfolio.

TABLE 6 - ALLOCATION OF THE RESERVE FOR LOAN/LEASE LOSSES

                                                                    DECEMBER 31
(Dollar amounts in thousands)                     1996       1995        1994       1993       1992
-----------------------------------------------------------------------------------------------------
    Total loans outstanding
    at end of year                            $350,409   $321,290      $301,087   $277,046   $264,698
=====================================================================================================
    Allocation of the Reserve
     by Loan Type
     Commercial                               $    786   $  1,591      $  1,589   $  1,686   $  2,085
     Residential Real Estate                       230         85           130        138        249
     Consumer & all other                        1,249      1,401         1,427      1,401      1,588
     Unallocated                                 2,514      1,627         1,508      1,179        228
-----------------------------------------------------------------------------------------------------
    Total                                     $  4,779   $  4,704      $  4,654   $  4,404   $  4,150
=====================================================================================================
    Allocation of the Reserve as
     a Percentage of Total Reserve
     Commercial                                     17%        34%           34%        38%        50%
     Residential Real Estate                         5%         2%            3%         3%         6%
     Consumer & all other                           26%        30%           31%        32%        38%
     Unallocated                                    52%        34%           32%        27%         6%
-----------------------------------------------------------------------------------------------------
    Total                                          100%       100%          100%       100%       100%
=====================================================================================================
    Loan Types as a Percent
     of Total Loans
     Commercial                                     38%        34%           33%        34%        24%
     Residential Real Estate                        41%        41%           40%        40%        51%
     Consumer & all other                           21%        25%           27%        26%        25%
-----------------------------------------------------------------------------------------------------
    Total                                          100%       100%          100%       100%       100%
=====================================================================================================
    Loans 90 days past
     due and accruing                         $     28   $    254      $    241   $    538   $    975
    Nonaccruing loans                            1,994      1,024           607        953        825
    Troubled Debt Restructurings
     Not included above                            428        205           134        219          0
    Other Real Estate Owned                        100        229           231         94        213
=====================================================================================================
Reserve as percent of loans
 outstanding at end of year                       1.36%      1.46%         1.55%      1.59%      1.57%
=====================================================================================================


DEPOSITS AND OTHER LIABILITIES

   Total deposits grew 15.3%, or $56.7 million in 1996, which includes $9.6 million in deposits acquired through the acquisition of the Odessa Community Banking office from the First National Bank of Rochester in October 1996. Deposit growth centered primarily in time deposits over $100,000, which increased by $55.8 million, to $70.0 million at December 31, 1996. Total core deposits (including time deposits less than $100,000) grew by $929,000 in 1996, to $357.3 million. Non-interest bearing demand deposits grew by 6.2% in 1996, to $78.0 million. Non-interest bearing demand deposits represented 18.3% of all deposits at December 31, 1996, compared to 19.8% in 1995, and 18.8% in 1994.

   The Company's liability for securities sold under agreements to repurchase decreased by 7.2% to $86.2 million at December 31, 1996. During 1996, the Company increased its borrowings from the Federal Home Loan Bank (FHLB) by $3 million, to $15 million. Total debt outstanding with the FHLB on December 31, 1996 had a weighted average rate of 5.93%, and a weighted average maturity of approximately 12 months. the Company also has a line of credit of $8.5 million with The First National Bank of Chicago. As of December 31, 1996, $3.8 million in Federal funds purchased were advanced against this line.

   To secure certain large deposits, specific securities are pledged. Pledged securities and those subject to repurchase agreements totaled $180.8 million on December 31, 1996, representing 88.0% of the securities portfolio compared to $145.6 million and 78.5%, respectively, at December 31, 1995.

LIQUIDITY MANAGEMENT

   The objective of liquidity management is to ensure the availability of adequate funding sources to satisfy the demand for credit, deposit withdrawals, and business investment opportunities. The Trust Company's large stable core deposit base and strong capital position are the foundation for the Company's liquidity position. Asset and liability positions are monitored through an Asset/Liability Management committee, which reviews monthly reports on the liquidity and interest rate sensitivity positions. Comparisons with industry and peer groups of the Bank are also monitored.

   Core deposits remain the key funding source, representing 83.6% of total deposits, and 66.3% of total liabilities at December 31, 1996. Non-core liabilities (time deposits greater than $100,000, Federal funds purchased, securities sold under agreements to repurchase, and other borrowings) increased by 47.7% to $175.0 million at December 31, 1996, compared to $119.1 million at December 31, 1995. The portion of non-core liabilities maturing in one year or less totaled $164.6 million at December 31, 1996, compared to $105.0 million at December 31, 1995. Short-term investments consisting of securities with maturities of one year or less declined 9.5% from $30.5 million to $27.6 million. The ratio of short term investments to short term non-core liabilities declined from 17.6% at year end 1995, to 11.4% at year end 1996, indicating an increased volume of long term assets supported by short term non-core liabilities.

   Cash flow from the loan and investment portfolios are a significant source of liquidity. Investment in residential mortgage loans, auto loans, and mortgage-backed securities totaled $121 million, $32 million, and $22.1 million, respectively at December 31, 1996. Aggregate amortization from monthly payments on these assets is anticipated to be approximately $41.8 million in 1997. Table 7 details total scheduled maturities of selected loan categories, including scheduled amortization.


TABLE 7 - LOAN MATURITY


REMAINING MATURITY OF SELECTED LOANS                  AT DECEMBER 31, 1996
(Dollar amounts in thousands)            TOTAL      WITHIN 1 YEAR  1-5 YEARS    AFTER 5 YEARS
---------------------------------------------------------------------------------------------
        Loan Maturity
         Commercial                     $118,965       $ 60,888   $ 50,343        $ 7,734
         Real estate construction          1,203          1,111         92            -0-
         Real estate mortgage            151,713         60,602     52,769         38,342
---------------------------------------------------------------------------------------------
         Total                          $271,881       $122,601   $103,204        $46,076
=============================================================================================

   Additionally, liquidity is enhanced by ready access to national and regional wholesale funding sources including Federal funds purchased, securities sold under agreement to repurchase, negotiable certificates of deposit, and FHLB advances. The Bank is a FHLB member and has a borrowing relationship with the FHLB and a correspondent bank, which provide for secured and unsecured borrowing capacity. At December 31, 1996, the unused borrowing capacity with the FHLB was $53.7 million. As a member of FHLB, the Bank can also use its residential mortgage portfolio to secure additional borrowings from the FHLB.

INTEREST RATE SENSITIVITY

   Interest rate sensitivity refers to the volatility in earnings, resulting from changes in interest rates. Each month the Asset/Liability Management committee estimates the earnings impact of changes in interest rates and on interest rate sensitivity. The findings of the committee are incorporated into investment and funding decisions, and in the business planning process.

   Table 8 is a condensed Gap report, which illustrates the anticipated repricing intervals of assets and liabilities, as of December 31, 1996. The analysis reflects a liability sensitive position, suggesting that earnings would benefit from a declining interest rate environment, and would be hindered by a rising rate environment.

TABLE 8 - INTEREST RATE RISK ANALYSIS

     CONDENSED STATIC GAP - DECEMBER 31, 1996                                     REPRICING INTERVAL
                                                                                                          CUMULATIVE
(Dollar amounts in thousands)                         TOTAL     0-3 MONTHS    3-6 MONTHS    6-12 MONTHS    12 MONTHS
----------------------------------------------------------------------------------------------------------------------
Earning assets                                      $ 556,066    $ 120,849       $45,640        $73,363     $239,852
Interest bearing liabilities                          454,363      222,557        54,934         49,043      326,534
----------------------------------------------------------------------------------------------------------------------
Net Gap position                                                 $(101,708)      $(9,294)       $24,320     $(86,682)
----------------------------------------------------------------------------------------------------------------------
Net Gap position as a percentage of Total Assets                   (17.20%)       (1.57%)         4.11%      (14.66%)
======================================================================================================================

   Although the analysis reflects some exposure to rising interest rates, management feels the exposure is not significant in relation to total assets.

RECENT ACCOUNTING STANDARDS

   In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers of Servicing of Financial Assets and Extinguishments of Liabilities." The statement provides accounting and reporting standards for transfers of servicing of financial assets and extinguishments of liabilities based upon a consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales, from transfers that are secured borrowings. The Company will prospectively adopt SFAS No. 125 effective January 1, 1997. The expected impact on the Company's consolidated financial statements is not material.

FACILITIES AND SERVICES

   In order to achieve asset and return on equity growth targets, The Bank expanded its market area. During the fourth quarter of 1996, the Trust Company acquired the Odessa branch office of the First National Bank of Rochester. Odessa is in Schuyler County (which is contiguous to Tompkins County). The Bank also opened a limited service, part-time office in Kendal at Ithaca (a life care retirement community) which will serve its employees and residents. The Bank installed a cash dispensing ATM in McLean, N.Y. Bank-wide ATM activity continues to increase at a rate of nearly 10% per year. The family of Access products continues to be well received. The Bank's voice response system, Anytime Access, receives over 4,000 calls a week. Our VISA check card, Anywhere Access, is used extensively, and our home banking product, Home Access, is becoming more popular.

   The Company plans to continue to invest in existing branches to maintain high quality service. Both the Main Office and Dryden Office will be renovated in 1997, with the addition of sales/service counters. These counters are convenient for customers, and allow bank representatives to provide more personal service and improve their sales interactions with customers.

   The Trust Company's Product and Services Analysis Committee continues to monitor and analyze product developments on both the local and national level. This ongoing process positions the Trust Company to remain competitive and provide a wide range of products to its customers.

COMPETITION

   The Company and its operating subsidiary face aggressive competition from other financial services providers who do business in Tompkins County and surrounding areas. Local competition includes large regional commercial banks with branches in Tompkins County, savings and loans, mortgage companies, and large income tax-exempt credit unions which enjoy economic advantages over tax paying financial institutions. Additionally, the ability of non-banking financial institutions to provide services previously reserved for commercial banks has intensified competition. Since non-banking financial institutions are not subject to regulations such as the Community Reinvestment Act or the Federal Deposit Insurance Corporation Improvement Act, among others, they can often operate with increased flexibility and lower costs of compliance.

   Nevertheless, the Company is well positioned to meet the demands of its existing and potential customers, with state of the art facilities, efficient operations, and a full range of financial services and products. The Company continues to emphasize the advantages of banking with a locally headquartered, independent commercial bank. The Trust Company is the only remaining full-service commercial bank with its headquarters in Ithaca, N.Y. Management believes this gives the Trust Company certain advantages in meeting the needs of the local market, as the oldest continuously operating commercial bank in Tompkins County.


30