Form 10-K, Exhibit 13
period 1997-12-31
TOMPKINS COUNTY TRUSTCO INC
filed 1998-03-27
CIK 1005817

BANK WITH CONFIDENCE.
BANK WITH TRUST.                            [CAPTION OF PHOTO - GRAPHIC OMITTED]

     In 1997, we saw a continuation of the trend inspired by a "bigger is better" mentality. Mergers and acquisitions dominated the headlines in banking and resulted in even more concentration into larger companies. In addition, regulatory trends encouraged more overlapping of financial services industries. Similar services are increasingly being offered by banking, brokerage and insurance companies. Banks also face competition from many larger credit unions which have maintained their exemption from income taxes, even while expanding to compete directly with tax-paying firms.

     In order to stay fully competitive in this changing environment, the Trust Company has pursued a strategy which involves significant investment in technology and in our people. It is based on the merits of "community banking." These include: personal attention; a board which is focused on the long-term benefits of reinvesting in our market area; and the quick answers and superior service that come from knowing the market and servicing our customers here. Our strategy also includes utilizing business alliances to offer "world class" products and services that compete favorably with those available elsewhere.

     The financial results for 1997 once again show the benefits of this strategy. The results are discussed more fully in the Management Discussion and Analysis section of the report; however, I would like to point out a few of the highlights:

     o Diluted Earnings Per Share rose by 14.5% over 1996. Net income of $9.9 million was up 7.4%. Per share figures benefited from the repurchase of shares in late 1996 and May 1997. The Company's return on assets of 1.61% and return on average equity of 18.4%, represented a strong performance relative to the industry.

     o Assets grew by 6.0%, while loans and leases increased 7.6%. This reflects our emphasis on reinvesting local deposits back into the businesses and homes within our market area, thereby supporting economic growth.

     o The quality of our assets remained high. The provision for loan and lease losses declined by 11.7% from 1996 to 1997.

     o Tompkins County Trustco stock was listed on the American Stock Exchange in February. The trading experience has been excellent, with less trade-to-trade price volatility and lower spreads between buys and sells.

     o We continued to enhance products and services. For example, new technology has reduced paper flow through computer imaging and storage of customers' checks.

     o Rapid growth continued in Trust and Investment Services, helped by strong stock and bond market performance, as well as strong new business activity. We entered into an alliance with the Bank of Castile to provide trust and investment services through their newly formed Trust Department. Traditionally, we have enhanced our own services by using alliances to provide investment and record keeping support. This new alliance represents the first time that we have acted as the service provider to another institution.

     o We partnered with five other community banks in New York State to form a Small Business Investment Company, Cephas Capital Partners, L.P. This makes available a new level of financing for growing businesses in our area.

     At the end of 1997, Wendell L. Bryce, M.D., retired from our board after serving for 19 years. Dr. Bryce was an active and supportive director. His counsel will be missed.

     On December 25th, Paul M. O'Leary, Advisor to the Board, passed away at the age of 96. He served as a director of Tompkins County Trust Company from 1949 to 1971. In addition to his distinguished career at Cornell University, Professor O'Leary served in key government positions during and after World War II. His contributions to the Trust Company were highly valued, as was his friendship.

     We would like to thank our shareholders for their support in 1997. I'm sure that our shareholders, in turn, join me in thanking our employees (most of whom are also shareholders) for their tremendous dedication and commitment. This is what distinguishes our company and results in long-term success.

                                                            /s/  James J. Byrnes
                                                            --------------------
                                                                 James J. Byrnes

                                                    HIGHLIGHTS
                                                    ==========
                                                                   1997               1996            % CHANGE
-----------------------------------------------------------------------------------------------------------------
Operating Income                                               $55,530,412        $51,088,014            + 8.7%
Net Income                                                       9,855,594          9,179,000            + 7.4%
Net Income Per Share (Basic)                                         $3.04              $2.63            +15.6%
Net Income Per Share (Diluted)                                       $3.00              $2.62            +14.5%
Cash Dividends Paid Per Share                                        $1.24              $1.10            +12.7%



                                        MARKET PRICE & DIVIDEND INFORMATION
                                        ===================================
                                                                           MARKET PRICE                 CASH
                                                                     HIGH                LOW       DIVIDENDS PAID
-----------------------------------------------------------------------------------------------------------------
See Notes 1 and 2 below:
1996    1st Quarter                                                 $32.00             $27.50            $.26
        2nd Quarter                                                  31.50              21.50             .27
        3rd Quarter                                                  28.00              23.75             .27
        4th Quarter                                                  34.25              25.75             .30

1997    1st Quarter                                                 $34.75             $31.63            $.30
        2nd Quarter                                                  35.75              32.13             .30
        3rd Quarter                                                  38.06              34.88             .32
        4th Quarter                                                  43.25              38.13             .32

Note 1 - The range of reported high and low transaction prices reflects inter-dealer prices without retail mark-up, mark-down or commission and do represent actual transactions as quoted on the Nasdaq National Market or the American Stock Exchange. The Company's stock was traded on the Nasdaq National Market during 1996 and January 1997. Effective February 3, 1997, the Company's stock began trading on the American Stock Exchange.

Note 2 - Dividends were paid on the 15th day of March, June, September, and December of each year.


                                                    SELECTED FINANCIAL DATA
                                                    =======================
                                                             (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)
YEAR ENDED DECEMBER 31:                   1997              1996                1995              1994             1993
-----------------------------------------------------------------------------------------------------------------------------
Assets                                   $626,907           $591,344           $536,992           $511,162        $492,155
Deposits                                  476,700            427,367            370,631            345,776         350,446
Other Borrowings                           27,005             15,005             12,000             12,000          12,000
Shareholders' Equity                       56,900             52,613             55,091             47,817          47,402
Interest Income                            46,813             43,288             40,204             35,676          34,365
Interest Expense                           20,182             17,916             16,526             12,911          11,887
Net Interest Income                        26,630             25,371             23,678             22,765          22,478
Provision for Loan/Lease Losses             1,068              1,210                751                768           1,207
Net Securities Gains                          (85)               -0-                -0-                121             -0-
Net Income                                  9,856              9,179              8,718              8,137           8,135
Basic Earnings Per Share                     3.04               2.63               2.46               2.29            2.27
Diluted Earnings Per Share                   3.00               2.62               2.45               2.27            2.26
Cash Dividends Per Share                     1.24               1.10                .99                .91             .82
Return on Average Assets                     1.61%              1.62%              1.67%              1.62%           1.75%
Return on Average
  Shareholders' Equity                      18.41%             16.82%             17.02%             17.20%          19.16%
Shareholders' Equity to
  Average Assets                              9.3%               9.2%              10.2%               9.5%            9.4%
Dividend Payout Ratio                        40.7%              41.5%              40.2%              39.7%           35.8%

                                                                       (ACTUAL NUMERICAL COUNT)
-----------------------------------------------------------------------------------------------------------------------------
Employees (Average
  Full-Time Equivalent)                        223                221                219                219             219
Shareholders of Record                         998              1,044              1,034              1,096           1,060
Full Service Banking Offices                    11                 11                 10                 10              10
Bank Access Centers (ATMs)                      21                 20                 20                 19              17

2

   [PAGES 3 THROUGH 7 CONTAIN PHOTOS/GRAPHICS AND HAVE THEREFORE BEEN OMITTED]


                                             CONSOLIDATED STATEMENTS OF CONDITION
                                             ====================================
                                                                                                        DECEMBER 31
                                                                                                  1997              1996
                                                                                             --------------------------------
ASSETS
  Cash and noninterest bearing balances due from banks                                       $  22,088,775      $  25,318,664
  Federal funds sold                                                                             3,000,000                -0-
  Available-for-sale securities, at fair value                                                 176,660,315        167,903,720
  Held-to-maturity securities, fair value of $37,881,959
   in 1997 and $38,784,390 in 1996                                                              36,910,971         37,752,933
  Loans and leases, net of unearned income                                                     377,183,969        350,409,423
  Less reserve for loan/lease losses                                                             4,978,600          4,778,600
                                                                                             --------------------------------
                                                                         NET LOANS             372,205,369        345,630,823
  Bank premises and equipment, net                                                               6,831,875          6,923,996
  Accrued interest and other assets                                                              9,209,901          7,814,321
                                                                                             --------------------------------
                                                                      TOTAL ASSETS           $ 626,907,206      $ 591,344,457
                                                                                             ================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Interest bearing:
   Checking                                                                                  $  63,364,146      $  59,738,079
   Savings and money market                                                                    140,185,052        133,799,221
   Time                                                                                        185,435,402        155,832,604
  Non-interest bearing                                                                          87,715,070         77,996,989
                                                                                             --------------------------------
                                                                    TOTAL DEPOSITS             476,699,670        427,366,893
  Federal funds purchased and
   securities sold under agreements to repurchase                                               57,998,453         89,992,723
  Other borrowings                                                                              27,005,000         15,005,000
  Other liabilities                                                                              8,304,278          6,366,912
                                                                                             --------------------------------
                                                                 TOTAL LIABILITIES           $ 570,007,401      $ 538,731,528
                                                                                             --------------------------------

COMMITMENTS AND CONTINGENCIES
Shareholders' equity:
  Common Stock - par value $0.10 per share:
   Authorized 7,500,000 shares; issued and outstanding,
   3,258,807 shares in 1997 and 3,336,394 shares in 1996                                     $     325,881      $     333,639
  Surplus                                                                                       29,935,429         32,529,590
  Undivided profits                                                                             26,769,359         20,925,196
  Treasury Stock at cost, 20,046 shares in 1997, 21,203 shares in 1996                            (571,311)          (604,286)
  Net unrealized gain on available-for-sale securities,
   net of taxes                                                                                  1,073,768             65,651
  Deferred I.S.O.P. benefit expense, 21,110 shares in 1997,
   21,228 shares in 1996                                                                          (633,321)          (636,861)
                                                                                             --------------------------------
                                                        TOTAL SHAREHOLDERS' EQUITY           $  56,899,805      $  52,612,929
                                                                                             --------------------------------
                                        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $ 626,907,206      $ 591,344,457
                                                                                             ================================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                                                                                            8

                                               CONSOLIDATED STATEMENTS OF INCOME
                                               =================================
                                                                                            YEAR ENDED DECEMBER 31
                                                                                   1997               1996             1995
                                                                               -----------------------------------------------
INTEREST INCOME
  Loans                                                                        $ 32,686,349      $ 30,591,014     $ 28,963,154
  Deposits with other banks                                                             -0-            48,465              -0-
  Federal funds sold                                                                263,216           468,193          318,800
  Available-for-sale securities                                                  11,919,096        10,206,131        8,794,810
  Held-to-maturity securities                                                     1,943,882         1,973,711        2,127,045
                                                                               -----------------------------------------------
                                               TOTAL INTEREST INCOME             46,812,543        43,287,514       40,203,809
                                                                               -----------------------------------------------

INTEREST EXPENSE
  Deposits:
   Time certificates of deposit of $100,000 or more                               4,629,062         2,362,587          643,214
   Other deposits                                                                10,240,468         9,776,583       10,017,458
  Federal funds purchased and securities
     sold under agreements to repurchase                                          4,233,012         4,831,391        5,178,859
  Other borrowings                                                                1,079,762           945,589          686,384
                                                                               -----------------------------------------------
                                              TOTAL INTEREST EXPENSE             20,182,304        17,916,150       16,525,915
                                                                               -----------------------------------------------
                                                 NET INTEREST INCOME             26,630,239        25,371,364       23,677,894
                                LESS PROVISION FOR LOAN/LEASE LOSSES              1,067,931         1,209,943          751,258
                                                                               -----------------------------------------------
                             NET INTEREST INCOME AFTER PROVISION FOR
                                                   LOAN/LEASE LOSSES             25,562,308        24,161,421       22,926,636
                                                                               -----------------------------------------------

OTHER INCOME
  Trust and investment services income                                            3,159,404         2,660,358        2,290,328
  Service charges on deposit accounts                                             1,754,646         1,712,526        1,683,843
  Credit card merchant income                                                     2,205,841         1,891,767        1,645,456
  Other service charges                                                           1,355,871         1,318,038        1,173,403
  Other operating income                                                            327,075           217,811          482,167
  Loss on available-for-sale securities                                             (84,968)              -0-              -0-
                                                                               -----------------------------------------------
                                                  TOTAL OTHER INCOME              8,717,869         7,800,500        7,275,197
                                                                               -----------------------------------------------

OTHER EXPENSES
  Salaries and wages                                                              8,106,940         7,509,542        7,115,591
  Pension and other employee benefits                                             1,906,550         1,759,191        1,830,579
  Net occupancy expense of bank premises                                          1,313,579         1,336,771        1,243,756
  Net furniture and fixture expense                                               1,114,235         1,134,344        1,062,656
  Credit card operating expense                                                   2,023,798         1,751,495        1,475,258
  Other operating expenses                                                        4,692,480         4,149,654        4,137,778
                                                                               -----------------------------------------------
                                                TOTAL OTHER EXPENSES             19,157,582        17,640,997       16,865,618
                                                                               -----------------------------------------------
                                          INCOME BEFORE INCOME TAXES             15,122,595        14,320,924       13,336,215
                                                        INCOME TAXES              5,267,001         5,141,924        4,618,404
                                                                               -----------------------------------------------
                                                          NET INCOME           $  9,855,594      $  9,179,000     $  8,717,811
                                                                               ===============================================

  Net income per common share:
   Basic                                                                       $       3.04      $       2.63     $       2.46
   Diluted                                                                     $       3.00      $       2.62     $       2.45
                                                                               ===============================================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                                        =====================================

                                                                                   YEAR ENDED DECEMBER 31
                                                                            1997            1996             1995
                                                                        --------------------------------------------
OPERATING ACTIVITIES
Net income                                                              $  9,855,594    $  9,179,000    $  8,717,811
Adjustments to reconcile net income to net cash
  provided by operating activities:
   Provision for loan/lease losses                                         1,067,931       1,209,943         751,258
   Depreciation and amortization                                           1,073,954       1,029,362         973,599
   Net amortization (accretion) on securities                                200,706        (133,490)       (271,826)
   Provision (benefit) for deferred income taxes                            (468,632)        (93,966)        125,388
   Net loss on sale of investments                                            84,968             -0-             -0-
   Net gain on sales of loans                                                 (8,587)         (6,483)       (257,293)
   Net gain on sales of bank premises and equipment                          (44,437)         (7,904)        (12,890)
   Increase in other assets                                               (1,499,004)       (373,305)       (362,727)
   I.S.O.P. shares released for allocation                                     3,937         320,221         325,057
   Increase in other liabilities                                           1,675,982         709,897       1,243,114
                                                                        --------------------------------------------
                            NET CASH PROVIDED BY OPERATING ACTIVITIES     11,942,412      11,833,275      11,231,491
                                                                        --------------------------------------------
INVESTING ACTIVITIES
  Proceeds from maturities of available-for-sale securities               50,519,654      60,749,656      13,119,228
  Proceeds from maturities of held-to-maturity securities                 10,522,343       6,883,128      39,820,981
  Proceeds from sales of available-for-sale securities                    10,683,519             -0-             -0-
  Purchases of available-for-sale securities                             (68,412,423)    (82,952,871)     (2,060,287)
  Purchases of held-to-maturity securities                                (9,775,267)     (6,123,619)    (59,600,643)
  Proceeds from sales of loans                                             3,305,830       1,047,969      10,824,697
  Net increase in loans                                                  (30,939,720)    (30,162,807)    (31,669,829)
  Proceeds from sales of bank premises and equipment                          64,245          18,100          34,710
  Purchases of bank premises and equipment                                  (898,217)       (790,156)     (1,061,808)
  Deposit premium on acquired branch                                             -0-        (500,000)            -0-
  Loans of acquired branch                                                       -0-      (1,133,097)            -0-
                                                                        --------------------------------------------
                                NET CASH USED IN INVESTING ACTIVITIES    (34,930,036)    (52,963,697)    (30,592,951)
                                                                        --------------------------------------------
FINANCING ACTIVITIES
  Net increase (decrease) in demand deposits,
   money market accounts, and savings accounts                            19,729,979     (13,092,892)      7,880,529
  Net increase in time deposits                                           29,602,798      60,195,849      16,974,651
  Demand deposits, money market accounts, and
    savings accounts of acquired branch                                          -0-       5,680,482             -0-
  Time deposits of acquired branch                                               -0-       3,952,417             -0-
  Net decrease in Federal Funds purchased and
   securities sold under repurchase agreements                           (31,994,270)     (2,909,643)     (9,335,787)
  Net increase in other borrowings                                        12,000,000       3,000,000             -0-
  Cash dividends                                                          (4,011,431)     (3,813,397)     (3,506,291)
  Sale of treasury stock                                                      41,079          20,537             -0-
  Purchase of treasury stock                                                     -0-        (627,000)            -0-
  Repurchase of common shares                                             (2,670,000)     (6,720,202)            -0-
  Net proceeds from issuance of common stock                                  59,580           6,061              57
                                                                        --------------------------------------------
                            NET CASH PROVIDED BY FINANCING ACTIVITIES     22,757,735      45,692,212      12,013,159
                                                                        --------------------------------------------
                     (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS       (229,889)      4,561,790      (7,348,301)
  Cash and cash equivalents at beginning of year                          25,318,664      20,756,874      28,105,175
                                                                        --------------------------------------------
                            CASH AND CASH EQUIVALENTS AT END OF  YEAR   $ 25,088,775    $ 25,318,664    $ 20,756,874
                                                                        ============================================

Supplemental disclosure of cash-flow information:
 Cash paid during the year for:
   Interest                                                             $ 20,148,001    $ 17,897,649    $ 15,545,784
   Income taxes                                                            5,472,706       5,302,225       4,145,301
                                                                        --------------------------------------------
  Non-cash investing and financing activities:
   Change in net unrealized holding gain (loss) on
          available-for-sale securities                                 $  1,738,133    $ (1,454,674)   $  2,994,864
   Transfer of securities to available-for-sale                                  -0-             -0-      87,516,398

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                                                                                  10

                                                CONSOLIDATED STATEMENTS OF CHANGES
                                                     IN SHAREHOLDERS' EQUITY
                                                ==================================
                                                                                     NET UNREALIZED
                                                                                       GAIN (LOSS)     DEFERRED
                                                                                      ON AVAILABLE-    I.S.O.P.
                                COMMON         TREASURY                  UNDIVIDED      FOR-SALE        BENEFIT
                                 STOCK          STOCK        SURPLUS      PROFITS      SECURITIES       EXPENSE        TOTAL
--------------------------------------------------------------------------------------------------------------------------------
BALANCES AT
JANUARY 1, 1995                $325,483      $     -0-     $29,799,673   $19,788,258  $ (828,709)     $(1,267,992)   $47,816,713
--------------------------------------------------------------------------------------------------------------------------------
  Net income                                                               8,717,811                                   8,717,811
  Exercise of stock
   options (453 shares)              41                          8,590                                                     8,631
  10% stock dividend
   (325,228 shares at
   $29 per share)                32,522                      9,399,091    (9,440,185)                                    (8,572)
  Cash dividends
   ($.99 per share)                                                       (3,506,291)                                 (3,506,291)
  Change in net unrealized
   gain (loss), net of taxes                                                           1,738,070                       1,738,070
  I.S.O.P. shares released for
   allocation (11,397 shares)                                  (16,883)                                   341,940        325,057
--------------------------------------------------------------------------------------------------------------------------------
BALANCES AT
DECEMBER 31, 1995               358,046            -0-      39,190,471    15,559,593     909,361         (926,052)    55,091,419
--------------------------------------------------------------------------------------------------------------------------------
  Net income                                                               9,179,000                                   9,179,000
  Exercise of stock
   options (302 shares)              30                          6,031                                                     6,061
  Common stock repurchased
   and returned to authorized
   and unissued status
   (244,371 shares)             (24,437)                    (6,695,765)                                               (6,720,202)
  Cash dividends
   ($1.10 per share)                                                      (3,813,397)                                 (3,813,397)
  Treasury stock purchased
   (22,000 shares)                            (627,000)                                                                 (627,000)
  Treasury stock sold
   (797 shares)                                 22,714          (2,177)                                                   20,537
  Change in net unrealized
   gain (loss), net of taxes                                                            (843,710)                       (843,710)
  I.S.O.P. shares released for
  allocation  (9,640 shares)                                    31,030                                    289,191        320,221
--------------------------------------------------------------------------------------------------------------------------------
BALANCES AT
DECEMBER 31, 1996               333,639       (604,286)     32,529,590    20,925,196      65,651         (636,861)    52,612,929
--------------------------------------------------------------------------------------------------------------------------------
  Net income                                                               9,855,594                                   9,855,594
  Exercise of stock
   options (2,413 shares)           242                         59,338                                                    59,580
  Common stock repurchased
   and returned to authorized
   and unissued status
   (80,000 shares)               (8,000)                    (2,662,000)                                               (2,670,000)
  Cash dividends
   ($1.24 per share)                                                      (4,011,431)                                 (4,011,431)
   Treasury stock sold
   (1,157 shares)                               32,975           8,104                                                    41,079
  Change in net unrealized
   gain (loss), net of taxes                                                           1,008,117                       1,008,117
  I.S.O.P. shares released for
   allocation  (118  shares)                                       397                                      3,540          3,937
--------------------------------------------------------------------------------------------------------------------------------
BALANCES AT
DECEMBER 31, 1997              $325,881      $(571,311)    $29,935,429   $26,769,359  $1,073,768      $  (633,321)   $56,899,805
================================================================================================================================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTE 1 SUMMARY OF SIGNIFICANT  ACCOUNTING  POLICIES

BUSINESS: Tompkins County Trustco, Inc. ("the Company") is a registered bank holding company, organized under the laws of New York State. On April 26, 1995, the shareholders of Tompkins County Trust Company (the "Trust Company") approved a proposal to revise its corporate structure by establishing the Company as a one-bank holding company. On January 1, 1996, the Trust Company became a wholly owned subsidiary of the Company and all outstanding shares of Trust Company common stock were converted to common shares of the Company. The holding company formation was accounted for similar to a pooling of interests. Accordingly, the financial information included herein combines the results of operations, and the assets, liabilities, and shareholders' equity of the Company and the Trust Company for all periods presented. The Trust Company traces its charter back to 1836 and provides loan, deposit, and trust services to its customers primarily in Tompkins County, New York, and surrounding areas.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, the Trust Company. All significant intercompany balances and transactions are eliminated in consolidation. A description of significant accounting policies is presented below.

BASIS OF PRESENTATION: The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

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

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses on the sale of securities are included in securities gains (losses). The cost of securities sold is based on the specific identification method.

Transfers of securities between categories are recorded at fair value at the date of transfer.

A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed to be other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

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

Management considers a loan to be impaired if, based on current information, it is probable that the Company will be unable to collect all scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. Management excludes large groups of smaller balance homogeneous loans such as residential mortgages and consumer loans which are collectively evaluated. Impairment losses are included in the reserve for loan/lease losses through a charge to the provision for loan/lease losses.

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

Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable time period, and there is a sustained period of repayment performance by the borrower in accordance with the con-

                     NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES CONTINUED

tractual terms of the loan agreement. Payments received on loans carried as nonaccrual are generally applied as a reduction to principal. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis.

OTHER REAL ESTATE OWNED: Other real estate owned consists of properties formerly pledged as collateral to loans, which have been acquired by the Company through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Other real estate owned is carried at the lower of the recorded investment in the loan or the fair value of the real estate, less estimated costs to sell. Upon transfer of a loan to foreclosure status, an appraisal is obtained and any excess of the loan balance over the fair value, less estimated costs to sell, is charged against the provision for loan losses. Expenses and subsequent adjustments  to the fair value are  treated  as other  operating  expense.

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

DEPOSIT BASE INTANGIBLE: Deposit base intangible asset, resulting from a branch acquisition in 1996, is being amortized over the expected useful life of five years on a straight line basis. The amortization period is monitored to determine if circumstances require such period to be reduced. The Company periodically reviews its deposit base intangible asset for changes in circumstances that may indicate the carrying amount of the assets is impaired.

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

FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK: The Company does not engage in the use of derivative financial instruments, and the Company's only financial instruments with off balance sheet risk are loan commitments, standby letters of credit, and commercial lines of credit.

TRUST AND INVESTMENT SERVICES DIVISION: Assets held in fiduciary or agency capacities for customers are not included in the accompanying consolidated statements of condition, since such items are not assets of the Company. Fees associated with providing trust management services are recorded on a cash basis of income recognition and are included in Other Income.

EARNINGS PER SHARE: On December 31, 1997, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." The statement supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share," and specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock. It requires dual presentation of "Basic EPS" and "Diluted EPS" on the face of the income statement for all entities with complex capital structures. All prior period EPS data has been restated to conform to the provisions of this statement.

Basic earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of shares outstanding during the year. Diluted earnings per share includes the maximum dilutive effect of stock issuable upon conversion of stock options.

TREASURY STOCK: The cost of treasury stock is shown on the consolidated statements of condition as a separate component of shareholders' equity, and is a reduction to total shareholders' equity. Shares are released from treasury at fair value, with any gain or loss on the sale reflected as an adjustment to surplus. All shares currently carried in treasury are the result of a single purchase; therefore, the cost basis for shares released is equal to the actual cost.

RECLASSIFICATION: Certain reclassifications have been made to prior period amounts to conform to current year presentation.

NOTE 2 SECURITIES

The following summarizes securities:

                                                                               AVAILABLE-FOR-SALE SECURITIES
-----------------------------------------------------------------------------------------------------------------------------
                                                                                 GROSS            GROSS
                                                             AMORTIZED         UNREALIZED       UNREALIZED         FAIR
DECEMBER 31, 1997                                              COST               GAINS           LOSSES           VALUE
-----------------------------------------------------------------------------------------------------------------------------
U.S. TREASURY SECURITIES AND
  OBLIGATIONS OF U.S.
  GOVERNMENT AGENCIES                                      $135,152,125       $1,199,803          $221,960     $136,129,968
MORTGAGE-BACKED SECURITIES                                   30,673,716          492,337            46,793       31,119,260
-----------------------------------------------------------------------------------------------------------------------------
TOTAL DEBT SECURITIES                                       165,825,841        1,692,140           268,753      167,249,228
EQUITY SECURITIES                                             8,983,150          427,938               -0-        9,411,088
-----------------------------------------------------------------------------------------------------------------------------
                                                           $174,808,991       $2,120,078          $268,753     $176,660,316
=============================================================================================================================

Available-for-sale securities includes $3,050,400 in equity securities, which are carried at amortized cost since fair values are not readily determinable. This figure includes $2,014,100 of Federal Home Loan Bank Stock.

                                                                                HELD-TO-MATURITY SECURITIES
-----------------------------------------------------------------------------------------------------------------------------
                                                                                 GROSS              GROSS
                                                             AMORTIZED         UNREALIZED         UNREALIZED       FAIR
DECEMBER 31, 1997                                              COST              GAINS              LOSSES         VALUE
-----------------------------------------------------------------------------------------------------------------------------
OBLIGATIONS OF STATES AND
  POLITICAL SUBDIVISIONS                                    $36,910,971         $971,712              $724      $37,881,959
-----------------------------------------------------------------------------------------------------------------------------
TOTAL DEBT SECURITIES                                       $36,910,971         $971,712              $724      $37,881,959
=============================================================================================================================

                                                                               AVAILABLE-FOR-SALE SECURITIES
-----------------------------------------------------------------------------------------------------------------------------
                                                                                 GROSS            GROSS
                                                             AMORTIZED         UNREALIZED       UNREALIZED         FAIR
DECEMBER 31, 1996                                              COST              GAINS            LOSSES           VALUE
-----------------------------------------------------------------------------------------------------------------------------
U.S. TREASURY SECURITIES AND
  OBLIGATIONS OF U.S.
  GOVERNMENT AGENCIES                                      $142,647,771       $  948,407        $  867,546     $142,728,632
MORTGAGE-BACKED SECURITIES                                   22,092,358          201,525           169,195       22,124,688
-----------------------------------------------------------------------------------------------------------------------------
TOTAL DEBT SECURITIES                                       164,740,129        1,149,932         1,036,741      164,853,320
-----------------------------------------------------------------------------------------------------------------------------
EQUITY SECURITIES                                             3,050,400              -0-               -0-        3,050,400
-----------------------------------------------------------------------------------------------------------------------------
                                                           $167,790,529       $1,149,932        $1,036,741     $167,903,720
=============================================================================================================================

Available-for-sale securities includes $3,050,400 in equity securities, which are carried at amortized cost since fair values are not readily determinable. This figure includes $2,014,100 of Federal Home Loan Bank Stock.

                                                                                HELD-TO-MATURITY SECURITIES
-----------------------------------------------------------------------------------------------------------------------------
                                                                                 GROSS            GROSS
                                                             AMORTIZED         UNREALIZED       UNREALIZED         FAIR
DECEMBER 31, 1996                                              COST              GAINS            LOSSES           VALUE
-----------------------------------------------------------------------------------------------------------------------------
OBLIGATIONS OF STATES AND
  POLITICAL SUBDIVISIONS                                    $37,752,933       $1,045,055           $13,598      $38,784,390
-----------------------------------------------------------------------------------------------------------------------------

TOTAL DEBT SECURITIES                                       $37,752,933       $1,045,055           $13,598      $38,784,390
=============================================================================================================================

The amortized cost and estimated fair value of debt securities by contractual maturity are shown in the following table. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                AMORTIZED          FAIR
DECEMBER 31, 1997                                                                                 COST             VALUE
-----------------------------------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE SECURITIES:
  DUE IN ONE YEAR OR LESS                                                                     $ 18,432,845     $ 18,522,106
  DUE AFTER ONE YEAR  THROUGH  FIVE YEARS                                                       49,730,939       49,945,771
  DUE AFTER FIVE YEARS THROUGH TEN YEARS                                                        66,988,341       67,662,091
-----------------------------------------------------------------------------------------------------------------------------
                                                                                               135,152,125      136,129,968
  MORTGAGE-BACKED SECURITIES                                                                    30,673,716       31,119,260
  EQUITY  SECURITIES                                                                             8,983,150        9,411,088
-----------------------------------------------------------------------------------------------------------------------------
                                                                                              $174,808,991     $176,660,316
=============================================================================================================================

                                                                                                                           14

                                                                                                  NOTE 2 SECURITIES CONTINUED

                                                                                                AMORTIZED          FAIR
DECEMBER 31, 1997                                                                                 COST             VALUE
-----------------------------------------------------------------------------------------------------------------------------
HELD-TO-MATURITY SECURITIES:
  DUE IN ONE YEAR OR LESS                                                                     $  9,823,783     $  9,844,434
  DUE AFTER ONE YEAR THROUGH FIVE YEARS                                                         22,443,750       23,155,863
  DUE AFTER FIVE YEARS THROUGH TEN YEARS                                                         4,298,438        4,485,335
  DUE AFTER TEN YEARS                                                                              345,000          396,327
-----------------------------------------------------------------------------------------------------------------------------
                                                                                              $ 36,910,971     $ 37,881,959
=============================================================================================================================

Gains from the sales of available-for-sale securities in 1997 were $313; losses from the sales of available-for-sale securities were $85,281. There were no gains or losses from the sale of securities in 1996 or 1995.

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

At December 31, 1997, securities with an amortized cost of $103,751,531 were pledged to secure public deposits (as required by law).

                                                            NOTE 3 LOAN CLASSIFICATION SUMMARY AND RELATED PARTY TRANSACTIONS

Loans at December 31, 1997, and 1996 are as follows:                                              1997             1996
-----------------------------------------------------------------------------------------------------------------------------
RESIDENTIAL REAL ESTATE                                                                       $159,296,594     $142,675,619
COMMERCIAL REAL ESTATE                                                                          61,341,666       47,674,052
REAL ESTATE CONSTRUCTION                                                                         5,267,122        1,202,577
COMMERCIAL                                                                                      78,611,556       85,044,519
CONSUMER AND OTHER                                                                              60,090,261       62,488,205
LEASES                                                                                          14,313,480       12,740,301
-----------------------------------------------------------------------------------------------------------------------------
  TOTAL LOANS                                                                                  378,920,679      351,825,273
  LESS UNEARNED INCOME                                                                          (1,736,710)      (1,415,850)
-----------------------------------------------------------------------------------------------------------------------------
  TOTAL LOANS, NET OF UNEARNED INCOME                                                         $377,183,969     $350,409,423
=============================================================================================================================

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

Loan transactions with related parties are summarized as follows:

                                                                                                  1997             1996
-----------------------------------------------------------------------------------------------------------------------------
BALANCE JANUARY 1                                                                             $  2,602,603     $  2,899,869
RETIRED DIRECTOR                                                                                       (22)            (155)
RESIGNED DIRECTORS                                                                                     -0-         (263,600)
NEW EXECUTIVE OFFICERS                                                                                 -0-           95,466
NEW LOANS AND ADVANCES                                                                           2,690,781          603,540
LOAN PAYMENTS                                                                                   (1,296,744)        (732,517)
-----------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31                                                                           $  3,996,618     $  2,602,603
=============================================================================================================================

During 1997, the Company sold $3,305,830 of education loans to the Student Loan Mortgage Association and recognized a gain of $8,587, which is included in other operating income in the consolidated statements of income. During 1996, the Company sold $847,219 of education loans to the Student Loan Mortgage Association and sold $200,750 of mortgage loans to the Federal Home Loan Mortgage Corporation. The net gain on sale of loans in 1996 was $6,483.

At December 31, 1997, the Company serviced mortgage loans for others aggregating $28,177,138, compared to $32,405,770 at December 31, 1996.

The Company's market area encompasses primarily Tompkins County, New York and surrounding areas. Substantially all of the Company's outstanding loans are with borrowers living or doing business within 25 miles of the branches in its market area. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.

NOTE 4 RESERVE FOR LOAN/LEASE LOSSES

Changes in the reserve for loan/lease losses are summarized as follows:

                                                                                1997              1996             1995
-----------------------------------------------------------------------------------------------------------------------------
RESERVE AT BEGINNING OF YEAR                                                 $4,778,600       $4,703,600        $4,653,600
PROVISIONS CHARGED TO OPERATIONS                                              1,067,931        1,209,943           751,258
RECOVERIES ON LOANS/LEASES                                                      486,927          414,994           402,159
LOANS/LEASES CHARGED-OFF                                                     (1,354,858)      (1,549,937)       (1,103,417)
-----------------------------------------------------------------------------------------------------------------------------
RESERVE AT END OF YEAR                                                       $4,978,600       $4,778,600        $4,703,600
=============================================================================================================================

The Company's recorded investment in loans/leases that are considered impaired totaled $1.4 million at December 31, 1997, and $1.2 million at December 31, 1996. The average recorded investment in impaired loans/leases was $962,000 in 1997, $1.3 million in 1996, and less than $1 million in 1995. The December 31, 1997 recorded investment in impaired loans/leases includes $806,000 of loans/leases which had related reserves of $329,000. The December 31, 1996 recorded investment in impaired loans/leases includes $582,000 of loans/leases which had related reserves of $94,000. The effect on interest income for impaired loans/leases was not material to the accompanying financial statements for 1997, 1996, or 1995.

The principal balance of loans/leases not accruing interest, including impaired loans/leases, amounted to approximately $2,783,000, and $1,994,000 at December 31, 1997 and 1996, respectively. The difference between the interest income that would have been recorded if these loans/leases had been paid in accordance with their original terms and the interest income recorded in the three year period ended December 31, 1997 was immaterial.

NOTE 5 BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31 were as follows:
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                  1997             1996
-----------------------------------------------------------------------------------------------------------------------------
LAND                                                                                          $    682,554     $    682,554
BANK PREMISES                                                                                    6,536,277        6,392,038
FURNITURE, FIXTURES, AND EQUIPMENT                                                               9,712,552        9,520,792
ACCUMULATED DEPRECIATION                                                                       (10,099,508)      (9,671,388)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                              $  6,831,875     $  6,923,996
=============================================================================================================================

Depreciation and amortization expense in 1997, 1996, and 1995 are included in operating expenses as follows:

                                                                                  1997             1996              1995
-----------------------------------------------------------------------------------------------------------------------------
BANK PREMISES                                                                   $296,006        $  312,369         $319,704
FURNITURE, FIXTURES, AND EQUIPMENT                                               674,525           716,993          653,895
-----------------------------------------------------------------------------------------------------------------------------
                                                                                $970,531        $1,029,362         $973,599
=============================================================================================================================

NOTE 6 DEPOSITS

The aggregate total time deposits of $100,000 or more was $97,128,468 at December 31, 1997, and $70,022,038 at December 31, 1996. As of December 31, 1997, the Company had time deposits with scheduled maturities as follows:

                                                                                LESS THAN         $100,000
(IN THOUSANDS)                                                                  $100,000          AND OVER            TOTAL
-----------------------------------------------------------------------------------------------------------------------------
MATURITY:
  THREE MONTHS OR LESS                                                           $25,562           $65,634        $  91,196
  OVER THREE THROUGH SIX MONTHS                                                   21,622            23,929           45,551
  OVER SIX THROUGH TWELVE MONTHS                                                  22,916             5,528           28,444
-----------------------------------------------------------------------------------------------------------------------------
  TOTAL DUE IN 1998                                                               70,100            95,091          165,191
  1999                                                                            12,290               804           13,094
  2000                                                                             2,234             1,132            3,366
  2001                                                                               850               101              951
  2002 AND THEREAFTER                                                              2,833                 0            2,833
-----------------------------------------------------------------------------------------------------------------------------
                                                                                 $88,307           $97,128         $185,435
=============================================================================================================================

                                                                                                                           16

                                            NOTE 7 FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Information regarding securities sold under agreements to repurchase as of December 31, 1997, is summarized below:

                                                                      ASSETS SOLD                     REPURCHASE LIABILITY
-----------------------------------------------------------------------------------------------------------------------------
                                                              Carrying           Fair                               Interest
                                                               Amount            Value               Amount           Rate
-----------------------------------------------------------------------------------------------------------------------------
MATURITY/TYPE OF ASSET
2 TO 30 DAYS:
  U.S. TREASURY SECURITIES                                 $  2,979,406       $ 3,072,187          $ 3,000,000         5.65%
  MORTGAGE-BACKED SECURITIES                                    100,000           103,844              100,000         5.20%
31 TO 90 DAYS:
  MORTGAGE-BACKED SECURITIES                                    180,000           186,919              180,000         5.50%
OVER 90 DAYS:
  U.S. TREASURY SECURITIES                                    5,631,420         5,727,223            5,597,180         5.78%
  U.S. GOVERNMENT AGENCY SECURITIES                           1,355,550         1,350,965            1,355,550         5.72%
  MORTGAGE-BACKED SECURITIES                                    512,583           516,596              509,500         5.59%
DEMAND:
  U.S. TREASURY SECURITIES                                   11,511,984        11,650,636           11,514,500         5.58%
  U.S. GOVERNMENT AGENCY SECURITIES                          26,359,088        26,412,329           26,359,843         5.15%
  MORTGAGE-BACKED SECURITIES                                  9,574,326         9,713,816            9,381,880         5.39%
-----------------------------------------------------------------------------------------------------------------------------
                                                           $ 58,204,357       $58,734,515          $57,998,453         5.38%
=============================================================================================================================

At December 31, 1997, substantially all of the above securities were held by the Bank of New York or the Federal Reserve Bank of New York.

Additional information regarding securities sold under agreements to repurchase and Federal funds purchased for the years ended December 31 is detailed in the table below:

SECURITIES  SOLD UNDER  AGREEMENTS  TO  REPURCHASE                                                1997             1996
-----------------------------------------------------------------------------------------------------------------------------
TOTAL OUTSTANDING AT DECEMBER 31                                                              $ 57,998,453     $ 86,192,723
MAXIMUM MONTH-END BALANCE                                                                       93,176,636      104,045,238
AVERAGE BALANCE DURING THE YEAR                                                                 79,075,374       92,383,979
AVERAGE INTEREST RATE PAID DURING YEAR                                                                5.28%            5.20%
=============================================================================================================================
FEDERAL FUNDS PURCHASED                                                                           1997             996
-----------------------------------------------------------------------------------------------------------------------------
TOTAL OUTSTANDING AT DECEMBER 31                                                              $        -0-     $  3,800,000
MAXIMUM MONTH-END BALANCE                                                                       13,500,000        3,800,000
AVERAGE BALANCE DURING THE YEAR                                                                  1,039,178          545,902
AVERAGE INTEREST RATE PAID DURING YEAR                                                                5.94%            7.25%
=============================================================================================================================

                                                         NOTE 8 OTHER BORROWINGS

The  Company  has  available  line of credit  agreements  with banks  permitting
borrowings  to  a  maximum  of  approximately   $8,500,000.   No  advances  were
outstanding against those lines on December 31, 1997.

As a member of the Federal Home Loan Bank, the Bank may apply for advances secured by certain residential mortgage loans and other assets, provided that certain standards for credit worthiness have been met. At December 31, 1997, the Bank had $57,630,000 in established unused lines of credit with the Federal Home Loan Bank. At December 31, 1997, the Bank had $27,000,000 in term advances from the FHLB, compared to $15,000,000 at December 31, 1996. FHLB term advances due in one year or less as of December 31, 1997 and 1996 are detailed in the table below.

Federal Home Loan Bank Advances:                                                                  1997             1996
-----------------------------------------------------------------------------------------------------------------------------
DUE IN ONE YEAR OR LESS:
  TOTAL OUTSTANDING AT DECEMBER 31                                                            $ 27,000,000     $  8,000,000
  MAXIMUM MONTH-END BALANCE                                                                     29,000,000        9,000,000
  AVERAGE BALANCE DURING THE YEAR                                                               15,219,178        3,288,251
  AVERAGE INTEREST RATE PAID DURING YEAR                                                              5.96%            5.80%
=============================================================================================================================

At December 31, 1996, the Bank had $7 million in advances due in more than one year, with interest rates that ranged from 5.84% to 6.46%, all of which had maturities in 1998.

Other borrowings at December 31, 1997 and 1996 included a $5,000 Treasury Tax and Loan Note account with the Federal Reserve Bank of New York.

                                                   NOTE 9 EMPLOYEE BENEFIT PLANS

The Company has a noncontributory defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and a percentage of the employee's average compensation for the five highest consecutive years in the last ten years of employment.

The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated statements of condition at December 31, 1997 and 1996:

                                                                                                  1997             1996
-----------------------------------------------------------------------------------------------------------------------------
ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATIONS:
  ACCUMULATED BENEFIT OBLIGATION, INCLUDING VESTED BENEFITS OF
   $10,335,574 IN 1997 AND $8,521,640 IN 1996.                                                $(10,408,058)    $ (8,574,571)
=============================================================================================================================
PROJECTED BENEFIT OBLIGATION FOR SERVICE RENDERED TO DATE                                      (12,402,247)    $(10,569,701)
PLAN ASSETS AT FAIR VALUE,  PRIMARILY  GOVERNMENT  SECURITIES  AND COMMON STOCKS
  INCLUDING THE COMPANY STOCK HAVING A FAIR VALUE OF
  $1,110,639 AND $736,364 AT SEPTEMBER 30, 1997 AND 1996, RESPECTIVELY                          14,969,632       12,001,460
-----------------------------------------------------------------------------------------------------------------------------
PLAN ASSETS OVER PROJECTED BENEFIT OBLIGATION                                                    2,567,385        1,430,711
UNRECOGNIZED NET LOSS FROM PAST EXPERIENCE DIFFERENT FROM THAT
  ASSUMED AND CHANGES IN ASSUMPTIONS                                                              (334,243)         471,769
PRIOR SERVICE COST NOT YET RECOGNIZED IN NET PERIODIC PENSION COST                                 187,450          202,346
UNRECOGNIZED NET ASSET AT SEPTEMBER 30, 1997 NET OF AMORTIZATION                                  (418,410)        (487,134)
-----------------------------------------------------------------------------------------------------------------------------
PREPAID PENSION COST INCLUDED IN OTHER ASSETS                                                 $  2,002,182     $  1,617,692
=============================================================================================================================


Net periodic pension cost included the following components:                    1997              1996             1995
-----------------------------------------------------------------------------------------------------------------------------
SERVICE COST BENEFITS EARNED DURING THE PERIOD                             $    489,125       $    332,115     $    326,242
INTEREST COST ON PROJECTED BENEFIT OBLIGATION                                   847,581            731,029          697,552
ACTUAL RETURN ON PLAN ASSETS                                                 (2,863,009)        (1,160,837)      (1,452,811)
NET AMORTIZATION AND DEFERRAL                                                 1,799,813            192,326          659,144
-----------------------------------------------------------------------------------------------------------------------------
NET PERIODIC PENSION COST                                                  $    273,510       $     94,633     $    230,127
=============================================================================================================================

The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.5% and 5.0% respectively at December 31, 1997 and 1996. The expected long-term rate of return on plan assets was 8.5% in 1997 and 1996. The Company's contributions to the plan totaled $658,000 in 1997, $515,409 in 1996, and $642,359 in 1995.

In addition, the Company has an Investment and Stock Ownership Plan ("I.S.O.P.") which contains a deferred profit-sharing and employee stock ownership plan which covers substantially all employees. The I.S.O.P. allows for contributions either in the form of cash or stock of the Company. Contributions are determined by the Board of Directors and are limited to a maximum amount as stipulated in the plan.

In 1994, the employee stock ownership plan of the I.S.O.P. borrowed $1,650,000 from the Company to purchase 55,000 common shares of the Company. The debt has a term of 10 years and an interest rate of 7%. At December 31, 1997, 33,889 shares were released and 21,110 remained as unallocated shares. The fair value of the unallocated shares on December 31, 1997, was $899,683. Shares will be released to the employee stock ownership plan based on the principal only method. Cash dividends received by the employee stock ownership plan on unallocated shares will be used to pay down the employee stock ownership plan's debt. The Company recognized compensation expense for the I.S.O.P. of $342,950 in 1997, $324,158 in 1996, and $325,057 in 1995 based on the fair value of shares committed to be released. At December 31, 1997, approximately 8,047 shares of unallocated stock were committed to be released to fund the Company's 1997 contribution to the employee stock option plan.

The Company currently provides certain life and health insurance benefits to substantially all of its employees.

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

The following table represents the plan's funded status and amounts recognized in the Company's consolidated statements of condition at December 31, 1997 and 1996:

NOTE 9 EMPLOYEE BENEFIT PLANS CONTINUED

                                                                                                  1997             1996
-----------------------------------------------------------------------------------------------------------------------------
ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION:
  RETIREES                                                                                    $ (1,626,419)    $ (1,486,321)
  ACTIVE EMPLOYEES                                                                                (522,551)        (598,067)
  SPOUSES AND OTHERS                                                                              (855,201)        (805,871)
-----------------------------------------------------------------------------------------------------------------------------
ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION                                                   (3,004,171)      (2,890,259)
PLAN ASSETS AT FAIR VALUE                                                                              -0-              -0-
-----------------------------------------------------------------------------------------------------------------------------
ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION
  IN EXCESS OF PLAN ASSETS                                                                      (3,004,171)      (2,890,259)
UNRECOGNIZED TRANSITION OBLIGATION                                                               1,732,821        1,848,343
UNRECOGNIZED (GAIN) LOSS                                                                          (133,555)        (138,039)
-----------------------------------------------------------------------------------------------------------------------------
ACCRUED POSTRETIREMENT BENEFIT COST INCLUDED IN OTHER LIABILITIES                             $ (1,404,905)    $ (1,179,955)
=============================================================================================================================

The weighted average annual assumed rate of increase in the per capita cost of covered benefits (the health care cost trend rate) is 8.5% beginning in 1997, and is assumed to decrease gradually to 5.0% in 2045 and beyond. The actual cost of benefits for 1997 and projected costs for 1998 were used. Increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997, by $78,757 and the net periodic postretirement benefit cost for 1997 by $6,006.

The  weighted   average  discount  rate  used  in  determining  the  accumulated postretirement benefit obligation was 7.5% on December 31, 1997 and 1996.

Net periodic postretirement benefit cost includes the following components:

                                                                                 1997              1996              1995
-----------------------------------------------------------------------------------------------------------------------------
AMORTIZATION OF TRANSITION OBLIGATION OVER 20 YEARS                             $115,522         $115,522          $115,522
SERVICE COST                                                                      70,746           74,248            50,083
INTEREST COST                                                                    208,159          199,528           219,448
AMORTIZATION (GAIN)/LOSS                                                             -0-              -0-             1,477
RETIRED EMPLOYEE REIMBURSEMENTS                                                      -0-              -0-           (29,979)
-----------------------------------------------------------------------------------------------------------------------------
NET PERIODIC POSTRETIREMENT BENEFIT COST                                        $394,427         $389,298          $356,551
=============================================================================================================================

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

At December 31, 1997, there were 2,655 additional shares available for grant under the Plan. The per share weighted average fair value of stock options granted during 1997 was $7.77 on the date of grant. The fair value was arrived at using the Black Scholes option-pricing model with the following weighted-average assumptions: expected dividend yield 3.64%, risk free interest rate of 5.78%, expected life of 8 years, and a 20.17% volatility ratio. The per share weighted average fair value of stock options granted during 1996 was $7.06 on the date of grant. The fair value was arrived at using the Black Scholes option-pricing model with the following weighted-average assumptions: expected dividend yield 3.97%, risk free interest rate of 5.61%, expected life of 8 years, and a 26.19% volatility ratio.

The Company applies APB Opinion No. 25 in accounting for its Plan, and accordingly, no compensation cost has been recognized for stock options in the accompanying consolidated financial statements. Had the Company determined compensation cost based on the fair value of its stock options at the grant date under SFAS No. 123, the Company's net income and earnings per share would have been reduced to pro forma amounts indicated on the following table:

NOTE 10 STOCK BASED COMPENSATION CONTINUED

                                                    1997                1996
--------------------------------------------------------------------------------
NET INCOME:
 AS REPORTED                                   $   9,855,594       $   9,179,000
 PRO FORMA                                         9,770,589           9,103,674
--------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE:
 AS REPORTED                                   $        3.04       $        2.63
 PRO FORMA                                              3.01                2.61
================================================================================

The full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts because compensation cost is reflected over an average vesting period of three years and pro forma net income reflects only options granted in 1997 and 1996.

Stock option activity during the periods indicated is as follows:

1995                             NUMBER OF SHARES    WTD. AVG. EXERCISE PRICE
--------------------------------------------------------------------------------
BEGINNING BALANCE                     66,739                  $21.65
EXERCISED                               (453)                  19.00
--------------------------------------------------------------------------------
OUTSTANDING AT YEAR END               66,286                   21.65
================================================================================
EXERCISABLE AT YEAR END               39,616                  $19.85
================================================================================

1996                             NUMBER OF SHARES    WTD. AVG. EXERCISE PRICE
--------------------------------------------------------------------------------
BEGINNING BALANCE                     66,286                  $21.65
GRANTED                               59,900                   28.90
EXERCISED                               (302)                  20.07
--------------------------------------------------------------------------------
OUTSTANDING AT YEAR END              125,884                   25.11
================================================================================
EXERCISABLE AT YEAR END               55,867                  $20.49
================================================================================


1997                             NUMBER OF SHARES    WTD. AVG. EXERCISE PRICE
--------------------------------------------------------------------------------
BEGINNING BALANCE                    125,884                  $25.11
GRANTED                               42,000                   35.49
EXERCISED                             (2,413)                  24.69
FORFEITED                             (2,199)                  29.14
--------------------------------------------------------------------------------
OUTSTANDING AT YEAR END              163,272                   27.73
================================================================================
EXERCISABLE AT YEAR END               73,046                  $22.41
================================================================================

The following summarizes outstanding and exercisable options at December 31, 1997:

                                   OPTIONS OUTSTANDING                                  OPTIONS EXERCISABLE
-----------------------------------------------------------------------------------------------------------------------------
                       RANGE OF                       WEIGHTED AVERAGE         WEIGHTED                      WEIGHTED AVERAGE
                       EXERCISE         NUMBER            REMAINING            AVERAGE           NUMBER          REMAINING
                        PRICES        OUTSTANDING     CONTRACTUAL LIFE     EXERCISE PRICE      EXERCISABLE   CONTRACTUAL LIFE
-----------------------------------------------------------------------------------------------------------------------------
                     $16.00-25.99        52,152         4.77 years             $19.42             52,152       4.77 years
                     $26.00-35.49       111,120         8.57 years             $31.64             20,894       7.67 years
-----------------------------------------------------------------------------------------------------------------------------
                                        163,272                                                   73,046
=============================================================================================================================

                                                                                                                           20

NOTE 11 INCOME TAXES

Total income tax expense (benefit) was allocated as follows:

                                                                                 1997              1996             1995
-----------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                    $5,267,001        $5,141,924       $4,618,404
SHAREHOLDERS' EQUITY FOR UNREALIZED
  GAIN (LOSS) ON AVAILABLE-FOR-SALE SECURITIES                                   730,017          (610,964)       1,256,792
-----------------------------------------------------------------------------------------------------------------------------
                                                                              $5,997,018        $4,530,960       $5,875,196
=============================================================================================================================

The income tax expense (benefit) attributable to income from operations is summarized as follows:

                                                                               CURRENT           DEFERRED           TOTAL
-----------------------------------------------------------------------------------------------------------------------------
1997:
    FEDERAL                                                                   $4,393,155        $ (396,527)      $3,996,628
    STATE                                                                      1,342,478           (72,105)       1,270,373
-----------------------------------------------------------------------------------------------------------------------------
                                                                              $5,735,633        $ (468,632)      $5,267,001
=============================================================================================================================
1996:
    FEDERAL                                                                   $4,013,153        $  (98,571)      $3,914,582
    STATE                                                                      1,222,737             4,605        1,227,342
-----------------------------------------------------------------------------------------------------------------------------
                                                                              $5,235,890        $  (93,966)      $5,141,924
=============================================================================================================================
1995:
    FEDERAL                                                                   $3,386,535        $   72,026       $3,458,561
    STATE                                                                      1,106,481            53,362        1,159,843
-----------------------------------------------------------------------------------------------------------------------------
                                                                              $4,493,016        $  125,388       $4,618,404
=============================================================================================================================

The primary reasons for the differences between income tax expense and the amount computed by applying the statutory federal income tax rate to earnings are as follows:

                                                                                  1997             1996              1995
-----------------------------------------------------------------------------------------------------------------------------
  STATUTORY FEDERAL INCOME TAX RATE                                               34.0%             34.0%           34.0%
  STATE INCOME TAXES, NET OF FEDERAL TAX BENEFIT                                   5.5               5.7             5.7
  TAX EXEMPT INCOME                                                               (4.0)             (4.4)           (5.2)
  ALL OTHER                                                                       (0.7)              0.6             0.1
-----------------------------------------------------------------------------------------------------------------------------
                                                                                  34.8%             35.9%           34.6%
=============================================================================================================================

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                                                                   1997             1996
-----------------------------------------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
  RESERVE FOR LOAN/LEASE LOSSES                                                                $ 1,925,851       $1,845,971
  COMPENSATION AND BENEFITS                                                                      1,263,880        1,100,999
  OTHER                                                                                            196,823           98,440
-----------------------------------------------------------------------------------------------------------------------------
TOTAL DEFERRED TAX ASSETS                                                                        3,386,554        3,045,410
-----------------------------------------------------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES:
  LEASING TRANSACTIONS                                                                           1,447,323        1,542,802
  PREPAID PENSION                                                                                  799,064          645,499
  DEPRECIATION                                                                                     212,014          223,735
  OTHER                                                                                            194,297          368,150
-----------------------------------------------------------------------------------------------------------------------------
TOTAL DEFERRED TAX LIABILITIES                                                                   2,652,698        2,780,186
-----------------------------------------------------------------------------------------------------------------------------
NET DEFERRED TAX ASSET                                                                         $   733,856       $  265,224
=============================================================================================================================

This analysis does not include the recorded deferred tax liabilities of $777,556 and $47,540 related to the unrealized appreciation in the available-for-sale securities portfolio as of December 31, 1997 and 1996, respectively.

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and the projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Based on its assessment, management determined that no valuation allowance is necessary.

NOTE 12 COMMITMENTS AND CONTINGENT LIABILITIES

The Company leases land, buildings, and equipment under operating lease arrangements extending to the year 2042. Rental expense included in operating expenses amounted to $332,404 in 1997, $339,588 in 1996, and $363,266 in 1995.

The future minimum rental commitments as of December 31, 1997 for all non-cancelable operating leases are as follows:

                              1998                        $  320,381
                              1999                           326,045
                              2000                           314,335
                              2001                           284,153
                              2002                           291,490
                              Thereafter                  $3,981,778

Most leases include  options to renew for periods ranging from five to 20 years.
Options  to  renew  are  not  included  in  the  above  future   minimum  rental
commitments.

The Company, in the normal course of business, is a party to financial instruments with off balance sheet risk to meet the financial needs of its customers. These financial instruments include loan commitments, standby letters of credit, and unused portions of lines of credit. The contract, or notional amount, of those instruments represents the Company's involvement in particular classes of financial instruments.

The Company's maximum potential obligation to extend credit for loan commitments (unfunded loans and unused lines of credit) and standby letters of credit outstanding on December 31 was as follows:


(IN THOUSANDS)                                                                                       1997             1996
-----------------------------------------------------------------------------------------------------------------------------
  LOAN COMMITMENTS                                                                                 $67,336          $69,195
  STANDBY LETTERS OF CREDIT                                                                          1,627            1,145
  UNDISBURSED PORTION OF COMMERCIAL LINES OF CREDIT                                                 12,396           11,604
  COMMITMENT TO INVEST IN LIMITED PARTNERSHIP REGISTERED AS A
   SMALL BUSINESS INVESTMENT COMPANY                                                                 1,856              -0-
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                   $83,215          $81,944
=============================================================================================================================

Commitments to extend credit (including lines of credit) are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments written by the Trust Company to guarantee the performance of a customer to a third party. Management uses the same credit policies in making commitments to extend credit and standby letters of credit as are used for on balance sheet lending decisions. Based upon management's evaluation of the counterparty, the Trust Company may require collateral to support commitments to extend credit and letters of credit. Since some commitments and letters of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash flow requirements.

In 1997, the Company committed to invest $2,475,000 in a limited partnership formed to operate a Small Business Investment Company (SBIC). As of December 31, 1997, the Company had advanced $618,750, which is carried utilizing the equity method of accounting as an other asset on the Company's consolidated statements of condition. On December 31, 1997, the cost of the Company's investment in the SBIC approximates fair value.

NOTE 13 EARNINGS PER SHARE

Calculation of Basic Earnings Per Share (Basic EPS) and Diluted Earnings Per Share (Diluted EPS) is as follows:

                                                                               INCOME         AVERAGE SHARES        PER SHARE
FOR YEAR ENDED DECEMBER 31, 1997                                             (NUMERATOR)       (DENOMINATOR)         AMOUNT
-----------------------------------------------------------------------------------------------------------------------------
BASIC EPS
INCOME AVAILABLE TO COMMON SHAREHOLDERS                                       $9,855,594         3,244,726            $3.04

EFFECT OF DILUTIVE SECURITIES
OPTIONS                                                                                             37,610

DILUTED EPS
INCOME AVAILABLE TO COMMON SHAREHOLDERS PLUS ASSUMED CONVERSIONS              $9,855,594         3,282,336            $3.00
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                                           22

                                                                                         NOTE 13 EARNINGS PER SHARE CONTINUED

                                                                                INCOME         AVERAGE SHARES      PER SHARE
FOR YEAR ENDED DECEMBER 31, 1996                                              (NUMERATOR)       (DENOMINATOR)       AMOUNT
-----------------------------------------------------------------------------------------------------------------------------
BASIC EPS
INCOME AVAILABLE TO COMMON SHAREHOLDERS                                       $9,179,000         3,485,565            $2.63

EFFECT OF DILUTIVE SECURITIES
OPTIONS                                                                                             18,190

DILUTED EPS
INCOME AVAILABLE TO COMMON SHAREHOLDERS PLUS ASSUMED CONVERSIONS              $9,179,000         3,503,755            $2.62
-----------------------------------------------------------------------------------------------------------------------------

The diluted average shares calculation for 1996 excludes an average of 36,252 options with a range of exercise prices between $28.90 and $31.36 because at various times during the year, the exercise price was greater than the average market price.

                                                                                INCOME         AVERAGE SHARES      PER SHARE
FOR YEAR ENDED DECEMBER 31, 1995                                              (NUMERATOR)       (DENOMINATOR)       AMOUNT
-----------------------------------------------------------------------------------------------------------------------------
BASIC EPS
INCOME AVAILABLE TO COMMON SHAREHOLDERS                                       $8,717,811         3,538,626            $2.46

EFFECT OF DILUTIVE SECURITIES
OPTIONS                                                                                             23,174

DILUTED EPS
INCOME AVAILABLE TO COMMON SHAREHOLDERS PLUS ASSUMED CONVERSIONS              $8,717,811         3,561,800            $2.45
-----------------------------------------------------------------------------------------------------------------------------

                                     NOTE 14 FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1997 and 1996. The carrying amounts shown in the table are included in the consolidated statements of condition under the indicated captions.

Estimated Fair Value of Financial Instruments:

                                                                         1997                               1996
-----------------------------------------------------------------------------------------------------------------------------
                                                             CARRYING             FAIR           CARRYING          FAIR
AMOUNT                                                         VALUE             AMOUNT            VALUE
-----------------------------------------------------------------------------------------------------------------------------
Financial Assets:
  CASH AND CASH EQUIVALENTS                                $ 22,088,775     $ 22,088,775      $ 25,318,664     $ 25,318,664
  SECURITIES - AVAILABLE-FOR-SALE                           176,660,315      176,660,315       167,903,720      167,903,720
  SECURITIES - HELD-TO-MATURITY                              36,910,971       37,881,959        37,752,933       38,784,390
  LOANS/LEASES                                              377,183,969      382,473,656       350,409,423      352,792,209
Financial Liabilities:
  TIME DEPOSITS                                            $185,435,402     $199,034,483      $155,832,604     $158,225,089
  OTHER DEPOSITS                                            291,264,268      291,264,268       271,534,289      271,534,289
  FEDERAL FUNDS PURCHASED AND SECURITIES
       SOLD UNDER AGREEMENTS TO REPURCHASE                   57,998,453       58,773,108        89,992,723       90,715,339
  OTHER BORROWINGS                                           27,005,000       27,046,094        15,005,000       15,086,781
=============================================================================================================================

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

LOANS/LEASES: For variable rate loans/leases that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value of fixed rate loans/leases was estimated using discounted cash flow analyses, and interest rates currently offered for loans/leases with similar terms and credit quality.

NOTE 14 FAIR VALUE OF FINANCIAL INSTRUMENTS CONTINUED

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

FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS: The carrying amounts of Federal funds purchased and securities sold under agreements to repurchase with maturities of 90 days or less approximate their fair values. Fair values of repurchase agreements with maturities of more than 90 days are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rate for similar types of borrowing arrangements. OTHER BORROWINGS:
The fair value of borrowings was estimated using discounted cash flow analysis, using the weighted average interest rate on the outstanding debt.

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

NOTE 15 REGULATION AND SUPERVISION

The Company and the Trust Company are subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action ("PCA"), The Trust Company must meet specific guidelines that involve quantitative measures of assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications of the Company and the Trust Company are also subject to qualitative judgments by regulators concerning components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes that the Company and the Trust Company meet all capital adequacy requirements to which they are subject.

As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Trust Company as well capitalized under the regulatory framework for PCA. To be categorized as well capitalized, the Company and the Trust Company must maintain total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the capital category of the Trust Company.

Actual capital amounts and ratios of the Company and the Trust Company are as follows:

                                                                                      REQUIRED                  REQUIRED
                                                                                        TO BE                    TO BE
                                                             ACTUAL            ADEQUATELY CAPITALIZED      WELL CAPITALIZED
---------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                            AMOUNT/RATIO              AMOUNT/RATIO             AMOUNT/RATIO
---------------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1997:
TOTAL CAPITAL (TO RISK WEIGHTED ASSETS)
  THE COMPANY (CONSOLIDATED)                              $60,013/16.4%            >$29,327/>8.0%          >$36,658/>10.0%
                                                                                            -                        -
  TRUST COMPANY                                           $57,930/15.9%            >$29,169/>8.0%          >$36,461/>10.0%
                                                                                            -                        -
TIER I CAPITAL (TO RISK WEIGHTED ASSETS)
  THE COMPANY (CONSOLIDATED)                              $55,426/15.1%            >$14,663/>4.0%           >$21,995/>6.0%
                                                                                            -                        -
  TRUST COMPANY                                           $53,367/14.6%            >$14,585/>4.0%           >$21,877/>6.0%
                                                                                            -                        -
TIER I CAPITAL (TO AVERAGE ASSETS)
  THE COMPANY (CONSOLIDATED)                              $ 55,426/8.9%            >$24,888/>4.0%           >$31,110/>5.0%
                                                                                            -                        -
---------------------------------------------------------------------------------------------------------------------------
  TRUST COMPANY                                           $ 53,367/8.6%            >$24,796/>4.0%           >$30,995/>5.0%
                                                                                            -                        -
---------------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1996:
TOTAL CAPITAL (TO RISK WEIGHTED ASSETS)
  THE COMPANY (CONSOLIDATED)                              $56,420/16.1%            >$27,987/>8.0%          >$34,984/>10.0%
                                                                                   -        -              -        -
  TRUST COMPANY                                           $55,408/15.9%            >$27,907/>8.0%          >$34,884/>10.0%
                                                                                   -        -              -        -
TIER I CAPITAL (TO RISK WEIGHTED ASSETS)
  THE COMPANY (CONSOLIDATED)                              $52,047/14.9%            >$13,994/>4.0%           >$20,991/>6.0%
                                                                                   -        -               -        -
  TRUST COMPANY                                           $51,047/14.6%            >$13,954/>4.0%           >$20,931/>6.0%
                                                                                   -        -               -        -
TIER I CAPITAL (TO AVERAGE ASSETS)
  THE COMPANY (CONSOLIDATED)                              $ 52,047/8.9%            >$23,512/>4.0%           >$29,390/>5.0%
                                                                                   -        -               -        -
  TRUST COMPANY                                           $ 51,047/8.7%            >$23,505/>4.0%           >$29,381/>5.0%
                                                                                   -        -               -        -
==========================================================================================================================

                                                                                                                        24

                                    NOTE 15 REGULATION AND SUPERVISION CONTINUED

The Company is subject to legal limitations on the amount of dividends that can be paid to shareholders. Generally, dividends are limited to retained net profits for the current year and two preceding years which amounted to $16,421,286 as of December 31, 1997.

The Trust Company is required to maintain reserve balances by the Federal Reserve Bank of New York. On December 31, 1997, the reserve requirement totaled $5,446,000.

                      NOTE 16 CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS


Condensed Financial Statements for Tompkins County Trustco, Inc. (the "Parent Company") as of December 31, 1997, are presented below. The Parent Company was established on January 1, 1996; therefore, no information prior to that date is presented.

CONDENSED STATEMENTS OF CONDITION
-----------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                                                     1997            1996
-----------------------------------------------------------------------------------------------------------------------------
Assets
  CASH                                                                                          $    108        $    -0-
  AVAILABLE-FOR-SALE SECURITIES, AT FAIR VALUE                                                     2,361           1,000
  INVESTMENT IN BANK, AT EQUITY                                                                   54,593          51,613
  OTHER ASSETS                                                                                        16             -0-
-----------------------------------------------------------------------------------------------------------------------------
                                                           Total Assets                         $ 57,078        $ 52,613
=============================================================================================================================
Liabilities
  DEFERRED TAX LIABILITY                                                                        $    167        $    -0-
  OTHER LIABILITIES                                                                                   11             -0-
-----------------------------------------------------------------------------------------------------------------------------
                                                      Total Liabilities                         $    178        $    -0-
=============================================================================================================================
Shareholders' Equity
  COMMON STOCK                                                                                  $    326        $    334
  SURPLUS                                                                                         29,935          32,529
  UNDIVIDED PROFITS                                                                               26,769          20,925
  TREASURY STOCK                                                                                    (571)           (604)
  NET UNREALIZED GAIN OR LOSS ON AVAILABLE-FOR-SALE SECURITIES                                     1,074              66
  DEFERRED I.S.O.P. BENEFIT EXPENSE                                                                 (633)           (637)
-----------------------------------------------------------------------------------------------------------------------------
                                             Total Shareholders' Equity                         $ 56,900        $ 52,613
=============================================================================================================================
                             Total Liabilities and Shareholders' Equity                         $ 57,078        $ 52,613
=============================================================================================================================

CONDENSED STATEMENTS OF INCOME
-----------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                                                     1997              1996
-----------------------------------------------------------------------------------------------------------------------------
  DIVIDENDS FROM AVAILABLE-FOR-SALE INVESTMENTS                                                 $     92        $    -0-
  DIVIDENDS RECEIVED FROM BANK                                                                     7,614          11,814
-----------------------------------------------------------------------------------------------------------------------------
                                                 Total Operating Income                            7,706          11,814
-----------------------------------------------------------------------------------------------------------------------------
  OPERATING EXPENSES                                                                                  79             -0-
-----------------------------------------------------------------------------------------------------------------------------
                       Income Before Undistributed Income of Subsidiary                         $  7,627        $ 11,814
=============================================================================================================================
  APPLICABLE INCOME TAXES                                                                       $    (13)       $    -0-
  EQUITY IN UNDISTRIBUTED INCOME OF BANK                                                           2,216          (2,635)
-----------------------------------------------------------------------------------------------------------------------------
                                                             Net Income                         $  9,856        $  9,179
=============================================================================================================================

NOTE 16 CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS CONTINUED

CONDENSED STATEMENTS OF CASH FLOWS
-----------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                                                     1997           1996
-----------------------------------------------------------------------------------------------------------------------------
Operating Activities
  NET INCOME                                                                                    $  9,856         $ 9,179
  ADJUSTMENTS TO RECONCILE NET INCOME TO CASH PROVIDED BY OPERATING ACTIVITIES:
   EQUITY IN UNDISTRIBUTED EARNINGS OF BANK                                                       (2,216)          2,635
   INCREASE IN OTHER ASSETS                                                                          (16)            -0-
   INCREASE IN OTHER LIABILITIES                                                                      11             -0-
   PROVISION FOR DEFERRED INCOME TAXES                                                               (13)            -0-
   OTHER                                                                                              (4)            -0-
-----------------------------------------------------------------------------------------------------------------------------
                             Net Cash Provided by Operating Activities                             7,618          11,814
-----------------------------------------------------------------------------------------------------------------------------
Investing Activities
  PURCHASE OF SECURITIES                                                                            (933)         (1,000)
-----------------------------------------------------------------------------------------------------------------------------
                                 Net Cash Used in Investing Activities                              (933)         (1,000)
-----------------------------------------------------------------------------------------------------------------------------
Financing Activities
  DIVIDENDS PAID ON COMMON STOCK                                                                  (4,011)         (3,813)
  PURCHASE OF TREASURY STOCK                                                                         -0-            (627)
  REPURCHASE OF COMMON SHARES                                                                     (2,670)         (6,720)
  DECREASE IN I.S.O.P BENEFIT EXPENSE                                                                  4             320
  TREASURY STOCK SOLD                                                                                 41
  ISSUANCE OF COMMON STOCK                                                                            59              26
-----------------------------------------------------------------------------------------------------------------------------
                                 Net Cash Used in Financing Activities                            (6,577)        (10,814)
-----------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents                                                     108             -0-
-----------------------------------------------------------------------------------------------------------------------------
Cash at January 1                                                                                    -0-             -0-
-----------------------------------------------------------------------------------------------------------------------------
Cash at December 31                                                                             $    108         $   -0-
=============================================================================================================================

NOTE 17 UNAUDITED INTERIM FINANCIAL INFORMATION

Selected unaudited quarterly financial data for 1997 and 1996 follows:

                                                                                             1997
-----------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT PER SHARE DATA)                              FIRST           SECOND            THIRD           FOURTH
-----------------------------------------------------------------------------------------------------------------------------
  INTEREST INCOME                                               $11,322          $11,657           $11,933          $11,900
  INTEREST EXPENSE                                                4,765            5,018             5,176            5,223
  NET INTEREST INCOME                                             6,557            6,639             6,757            6,677
  PROVISION FOR LOAN/LEASE LOSSES                                   414              153               263              238
  INCOME BEFORE INCOME TAXES                                      3,729            3,778             3,986            3,630
  NET INCOME                                                      2,432            2,463             2,601            2,360
  NET INCOME PER COMMON SHARE (BASIC)                               .74              .76               .81              .73
  NET INCOME PER COMMON SHARE (DILUTED)                             .73              .75               .80              .72


                                                                                           1996
-----------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT PER SHARE DATA)                              FIRST           SECOND            THIRD           FOURTH
-----------------------------------------------------------------------------------------------------------------------------
  INTEREST INCOME                                               $10,353          $10,630           $11,081          $11,223
  INTEREST EXPENSE                                                4,214            4,302             4,577            4,823
  NET INTEREST INCOME                                             6,139            6,328             6,504            6,400
  PROVISION FOR LOAN/LEASE LOSSES                                   204              251               258              497
  INCOME BEFORE INCOME TAXES                                      3,384            3,547             3,925            3,465
  NET INCOME                                                      2,200            2,314             2,532            2,133
  NET INCOME PER COMMON SHARE (BASIC)                               .62              .65               .72              .64
  NET INCOME PER COMMON SHARE (DILUTED)                             .62              .65               .71              .64

                                                                                                                         26

                    MANAGEMENT'S STATEMENT OF RESPONSIBILITY
                             ======================

  Management is responsible for preparation of the consolidated financial statements and related financial information contained in all sections of this annual report, including the determination of amounts that must necessarily be based on judgments and estimates. It is the belief of management that the consolidated financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances, and that the financial information appearing throughout this annual report is consistent with the consolidated financial statements.

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


/s/ James J. Byrnes                                      /s/ Richard D. Farr
-----------------------                                  -----------------------
Chief Executive Officer                                  Chief Financial Officer


                        REPORT OF KPMG PEAT MARWICK LLP,
                              INDEPENDENT AUDITORS
                             ======================

BOARD OF DIRECTORS AND SHAREHOLDERS
TOMPKINS COUNTY TRUSTCO, INC.

  We have audited the accompanying consolidated statements of condition of Tompkins County Trustco, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tompkins County Trustco, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ KPMG PEAT MARWICK LLP
-------------------------
SYRACUSE, NEW YORK
JANUARY 16, 1998

    MANAGEMENT DISCUSSION OF FINANCIAL CONDITION & RESULTS OF OPERATIONS 1997

OVERVIEW

   Tompkins County Trustco ("the Company") is the parent company of Tompkins County Trust Company (the "Trust Company" or "the Bank"). The Trust Company is an independent community bank whose primary service area is Tompkins County, New York and surrounding areas. Through the Bank, the Company provides a full range of financial services including: deposits, trust and investment services, commercial lending, consumer lending, residential mortgage lending, cash management, and electronic banking.

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

TABLE 1 - SOURCES OF INTEREST INCOME
                                                   % OF  TOTAL                  % OF  TOTAL                 % OF  TOTAL
(IN THOUSANDS)                              1997     REVENUE*         1996        REVENUE*           1995     REVENUE*
-----------------------------------------------------------------------------------------------------------------------------
     Residential real estate               $12,254    21.61%        $10,818       19.08%          $  9,618     16.96%
     Commercial and commercial
      real estate*                          13,049    23.01%         12,110       21.36%            11,453     20.20%
     Consumer                                6,444    11.37%          6,758       11.92%             7,054     12.44%
     Lease financing                           994     1.75%            963        1.70%               913      1.61%
-----------------------------------------------------------------------------------------------------------------------------
     Total interest on
      loans and leases*                     32,741    57.74%         30,649       54.06%            29,038     51.21%
-----------------------------------------------------------------------------------------------------------------------------
     Interest on securities and
      other investments*                   $14,977    26.41%        $13,271       23.41%          $ 12,097     21.34%
=============================================================================================================================

* INTEREST INCOME INCLUDES TAX-EQUIVALENCY ADJUSTMENTS FOR INCOME EXEMPT FROM FEDERAL INCOME TAXES.

RESULTS OF OPERATIONS

   Net income for 1997 was $9.9 million, or $3.04 per basic share; increasing from $9.2 million, or $2.63 per basic share in 1996; and $8.7 million, or $2.46 per basic share in 1995. The 15.6% growth in 1997 basic earnings per share continues a growth trend that saw basic earnings per share increase by 6.9% in 1996, and 7.4% in 1995. Diluted earnings per share was $3.00 for the year ended December 31, 1997, reflecting an increase of 14.5% from 1996. Per share earnings growth has benefited from two privately negotiated stock repurchase transactions, in which the Company repurchased 244,371 shares in October of 1996, and 80,000 shares in May of 1997. These two repurchase transactions are primarily responsible for a 6.9% reduction in basic weighted average shares from 1996 to 1997.

   Return on average shareholders' equity increased to 18.4% in 1997, compared to 16.8% in 1996, and 17.0% in 1995. The improvement in return on average equity in 1997 was achieved through a combination of 7.4% growth in net income, and a 1.9% reduction in average shareholders equity. Average shareholders' equity declined as a result of the two stock repurchase transactions, which reduced total shareholders' equity by a combined $9.4 million. The decline in shareholders' equity from common stock repurchase transactions has been partially offset by 1997 retained earnings of $5.8 million.

   Return on average total assets has remained relatively stable over the past three years, with a ratio of 1.61% for the year ended December 31, 1997, compared to 1.62% in 1996, and 1.67% in 1995. The modest decline in the return on average assets in 1996 is due to 8.5% growth in average assets during the year, which outpaced the 5.3% growth in net income. The 1997 return on average assets of 1.61% is little changed from the prior year as net income growth of 7.4% was closely matched by average asset growth of 8.3%.

   The Company's primary source of revenue is interest income earned on its loan and securities portfolios. Significant sources of interest income are detailed in TABLE 1.

   Other income sources include fees for providing trust and investment services, merchant credit card processing fees, and service charges on deposit accounts. Total 1997 income from each of these sources, as a percentage of total revenue, amounted to 6%, 4%, and 3%, respectively.

NET INTEREST INCOME

   Tax-equivalent net interest income has increased steadily over the past three years from $24.9 million in 1995, to $26.5 million in 1996, and to $27.8 million in 1997. TABLE 2 illustrates the trend in average earning assets and costing liabilities, and the corresponding yield or cost associated with each. The table shows a declining trend in tax-equivalent net interest margin from 5.05% in 1995, to 4.93% in 1996, and to 4.79% in 1997. The declining trend in net interest margin is reflective of the competitive environment for deposits, which has led to an increasing reliance on non-core funding sources to support asset growth. Average non-core funding sources (time deposits of $100,000 and more, securities sold under repurchase agreements, Federal funds purchased, and borrowings) increased by $28.9 million from 1996 to 1997. Average core deposits (total deposits less time deposits of $100,000 and more) increased by $18.2 million over the same period. This increased reliance on non-core funding sources is largely responsible for the increase in the cost of interest bearing liabilities from 4.15% in 1996 to 4.28% in 1997. The yield on earning assets remained level at 8.27% for the years ended December 31, 1997 and 1996.

   As net interest margin has narrowed in recent years, the Company maintained growth in net interest income through growth in its earning asset base. Average earning assets of $580.3 million for the year ended December 31, 1997, reflects an 8.3% increase from average earning assets in 1996. The increase was split between average loans, which grew by $27.6 million, and average securities which grew by $21.5 million.


TABLE 2 - AVERAGE STATEMENTS OF CONDITION AND NET INTEREST ANALYSIS
DECEMBER 31                                  1997                            1996                           1995
-----------------------------------------------------------------------------------------------------------------------------
                                 AVERAGE                         AVERAGE                         AVERAGE
                                 BALANCE               AVERAGE   BALANCE               AVERAGE   BALANCE             AVERAGE
(DOLLAR AMOUNTS IN THOUSANDS)     (YTD)    INTEREST  YIELD/RATE   (YTD)    INTEREST  YIELD/RATE   (YTD)   INTEREST YIELD/RATE
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets
  Certificates of deposit
   with other banks             $      0   $     0              $    907   $    48      5.27%   $      0   $     0
  Securities (1)
   U.S. Government securities    171,545    11,638      6.78%    151,698    10,021      6.59%    129,068     8,471     6.56%
   State and municipal (2)        37,670     3,018      8.01%     37,756     3,065      8.10%     40,704     3,302     8.11%
   Other securities (2)            4,444       321      7.22%      2,721       185      6.78%      4,675       324     6.93%
-----------------------------------------------------------------------------------------------------------------------------
   Total securities              213,659    14,977      7.01%    192,175    13,271      6.89%    174,447    12,097     6.93%
  Federal Funds Sold               4,902       263      5.37%      8,789       468      5.31%      5,606       319     5.69%
  Loans, net of
   unearned income (3)
   Residential real estate       151,013    12,254      8.11%    131,789    10,818      8.19%    116,299     9,618     8.27%
   Commercial real estate         56,375     5,240      9.29%     41,324     3,859      9.31%     34,337     3,159     9.20%
   Commercial loans (2)           81,634     7,809      9.57%     86,721     8,251      9.49%     85,479     8,294     9.70%
   Consumer loans                 60,532     6,444     10.65%     62,478     6,758     10.79%     65,957     7,054    10.69%
   Lease financing                12,210       994      8.14%     11,875       963      8.09%     11,268       913     8.10%
-----------------------------------------------------------------------------------------------------------------------------
   Total loans, net of
   unearned income               361,764    32,741      9.05%    334,187    30,649      9.15%    313,340    29,038     9.27%
-----------------------------------------------------------------------------------------------------------------------------
   Total interest-earning
   assets                        580,325    47,981      8.27%    536,058    44,436      8.27%    493,393    41,454     8.40%
-----------------------------------------------------------------------------------------------------------------------------
Noninterest-earning assets        32,981                          30,282                          28,689
-----------------------------------------------------------------------------------------------------------------------------
  Total assets                  $613,306                        $566,340                        $522,082
=============================================================================================================================

LIABILITIES & SHAREHOLDERS' EQUITY
Deposits
  Interest-bearing deposits
   Interest-bearing checking    $ 59,111   $ 1,097      1.86%   $ 55,698   $ 1,038      1.86%   $ 53,929   $   986     1.83%
   Savings and money market      142,933     4,581      3.20%    140,410     4,450      3.16%    153,206     5,211     3.40%
   Time deposits> $100,000        83,878     4,629      5.52%     44,143     2,363      5.34%     12,131       643     5.30%
   Time deposits< $100,000        87,058     4,562      5.24%     81,115     4,289      5.27%     71,873     3,820     5.31%
-----------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing
     deposits                    372,980    14,869      3.99%    321,366    12,140      3.77%    291,139    10,660     3.66%
Federal funds purchased and
  securities sold under
  agreements to repurchase        80,115     4,233      5.28%     92,930     4,831      5.18%     92,050     5,179     5.63%
Other borrowings                  18,166     1,080      5.95%     16,186       946      5.83%     12,625       686     5.43%
-----------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing
    liabilities                  471,261    20,182      4.28%    430,482    17,917      4.15%    395,814    16,525     4.17%
-----------------------------------------------------------------------------------------------------------------------------
Non interest-bearing deposits     80,417                          74,141                          68,834
Accrued expenses and
  other liabilities                8,108                           7,146                           6,222
-----------------------------------------------------------------------------------------------------------------------------
  Total liabilities              559,786                         511,769                         470,870
Shareholders' equity              53,520                          54,571                          51,212
-----------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
   shareholders' equity         $613,306                        $566,340                        $522,082
=============================================================================================================================
Interest rate spread                                    3.99%                           4.12%                          4.23%
  Impact of noninterest-
   bearing liabilities                                  0.80%                           0.81%                          0.82%
-----------------------------------------------------------------------------------------------------------------------------
  Net interest income/margin
   on earning assets                       $27,799      4.79%              $26,519      4.93%              $24,929     5.05%
=============================================================================================================================

(1) AVERAGE BALANCES AND YIELDS ON AVAILABLE-FOR-SALE SECURITIES ARE BASED ON HISTORICAL AMORTIZED COST.
(2) INTEREST INCOME INCLUDES THE TAX EFFECTS OF TAXABLE EQUIVALENT ADJUSTMENTS USING A COMBINED NEW YORK STATE AND FEDERAL EFFECTIVE INCOME TAX RATE OF 41% IN 1997, 1996, AND 1995 TO INCREASE TAX EXEMPT INTEREST INCOME TO A TAXABLE EQUIVALENT BASIS.
(3) NONACCRUAL LOANS ARE INCLUDED IN THE AVERAGE ASSET TOTALS PRESENTED ABOVE. PAYMENTS RECEIVED ON NONACCRUAL LOANS HAVE BEEN RECOGNIZED AS DISCLOSED IN
     NOTE 1 OF THE CONSOLIDATED FINANCIAL STATEMENTS.

TABLE 3 - ANALYSIS OF  YEAR TO DATE CHANGES IN NET INTEREST INCOME

(DOLLAR AMOUNTS IN THOUSANDS)(TAXABLE EQUIVALENT)

                                                  1997 VS. 1996                                1996 VS. 1995
-----------------------------------------------------------------------------------------------------------------------------
                                             INCREASE (DECREASE) DUE                      INCREASE (DECREASE) DUE
                                              TO CHANGE IN AVERAGE                         TO CHANGE IN AVERAGE
                                            VOLUME     RATE       TOTAL                 VOLUME    RATE      TOTAL
-----------------------------------------------------------------------------------------------------------------------------
         Interest income:
           Federal funds sold             $  (209)     $   4      $ (205)               $   171   $  (22)   $   149
           Interest bearing deposits          (48)         0         (48)                    48        0         48
          Investments
           Taxable                          1,390        240       1,630                  1,349       62      1,411
           Tax-exempt                          71          7          78                   (233)       1       (232)
          Loans
           Taxable                          2,507       (406)      2,101                  1,860     (320)     1,540
           Tax-exempt                          (7)        (3)        (10)                    54      (69)       (15)
-----------------------------------------------------------------------------------------------------------------------------
         Total interest income              3,704       (158)      3,546                  3,249     (348)     2,901
-----------------------------------------------------------------------------------------------------------------------------
         Interest expense:
          Interest bearing deposits
           Interest checking                   63         (4)         59                     33       22         55
           Savings and money market            80         51         131                   (387)    (305)      (692)
           Time                             2,455         84       2,539                  2,117       (2)     2,115
           Securities sold under
            agreements to repurchase         (701)        71        (630)                    53     (393)      (340)
           Federal funds purchased             29          3          32                     (4)      (4)        (8)
           Other borrowings                   117         18         135                    204       55        259
-----------------------------------------------------------------------------------------------------------------------------
         Total interest expense             2,043        223       2,266                  2,016     (627)     1,389
-----------------------------------------------------------------------------------------------------------------------------
         Net interest income              $ 1,661      $(381)     $1,280                $ 1,233    $ 279    $ 1,512
=============================================================================================================================

   Changes in net interest income occur from a combination of changes in the volume of earning assets and costing liabilities, and the rate of interest earned or paid on them. TABLE 3 illustrates changes in interest income and interest expense attributable to changes in volume (change in average balance multiplied by prior year rate), changes in rate (change in rate multiplied by prior year volume), and the net change in net interest income. The net change attributable to the combined impact of volume and rate has been allocated to each in proportion to the absolute dollar amounts of the change.

   Net interest income grew on a tax-equivalent basis by approximately $1.3 million from 1996 to 1997, compared to an increase of $1.5 million from 1995 to 1996. Growth in total interest income of $3.5 million from 1996 to 1997, resulted from a $3.7 million increase in income due to a higher volume of earning assets, offset by a $158,000 decline due to lower yields on earning assets. A decline in loan yields was partially offset by increased yield on the securities portfolio. Securities yields in 1997 were bolstered by the sale of $10.7 million of available-for-sale securities, the proceeds of which were reinvested in higher yielding securities.

   Total interest expense grew by approximately $2.3 million from 1996 to 1997. This compares to a $1.4 million increase in total interest expense from 1995 to 1996. An increased volume of interest bearing liabilities contributed nearly $2.1 million to the increase in 1997 interest expense, while higher rates paid on interest bearing liabilities added $223,000 to 1997 interest expense. Growth in time deposits, particularly time deposits of $100,000 and over, was primarily responsible for the increase in 1997 interest expense, with a $2.5 million increase due to volume and an $84,000 increase due to higher rates. A reduced volume of securities sold under agreements to repurchase helped offset some of the increased expense associated with time deposit growth.

PROVISION FOR LOAN AND LEASE LOSSES

   The provision for loan and lease losses represents management's estimate of the expense necessary to maintain the reserve for loan and lease losses at an adequate level. The provision for loan and lease losses declined to $1.1 million in 1997, from $1.2 million in 1996. The lower provision in 1997 is largely attributable to a reduced volume of net charge-offs in 1997, primarily in the consumer and residential real estate portfolios. Net loan and lease losses amounted to $868,000 in 1997, compared to $1.1 million in 1996, and $701,000 in 1995. Provisions for loan and lease losses in excess of actual net losses amounted to $200,000 in 1997, compared to $75,000 in 1996, and $50,000 in 1995.

OTHER  INCOME

   Other income is an increasingly important source of revenue for the Company. Other income of $8.7 million in 1997 represents an 11.8% increase over the $7.8 million reported in 1996. Other income has increased steadily as a percentage of average assets from 1.34% in 1995, to 1.39% in 1996, to 1.44% in 1997. This calculation has been adjusted for nonrecurring items, which include $85,000 in securities losses in 1997, and a $250,000 gain on sale of student loans in 1995.

   Income from trust and investment services continues to be the largest segment of other income. The Trust and Investment Services Division generates fee income through managing or providing custody services for investments of individuals, businesses, personal trusts, estates, and employee benefits plans. Trust and investment services income of $3.2 million in 1997, represents an 18.8% increase over the $2.7 million reported in 1996. Increased fee income is attributable to the continued growth in assets managed by, or in the custody of, the Trust and Investment Services Division. Total assets managed by, or in the custody of, the division had a market value of $838.8 million on December 31, 1997, compared to $645.7 million on December 31, 1996, and $404.8 million on December 31, 1995. In 1996, the Trust and Investment Services Division began providing custodial management services for the Bank's securities portfolio. The market value of assets in the custody of the Trust and Investment Services Division included Trust Company securities with a market value of $107.0 million on December 31, 1997, and $122.9 million on December 31, 1996. Excluding assets in custody for the Bank, total Trust and Investment Services Division assets grew by 40% in 1997, and 29% in 1996.

   The Trust and Investment Services Division is expected to remain important to future revenue growth of the Company. Although the division primarily provides services to customers in the Bank's market area of Tompkins County and surrounding areas, the division currently manages assets for clients in more than 40 states. In 1997, the Company expanded the reach of the Trust and Investment Services Division through an affiliation with another community bank. Through this affiliation, the Company will provide servicing and administrative support to the trust department of the other bank.

   Credit card merchant income contributed $2.2 million to total other income in 1997, representing an increase of 16.6% over the $1.9 million reported in 1996. Growth in credit card merchant income is primarily attributable to growth in the number of customers using the Bank's merchant credit card processing services. Service charges on deposit accounts, other service charges, and other operating income all showed improvement over 1996 income levels.

OTHER EXPENSE

   The Company's net expense ratio (noninterest expense less recurring noninterest income divided by average assets) has improved over the past three years, reflecting success in management's cost control efforts. The net expense ratio was 1.7% for the year ended December 31, 1997, compared to 1.7% in 1996, and 1.9% in 1995. Other expenses as a percentage of average assets remained level in 1997 and 1996 at 3.1%, compared to 3.2% in 1995.

   Personnel related expenses comprise the largest segment of other expense, representing approximately 52% of other expenses in 1997. Salary and wage costs, which include incentive compensation, profit sharing, and contributions to the employee investment and stock ownership plan, increased by 7.9% in 1997, compared to a 5.5% increase in 1996. Pension and employee benefits expense increased by 8.4% in 1997, following a decline of 3.9% in 1996.

   Credit card operating expense correlates closely to the transaction volumes for merchant credit card processing and customer credit card processing. The 1997 credit card operating expense of $2.0 million included $1.8 million related to merchant credit card processing.

   Other operating expenses totaled $4.6 million for the year ended December 31, 1997, compared to $4.1 million in the previous two years. Contributing to the increase in 1997 was amortization expense of $100,000 related to a core deposit intangible asset. The core deposit intangible asset, which is being amortized over a five-year period, resulted from the Trust Company's acquisition of the Odessa branch office in October 1996. Other expenses related to the addition of the Odessa branch, added approximately $145,000 to total other expenses in 1997, its first full year of operation.

   Other operating expenses also increased due to an increased level of donations to local not-for-profit organizations. Donations expense included in other operating expense amounted to $190,000 in 1997, compared to $67,000 in 1996, and $73,000 in 1995.

PROVISION FOR INCOME TAXES

   The provision for income taxes provides for Federal and New York State income taxes. The 1997 provision was $5.3, compared to $5.1 million in 1996, and $4.6 million in 1995. The increasing trend is primarily due to increased levels of taxable income. The effective tax rate for 1997 was 34.8%, compared to 35.9% in 1996, and 34.6% in 1995.

TABLE 4 - BALANCE SHEET COMPARISONS

AVERAGE BALANCE SHEET                                                                             CHANGE (1996-1997)
(DOLLAR AMOUNTS IN THOUSANDS)                           1997         1996          1995         AMOUNT     PERCENTAGE
-----------------------------------------------------------------------------------------------------------------------------
         Total assets                                 $613,306     $566,340      $522,082     $46,966         8.29%
         Earning assets*                               580,325      536,058       493,393      44,267         8.26%
         Total loans and leases,
           net of unearned income                      361,764      334,187       313,340      27,577         8.25%
         Investments*                                  213,658      192,175       174,447      21,483        11.18%
         Core deposits                                 369,519      351,364       347,842      18,155         5.17%
         Deposits of $100,000 and more                  83,878       44,143        12,131      39,735        90.01%
         Federal funds purchased and securities
           sold under agreements to repurchase          80,115       92,930        92,050     (12,815)      (13.79%
         Other borrowings                               18,166       16,186        12,625       1,980        12.23%
         Shareholders' equity                           53,520       54,571        51,212      (1,051)       (1.93%)
-----------------------------------------------------------------------------------------------------------------------------

ENDING BALANCE SHEET
(DOLLAR AMOUNTS IN THOUSANDS)
         Total assets                                 $626,907     $591,344      $536,992     $35,563         6.01%
         Earning assets*                               591,904      555,953       505,257      35,951         6.47%
         Total loans and leases,
           net of unearned income                      377,184      350,409       321,290      26,775         7.64%
         Investments*                                  211,720      205,544       183,157       6,176         3.00%
         Core deposits                                 379,572      357,345       356,416      22,227         6.22%
         Deposits of $100,000 and more                  97,128       70,022        14,215      27,106        38.71%
         Federal funds purchased and securities
           sold under agreements to repurchase          57,998       89,993        92,902     (31,995)      (35.55%)
         Other borrowings                               27,005       15,005        12,000      12,000        79.97%
         Shareholders' equity                           56,900       52,613        55,091       4,287         8.15%
=============================================================================================================================
         * BALANCES OF AVAILABLE-FOR-SALE SECURITIES ARE SHOWN AT AMORTIZED HISTORICAL COST

FINANCIAL CONDITION

   During 1997, total assets grew 6.0% to $627 million, compared to $591 million at December 31, 1996. TABLE 4 provides a comparison of average and year-end balances of selected balance sheet categories over the past three years. As illustrated in the table, asset growth in 1997 has been split between investments and loans, with funding provided through growth in core deposits, time deposits greater than $100,000, and borrowings. Increases in time deposits and borrowings have been substantially offset by declines in Federal funds purchased and securities sold under repurchase agreements as of December 31, 1997.

SHAREHOLDERS' EQUITY

   The consolidated statements of changes in shareholders' equity of this annual report detail the changes in equity capital, including payments to shareholders in the form of cash dividends. The Company has continued the Bank's long history of increasing cash dividends with an increase of 12.7% in 1997, which followed an 11.1% increase in 1996. Dividends per share amounted to $1.24 in 1997, compared to $1.10 in 1996, and $0.99 in 1995. Total dividends paid out represented 40.7%, 41.5%, and 40.2% of net income after tax in each of those years, respectively.

   Total shareholders' equity was $56.9 million at December 31, 1997, compared to $52.6 million at December 31, 1996, and $55.1 million in 1995. Total shareholders' equity grew by 8.15% in 1997, although growth was slowed by the repurchase of 80,000 shares of common stock on May 14, 1997. The shares, which were returned to the status of authorized but unissued, were repurchased at $33.38 per share for a total purchase price of $2.67 million. The 4.5% decline in equity capital in 1996, was precipitated by a $6.7 million private stock repurchase transaction, whereby, the Company repurchased 244,371 of its own shares. The shares were purchased on October 22, 1996, at a price of $27.50 per share and have been returned to the status of authorized but unissued. The Company also purchased 22,000 shares of treasury stock in 1996 for $28.50 per share, for a total purchase price of $627,000. The Board of Directors believes the recent repurchases of Company stock have been excellent investment opportunities for the Company and its shareholders, in light of the Company's strong capital position and historically strong equity growth rate. In November 1996, the Board of Directors approved a stock repurchase program, which authorizes the repurchase of up to $3 million in common stock in open market transactions. No open market transactions have been completed under this program.


TABLE 5 - MATURITY DISTRIBUTION
                                                     DUE AFTER ONE         DUE AFTER FIVE
                               DUE IN ONE            YEAR THROUGH           YEARS THROUGH                DUE AFTER
(DOLLAR AMOUNTS IN THOUSANDS) YEAR OR LESS   YIELD    FIVE YEARS     YIELD    TEN YEARS     YIELD        TEN YEARS     YIELD
-----------------------------------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE:
U.S. Treasury securities
  and obligations of U.S.
  Government agencies            $18,433     6.55%      $49,731      6.32%      $66,988     7.10%       $  -0-           NA
-----------------------------------------------------------------------------------------------------------------------------
                                 $18,433     6.55%      $49,731      6.32%      $66,988     7.10%       $  -0-           NA
HELD-TO-MATURITY:
Obligations of state and
  political subdivisions*        $ 9,824     4.59%      $22,444      5.33%      $ 4,298     5.47%       $  345        6.24%
-----------------------------------------------------------------------------------------------------------------------------
                                 $ 9,824     4.59%      $22,444      5.33%      $ 4,298     5.47%       $  345        6.24%
-----------------------------------------------------------------------------------------------------------------------------
Total                            $28,257     5.87%      $72,175      6.01%      $71,286     7.01%       $  345        6.24%
=============================================================================================================================

* YIELDS ON OBLIGATIONS OF STATE AND POLITICAL SUBDIVISIONS ARE SHOWN BEFORE TAX-EQUIVALENT ADJUSTMENTS.

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

   The Company and the Trust Company are subject to quantitative capital measures established by regulation to ensure capital adequacy. Consistent with the objective of operating a sound financial organization, the Company and the Trust Company maintain capital ratios well above regulatory minimums, as detailed in Note 15 of the consolidated financial statements.

SECURITIES

   In 1997, the securities portfolio (net of fair value adjustments on available-for-sale securities) increased 3.0% to $212 million, with 13.5% of debt securities maturing in one year or less. Note 2 to the consolidated financial statements details the types of securities held, the carrying and fair values, and the contractual maturities. Qualified tax exempt debt securities, primarily obligations of states and political subdivisions were $36.9 million, or 17% of all securities at year end 1997, compared to $37.8 million, or 18% at December 31, 1996. Mortgage-backed securities, consisting solely of securities issued by U.S. Government agencies, totaled $30.7 million at December 31, 1997, compared to $22.1 million at December 31, 1996.

   Management's policy is to purchase investment grade securities which, on average, have relatively short expected maturities to mitigate interest rate risk and provide sources of liquidity without significant risk to capital. A large percentage of securities are direct obligations of the Federal government and its agencies. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without penalty.

   The maturity distribution of debt securities as of December 31, 1997, along with the weighted average yield of each category is presented in TABLE 5. Balances are shown at amortized cost.

LOANS

   Total loans and leases, net of unearned income, grew 7.6%, to $377 million at December 31, 1997. Residential real estate loans grew $16.6 million or 12% in 1997, and comprised 42% of the total loan portfolio. Included in residential real estate loans are home equity loans, which remained relatively unchanged from 1996 to 1997 at approximately $20 million. Commercial real estate loans increased by 29% during 1997, to $61.3 million, representing 16% of total loans. TABLE 6 details the composition and volume changes in the loan portfolio over the past five years.

   The Company sells some of its residential mortgage loans to Federal agencies and retains all servicing rights. No mortgage loans were sold in 1997. In 1996, the Company sold approximately $201,000 of mortgage loans, compared to $500,000 sold in 1995. Mortgage servicing on sold loans will continue to provide fee income. Residential mortgage loans serviced for others totaled $28.2 million at December 31, 1997, compared to $32.4 million at December 31, 1996, and $36.1 million at December 31, 1995.

   Approximately 68% of the consumer loan portfolio is made up of automobile loan financing, which is generally rate sensitive and highly competitive. Aggressive competition in this market has contributed to the 4% decline in the consumer and other loan

TABLE 6 - LOAN CLASSIFICATION SUMMARY


(DOLLAR AMOUNTS IN THOUSANDS)
DECEMBER 31                                 1997             1996             1995            1994            1993
-----------------------------------------------------------------------------------------------------------------------------
        Residential real estate           $159,297        $142,676         $122,223         $109,676        $ 95,355
        Commercial real estate              61,342          47,674           37,518           31,250          23,192
        Real estate construction             5,267           1,203              663              639           1,723
        Commercial                          78,612          85,044           87,159           83,917          87,631
        Consumer and other                  60,090          62,488           61,823           65,841          60,778
        Leases                              14,313          12,740           13,563           11,225           9,764
-----------------------------------------------------------------------------------------------------------------------------
         Total loans and leases            378,921         351,825          322,949          302,548         278,443
         Less unearned income                1,737           1,416            1,659            1,461           1,397
-----------------------------------------------------------------------------------------------------------------------------
         Total loans and leases,
           net of unearned income         $377,184        $350,409         $321,290         $301,087        $277,046
=============================================================================================================================

category. Open-end consumer loans, consisting of credit cards and overdraft lines of credit, amounted to $10.3 million at December 31, 1997, compared to $10.7 million at year end 1996.

   Consumer loans include $5.1 million in Federally guaranteed education loans offered through the New York State Higher Education Assistance Corporation. The Company has the option of holding student loans in the loan portfolio or selling them. The Company sold $3.3 million of student loans in 1997, and $847,000 in 1996 with no material gain or loss in either year. During 1995, as a result of changes in the way student loans are funded and originated through the Federal government, and favorable market conditions, the Bank sold $10.3 million of student loans, which represented most of the outstanding loans at the time of the sale. A gain of approximately $250,000 was realized on the sale of student loans in 1995.

   The lease portfolio is comprised primarily of leases on vehicles for consumers and small businesses. As competition for automobile financing has increased, the consumer leasing portfolio experienced a decline from 1995 to 1996. A refocused effort in business leasing generated approximately $4 million in new business leases in 1997, and helped raise the total leasing portfolio to its highest level in five years.

THE RESERVE FOR LOAN/LEASE LOSSES

   Management reviews the adequacy of the reserve for loan/lease losses on an ongoing basis. Factors considered in determining the adequacy of the reserve and the related loss provision include: management's approach to granting new credit; the ongoing monitoring of existing credits by the internal loan review department; the growth and composition of the loan and lease portfolio; comments received during the course of independent examinations; current local economic conditions; past due and nonaccrual loan statistics; and a rolling five-year statistical review of loan and lease loss experience.

   Management uses a model to measure some of these factors and the resulting quantitative analysis, combined with qualitative assessments, comprise the basis on which the adequacy of the reserve for loan/lease losses is determined. As a result of this analysis, management increased the reserve to $5.0 million in 1997, representing 1.32% of total loans and leases outstanding at year end.

   The allocated portions of the reserve, as illustrated in TABLE 7, reflect management's estimates of specific known risk elements in the respective portfolios. Among the factors considered in allocating portions of the reserve by loan type are the current levels of past due, nonaccrual, and impaired loans. The unallocated portion of the reserve represents risk elements in the loan portfolio that have not been specifically identified. Factors considered in determining the appropriate level of unallocated reserves include historical loan loss history, current economic conditions, and expectations for loan growth. The Company's historical loss experience is detailed in TABLE 8.

   Despite the increasing trend in nonaccrual loans, a majority of the nonaccrual loans are secured by real estate collateral, with approximately 57% secured by first liens on one-to-four family residential properties. The December 31, 1997, reserve for loan and lease losses provides coverage of 1.75 times nonperforming assets (loans past due 90 days and accruing, nonaccrual loans, restructured troubled debt, and other real estate). Management is committed to early recognition of possible loan problems and to maintaining a conservative, strong reserve. Based upon management's review, the reserve is believed to be adequate to absorb possible losses in the portfolio.

DEPOSITS AND OTHER LIABILITIES

   Total deposits grew by $49.3 million in 1997. Deposit growth was split between core deposits, which grew by $22 million, and time deposits of $100,000 and more, which increased by $27 million. Included in core deposits are noninterest bearing demand

TABLE 7 - ALLOCATION OF THE RESERVE FOR LOAN/LEASE LOSSES

                                                                             DECEMBER 31
(DOLLAR AMOUNTS IN THOUSANDS)                1997              1996             1995              1994             1993
-----------------------------------------------------------------------------------------------------------------------------
        Total loans outstanding
        at end of year                     $377,184          $350,409         $321,290          $301,087         $277,046
=============================================================================================================================
        Allocation of the reserve
        by loan type
         Commercial and
           commercial real estate          $  1,270          $    786         $  1,591          $  1,589         $  1,686
         Residential real estate                307               230               85               130              138
         Consumer and all other               1,090             1,249            1,401             1,427            1,401
         Unallocated                          2,312             2,514            1,627             1,508            1,179
-----------------------------------------------------------------------------------------------------------------------------
        Total                              $  4,979          $  4,779         $  4,704          $  4,654         $  4,404
=============================================================================================================================
        Allocation of the reserve as a
        percentage of total reserve
         Commercial and
           commercial real estate                26%               17%              34%               34%              38%
         Residential real estate                  6%                5%               2%                3%               3%
         Consumer and all other                  22%               26%              30%               31%              32%
         Unallocated                             46%               52%              34%               32%              27%
-----------------------------------------------------------------------------------------------------------------------------
        Total                                   100%              100%             100%              100%             100%
=============================================================================================================================
        Loan Types as a percent
        of total loans
         Commercial and
           commercial real estate                35%               38%              34%               33%              34%
         Residential real estate                 41%               41%              41%               40%              40%
         Consumer and all other                  24%               21%              25%               27%              26%
-----------------------------------------------------------------------------------------------------------------------------
        Total                                   100%              100%             100%              100%             100%
=============================================================================================================================
        Loans 90 days past
         due and accruing                  $     85          $     28         $    254          $    241         $    538
        Nonaccruing loans                     2,698             1,994            1,024               607              953
        Troubled debt restructurings
         not included above                     483               428              205               134              219
        Other real estate owned                  66               100              229               231               94
=============================================================================================================================
        Reserve as percent of loans
        outstanding at end of year            1.32%             1.36%            1.46%             1.55%            1.59%
=============================================================================================================================

deposits, which comprised 18.4% of all deposits at December 31, 1997, compared to 18.3% in 1996.

   The Company's liability for securities sold under agreements to repurchase amounted to $58.0 million at December 31, 1997, representing a $28.2 million decrease from year end 1996. Securities sold under repurchase agreements are arrangements with local customers of the Bank, in which the Bank agrees to sell securities to the customer with an agreement to repurchase those securities at a specified later date. Management generally views local repurchase agreements as an alternative to large time deposits. The recent shift in liabilities from repurchase agreements to time deposits has been intentionally influenced by management in order to reduce the volume of securities pledged against repurchase liabilities.

   As of December 31, 1997, securities pledged to secure certain large deposits and securities sold under repurchase agreements amounted to $162.0 million, compared to $180.8 million as of December 31, 1996. Total securities pledged and sold under repurchase agreements represented 76% of total securities on December 31, 1997, compared to 88% of total securities on December 31, 1996.

   During 1997, the Company increased its borrowings from the Federal Home Loan Bank (FHLB) by $12 million, to $27 million. Total debt outstanding with the FHLB on December 31, 1997, included $7 million in fixed rate debt with an average maturity of approximately five months, and $20 million in variable rate debt with an average maturity of approximately eight months. The fixed rate debt carries a weighted average rate of 6.18%. At December 31, 1997, the weighted average rate on the variable rate debt was 5.90%.

TABLE 8 - ANALYSIS OF THE RESERVE FOR LOAN/LEASE LOSSES

(DOLLAR AMOUNTS IN THOUSANDS)              1997             1996              1995             1994              1993
-----------------------------------------------------------------------------------------------------------------------------
        Average loans outstanding
        during year                      $361,764         $334,187          $313,340         $287,684          $272,729
=============================================================================================================================
        Balance of reserve at
         beginning of year               $  4,779         $  4,704          $  4,654         $  4,404          $  4,150
        Loans charged-off:
         Domestic:
         Commercial, financial
          and agricultural                    138               46                83               34               321
         Real estate - mortgage                39              148                50               59               117
         Real estate - construction           -0-              -0-               -0-              -0-               -0-
         Installment loans
          to individuals                    1,101            1,286               611              430               450
         Lease financing                        8               11                 4                1                39
         Other loans                           69               59               355              370               290
-----------------------------------------------------------------------------------------------------------------------------
        Total loans charged-off             1,355            1,550             1,103              894             1,217
-----------------------------------------------------------------------------------------------------------------------------
        Recoveries of loans
         previously charged-off:
         Domestic:
         Commercial, financial
          and agricultural                     57               57                31               26                30
         Real estate - mortgage                 3                7                54              -0-               -0-
         Real estate - construction           -0-              -0-               -0-              -0-               -0-
         Installment loans
          to individuals                      394              324               201              242               160
         Lease financing                        4                7                17               13                17
         Other loans                           29               20                99               95                56
-----------------------------------------------------------------------------------------------------------------------------
        Total loans recovered                 487              415               402              376               263
-----------------------------------------------------------------------------------------------------------------------------
        Net loans charged-off                 868            1,135               701              518               954
        Additions to reserve charged
         to operations                      1,068            1,210               751              768             1,208
-----------------------------------------------------------------------------------------------------------------------------
        Balance of reserve at
         end of year                     $  4,979         $  4,779          $  4,704         $  4,654          $  4,404
=============================================================================================================================
        Net charge-offs as percent
         of average loans
         outstanding during year            0.24%            0.34%             0.22%            0.18%             0.35%
=============================================================================================================================

LIQUIDITY MANAGEMENT

   The objective of liquidity management is to ensure the availability of adequate funding sources to satisfy the demand for credit, deposit withdrawals, and business investment opportunities. The Trust Company's large, stable core deposit base and strong capital position are the foundation for the Company's liquidity position. Asset and liability positions are monitored through an Asset/Liability Management committee, which reviews monthly reports on the liquidity and interest rate sensitivity positions. Comparisons with industry and peer groups of the Bank are also monitored.

   Core deposits remain the key funding source, representing 79.6% of total deposits, and 66.6% of total liabilities at December 31, 1997. Non-core liabilities increased by 4.1% to $182.1 million at December 31, 1997, compared to $175.0 million at December 31, 1996. The portion of non-core liabilities maturing in one year or less totaled $180.1 million at December 31, 1997, compared to $164.6 million at December 31, 1996. Short term investments consisting of securities with maturities of one year or less, Federal funds sold, and money market mutual funds increased 31.6% from $27.6 million to $36.3 million. The ratio of short term investments to short term non-core liabilities improved from 15.8% at year end 1996, to 20.0% at year end 1997, indicating a decreased volume of long term assets supported by short term non-core liabilities.

   Cash flow from the loan and investment portfolios are a significant source of liquidity. Investment in residential mortgage loans, auto loans, and mort-

TABLE 9 - LOAN MATURITY

REMAINING MATURITY OF SELECTED LOANS                                        AT DECEMBER 31, 1997
(DOLLAR AMOUNTS IN THOUSANDS)                                TOTAL        WITHIN 1 YEAR    1-5 YEARS     AFTER 5 YEARS
-----------------------------------------------------------------------------------------------------------------------------
Loan Maturity
   Commercial real estate                                $  61,342       $     78          $  3,969       $  57,295
   Construction                                              5,267          5,267               -0-             -0-
   Commercial                                               78,611         22,269            13,058          43,284
-----------------------------------------------------------------------------------------------------------------------------
   Total                                                 $ 145,220       $ 27,614          $ 17,027       $ 100,579
=============================================================================================================================

TABLE 10 - INTEREST RATE RISK  ANALYSIS

CONDENSED STATIC GAP - DECEMBER 31, 1997                                       REPRICING INTERVAL
                                                                                                            CUMULATIVE
(DOLLAR AMOUNTS IN THOUSANDS)               TOTAL        0-3 MONTHS        3-6 MONTHS      6-12 MONTHS       12 MONTHS
-----------------------------------------------------------------------------------------------------------------------------
Earning assets                           $ 588,777       $  130,811       $  39,218        $  85,605        $  255,634
Interest-bearing liabilities               561,703          259,253          57,813           37,744           354,810
-----------------------------------------------------------------------------------------------------------------------------
Net Gap position                                         $ (128,442)      $ (18,595)       $  47,861        $  (99,176)
-----------------------------------------------------------------------------------------------------------------------------
Net Gap position as a percentage of total assets             (20.49%)         (2.97%)          (7.63%)         (15.82%)
-----------------------------------------------------------------------------------------------------------------------------

gage-backed securities totaled approximately $139 million, $40 million, and $31 million, respectively at December 31, 1997. Aggregate amortization from monthly payments on these assets provides significant cash flow to the Company. TABLE 9 details total scheduled maturities of selected loan categories.

   Liquidity is enhanced by ready access to national and regional wholesale funding sources including Federal funds purchased, securities sold under agreement to repurchase, negotiable certificates of deposit, and FHLB advances. The Bank is a FHLB member and has a borrowing relationship with the FHLB and a correspondent bank, which provide secured and unsecured borrowing capacity. At December 31, 1997, the unused borrowing capacity with the FHLB was $57.6 million. As a member of the FHLB, the Bank can use its residential mortgage portfolio to secure additional borrowings from the FHLB. A recent collateral evaluation of the Bank's loan portfolio indicates approximately $131.5 million in real estate loan collateral that is available to pledge against FHLB borrowings.

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

   TABLE 10 is a condensed Gap report, which illustrates the anticipated repricing intervals of assets and liabilities as of December 31, 1997. The analysis reflects a liability sensitive position, suggesting that earnings would benefit from a declining interest rate environment and would be hindered by a rising rate environment.

   Management uses a simulation model to assess the potential impact from various interest rate movements. Based upon the simulation analysis performed as of December 31, 1997, a 200 basis point upward shift in interest rates over a one year time frame would result in a 3.6% decline in net interest income, assuming management takes no action to address balance sheet mismatches. The same simulation indicates that a 200 basis point decline in rates over a one year period would increase net interest income by 1.2%. The simulation model is useful in identifying potential exposure to interest rate movements; however, management feels that certain actions could be taken to offset some of the negative effects of unfavorable movements in interest rates. Although the analysis reflects some exposure to rising interest rates, management feels the exposure is not significant in relation to the earnings and capital strength of the Company. Additional information regarding market risk of the Company's financial instruments is provided in TABLE 11.

YEAR 2000 CONSIDERATIONS

   Management has initiated an enterprise-wide program to prepare the Company's computer systems and applications for the year 2000. It is anticipated that all programming efforts will be completed by December 31, 1998, allowing adequate time for testing. To date, confirmations have been received from the Company's primary processing vendors that programs and testing are underway to address pro-

TABLE 11 - REPRICING INTERVALS OF SELECTED FINANCIAL INSTRUMENTS

                                                                                         GREATER
(DOLLAR AMOUNTS IN THOUSANDS)           0-1 YEAR   1-2 YEARS   2-3 YEARS   3-5 YEARS   THAN 5 YEARS    TOTAL     FAIR VALUE
-----------------------------------------------------------------------------------------------------------------------------
Financial Assets:
  Available-for-sale debt securities    $ 58,187   $39,583     $26,704     $25,618      $15,734       $165,826    $167,249
      Average interest rate                 6.81%     7.04%       6.72%       6.73%        7.22%          6.88%
  Held-to-maturity securities              9,823     5,835       6,654      10,053        4,545         36,910      37,882
      Average interest rate *               4.59%     5.32%       5.36%       5.33%        5.52%          5.16%
  Loans                                  177,574    62,069      46,648      55,777       35,116        377,184     382,474
      Average interest rate                 9.26%     8.46%       8.74%       8.65%        7.61%          8.82%

Financial Liabilities:
  Time deposits                          165,191    13,094       3,366       3,784          -0-        185,435     199,034
      Average interest rate                 5.32%     5.41%       6.04%       5.64%          NA           5.35%
  Federal funds sold and securities sold
    under agreements to repurchase        57,998       -0-         -0-         -0-          -0-         57,998      58,773
      Average interest rate                 5.51%                                                         5.51%
  Fixed Rate Borrowings                    7,005       -0-         -0-         -0-          -0-          7,005       7,046
      Average interest rate                 6.18%                                                         6.18%
  Variable Rate Borrowings                20,000       -0-         -0-         -0-          -0-         20,000      20,000
      Average interest rate                 5.90%                                                         5.90%
=============================================================================================================================

     * INTEREST RATE ON OBLIGATIONS OF STATES AND POLITICAL SUBDIVISIONS IS SHOWN BEFORE TAX-EQUIVALENT ADJUSTMENTS

cessing of transactions in the year 2000.

   The Company expects to incur internal staff costs as well as consulting and other expenses related to preparing the systems for year 2000. Testing and conversion of system applications are expected to cost approximately $125,000 over the next two years. A significant portion of these costs are not likely to be incremental costs, but rather will involve redeployment of existing information technology resources.

   Some hardware and software systems will be updated in 1998 to handle year 2000 processing; however, all significant systems that require enhancements were already scheduled to be upgraded or replaced prior to December 31, 1999. The cost of making these systems upgrades is considered part of the Company's normal capital spending plan and is not included in the estimate of year 2000 costs.

RECENT ACCOUNTING STANDARDS

   In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers of Servicing of Financial Assets and Extinguishments of Liabilities." The statement provides accounting and reporting standards for transfers of servicing of financial assets and extinguishments of liabilities based upon a consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales, from transfers that are secured borrowings. The Company prospectively adopted applicable sections of SFAS No. 125 effective January 1, 1997, without material impact on its financial statements. Sections of SFAS No. 125, which have been deferred by SFAS No. 127 will be prospectively adopted by the Company on January 1, 1998. The expected impact on the Company's consolidated financial statements is not material.

   In June 1997, the Financial Accounting Standards Board issued SFAS No. 129, "Disclosure of Information about Capital Structure." SFAS No. 129 establishes standards for disclosing information about an entity's capital structure and is effective for financial statement periods ending after December 31, 1997. Adoption of SFAS No. 129 did not have an impact on the financial condition or results of operations of the Company.

   In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. SFAS No. 130 is effective for the Company in 1998 and the impact of adoption is not expected to be material. In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires publicly held companies to report financial and other information about key revenue-producing segments of the entity for which such information is available and is utilized by the chief operation decision maker. Specific information to be reported for individual segments includes profit or loss, certain revenue and expense items, and total assets. A reconciliation of segment financial informa-tion to amounts reported in the financial statements would be provided. SFAS No. 131 is effective for the Company in 1998 and the impact of adoption is not expected to be material.

FACILITIES AND SERVICES

   The Company continues to invest in existing branches to maintain high quality service to customers in the Bank's service area of Tompkins County and surrounding areas. In 1997, the Main Office, Dryden Office, and Odessa Office were renovated to improve handicap accessibility. Sales and service counters were added to the Main Office and Dryden Office. These counters provide added convenience to customers, while allowing Bank personnel to improve personal service and sales interactions with customers.

   Technology investments continue to be important as the Trust Company strives to control costs while providing customers with convenient access to high quality products and services. In 1997, the Company installed a document imaging system to provide customers with account statements that contain computerized images of checks used during the statement cycle. The image statements provide customers with an organized record of transaction activity, while improving efficiency and reducing costs for the Bank. The Trust Company expanded the number of ATMs in its network in 1997, with the addition of its twenty-first ATM, located in Alpine Junction, N.Y. The family of ACCESS products, which includes voice response system, home banking, ATM access cards, and debit cards, continues to be well received by customers. The Company anticipates offering internet banking and internet access to Trust and Investment Services account information by year end 1998.

   The Company expanded its site on the World Wide Web to include data on its financial performance as well as information on its products and services.

   The Trust Company's Product and Services Analysis committee continues to monitor and analyze product developments on both the local and national level. This ongoing process positions the Trust Company to remain competitive and provide a wide range of products to its customers.

COMPETITION

   The Company and its operating subsidiary face aggressive competition from other financial services providers who do business in Tompkins County and surrounding areas. Local competition includes large regional commercial banks with branches in Tompkins County, savings and loans, mortgage companies, and large, income tax-exempt credit unions which enjoy economic advantages over tax-paying financial institutions. Additionally, the ability of non-banking financial institutions to provide services previously reserved for commercial banks has intensified competition. Since non-banking financial institutions are not subject to regulations such as the Community Reinvestment Act or the Federal Deposit Insurance Corporation Improvement Act, among others, they can often operate with increased flexibility and lower costs of compliance.

   Nevertheless, the Company is well positioned to meet the demands of its existing and potential customers, with state-of-the-art facilities, efficient operations, and a broad range of financial services and products. The Company continues to emphasize the advantages of banking with a locally headquartered, independent commercial bank, as well as the ability for many of its services to be accessed from any state in the country. The Trust Company is the only remaining full-service commercial bank with its headquarters in Ithaca, N.Y. Management believes this gives the Trust Company certain advantages in meeting the needs of the local market, as the oldest continuously operating commercial bank in Tompkins County.

                                BANKING OFFICERS
                               ==================

JAMES J. BYRNES
President & Chief Executive Officer

FRANCIS E. BENEDICT
Executive Vice President,
Banking & Investments*

RICHARD M. DOLGE
Senior Vice President, Retail Banking

RICHARD D. FARR
Senior Vice President,
Chief Financial Officer

THOMAS J. SMITH
Senior Vice President, Credit Services

DONALD S. STEWART
Executive Vice President,
Investment Services

LAWRENCE A. UPDIKE
Senior Vice President,
Operations & Systems

* * * * * * * * * * * *

STEVEN E. BACON
Vice President, Commercial Banking

PAUL W. BANFIELD
Vice President, Commercial Banking

SAMUEL V. BREWER
Vice President, Trust Officer

EDWARD F. DAWSON
Vice President, Consumer
Credit Services

BENJAMIN E. HERRMANN
Vice President, Retail Banking

STEPHEN R. HOYT
Vice President, Commercial Banking

JAMES W. HULBERT
Vice President, Corporate Secretary
& Trust Officer

JOYCE P. MAGLIONE
Vice President, Personnel

H. CRAIG MILLER
Vice President, Residential
Mortgage Services

STEPHEN L. PATCHETT
Vice President, Commercial Banking

JOSEPH H. PERRY
Vice President, Trust Officer

CINDY L. SEAGER
General Auditor

PAMELA L. WAIT
Vice President, Retail Banking**

* * * * * * * * * * * *

TERRY G. BARBER
Assistant Vice President,
Data Processing

MICHELLE BENEDICT-JONES
Trust Officer

CHARLES E. BROWN
Senior Systems Programmer

DOUGLAS M. BROWN
Senior Accounting Officer

JOHN E. BUTLER
Trust Officer

LINDA M. CARLTON
Compliance Review Officer

JOAN M. CURTIS
Assistant Vice President,
Manager, Dryden

RONALD A. DAVENPORT
Assistant Vice President,
Community Marketing Manager

JEFFREY DOBBIN
Assistant Vice President,
Commercial Banking

JOSEPH P. DOYLE
Assistant Vice President,
Consumer Credit Services

CATHERINE H. ECKER
Customer Service Officer

FRANCIS M. FETSKO
Controller

MARCIA H. FINCH
Credit Card Manager

JAMES P. GIORDANO
Assistant Vice President,
Facilities Manager

SANDRA L. GROOMS
Consumer Loan Officer

ALAN R. GUREWICH
Assistant Vice President,
Consumer Credit Services

PAUL R. HARRINGTON
Assistant Vice President,
Manager, Trumansburg

CATHERINE L. HAUPERT
INVEST Representative

EILEEN K. HOYT
Trust Operations Manager

DIANA JAYNE
Assistant Vice President,
Manager, Triphammer

BRUCE A. KOBASA
Assistant Vice President, Operations

WILLIAM K. KOHM
Card Systems Manager

JOANNE LELIK
Assistant Vice President,
Manager, West End

RICHARD W. W. LIND
Assistant Vice President,
Central Recovery

RANDY C. LOVELL
Assistant Vice President,
Assistant Auditor

RICHARD S. LYNN
Assistant Vice President,
Mortgage Credit

PAUL E. MARINO
Assistant Vice President, Retail
Investment Officer

LILLIAN E. MARSHALL
Operations Officer

MARILYN E. MAZZA
Manager, Cornell Campus
Store

J. DOUGLAS MELENS
Manager, Odessa**

JOELLEN F. MENDELIS
Assistant Vice President,
Mortgage Loan Officer

KAREN E. PARKES
Assistant Vice President,
Commercial Banking

CYNTHIA A. PHOENIX
Credit Manager

MARTHA K. PRESTON
Assistant Vice President,
Mortgage Loan Officer

PATRICIA A. PULLMAN
Trust Officer

NAKETO SCOTT
Assistant Vice President,
Deposit Operations

DONALD F. SEACORD
Assistant Auditor

SIU-SING W. SHANTUR
Assistant Vice President,
Loan Operations

C. KING STEVENS
Trust Officer

TIMOTHY S. SWARTZ
Manager, Plaza

ANN-MARIE TUTTON
Assistant Vice President, Marketing

SUSAN D. UPDIKE
Assistant Treasurer**

* EFFECTIVE DECEMBER 31,1997, MR. BENEDICT RETIRED AS AN EXECUTIVE OFFICER; HOWEVER, HE REMAINS WITH THE BANK AS A CONTRACT EMPLOYEE, PERFORMING MANY OF THE SAME DUTIES IN AN ADVISORY CAPACITY.

** APPOINTMENTS EFFECTIVE JANUARY 20, 1998.

                           EXECUTIVE MANAGEMENT GROUP
                           ==========================

================================================================================



                        [GROUP PHOTO - GRAPHIC OMITTED]



================================================================================
                             SEATED, LEFT TO RIGHT:
    JAMES J. BYRNES, RICHARD D. FARR, FRANCIS E. BENEDICT, DONALD S. STEWART.
                            STANDING, LEFT TO RIGHT:
              THOMAS J. SMITH, LAWRENCE A. UPDIKE, RICHARD M. DOLGE

BOARD OF
DIRECTORS

JAMES J. BYRNES
Chairman, President &
Chief Executive Officer

BONNIE H. HOWELL
Vice Chairman; President &
Chief Executive Officer,
Cayuga Medical Center

JOHN E. ALEXANDER
President, The CBORD Group, Inc.

REEDER D. GATES
President, R. D. Gates, Ltd.

WILLIAM W. GRISWOLD
President & Chief Operating Officer,
Ontario Telephone Company &
Trumansburg Home Telephone
Company

CARL E. HAYNES
President, Tompkins Cortland
Community College

EDWARD C. HOOKS
Bank Counsel, Attorney-at-Law,
Partner, Harris Beach & Wilcox

ROBERT T. HORN, JR.
Physician

LUCINDA A. NOBLE
Retired Director, Cooperative
Extension, Cornell University

HUNTER R. RAWLINGS, III
President, Cornell University

FRANK H. T. RHODES
President Emeritus, Cornell
University

THOMAS R. SALM
Vice President, Business &
Administrative Affairs, Ithaca College

MICHAEL D. SHAY
Chairman of the Board,
Evaporated Metal Films Corporation


ADVISORS TO THE BOARD
OF DIRECTORS

DALE R. CORSON
HOWARD I. DILLINGHAM
CHARLES E. TREMAN, JR.


ADVISORY BOARDS

TRUMANSBURG
JOHN A. DELANEY
Superintendent of Schools,
Trumansburg School District

MARTIN E. HAYES
President/Treasurer
Finger Lakes Fire & Casualty

DONALD F. OLIVER, JR.
Manager, Taughannock Falls
State Park

JOSEPH L. SIBLEY
Proprietor
Ness-Sibley Funeral Home

CALISTA A. SMITH
Executive Director, Trumansburg
Conservatory of Fine Arts, Inc.

SUSAN L. WHITAKER
Owner,
Black Sheep Design


DRYDEN
LINDA L. BRUNO
Business Manager,
Dryden School District

JAMES V. KOCH
President, Sturges Electronics
Products Company, Inc.

CHARLES G. MCMULLEN
Professor of Psychology
Tompkins Cortland
Community College

MAHLON R. PERKINS
Attorney

KAREL R. WESTERLING
Local Businessman

FREDERIC A. "BEN" WILLIAMS
Consultant, Public Affairs


NORTHEAST
WILLIAM E. COOKE
President, Bill Cooke
Cadillac-Olds-Toyota, Inc.

THOMAS R. KURZ
General Manager & Chief
Operating Officer, Advanced
BioAnalytical Services, Inc.

ANDREA S. PRICE
Superintendent of Schools
Lansing Central School District

MICHAEL R. PRONTI
Director of Exceptional Education
BOCES

LYNNETTE M. SCOFIELD
Owner, Finger Lakes Fashion
Accessories

JOHN S. STEWART, SR.
Retired

BANKING
LOCATIONS

Main Office, The Commons, 273-3210

Campus Store Office, Cornell
University, 257-1909

Corners Community Center Office,
Hanshaw Road, 257-5857

Dryden Office, North Street Extension,
Dryden, 844-8282

East Hill Plaza Office,
1012 Ellis Hollow Road, 277-2561

Kendal at Ithaca Office,
Savage Farm Drive

Odessa Office, 100 Main Street,
Odessa, 594-3338

Plaza Office, 775 S. Meadow Street,
273-5600

Pyramid Mall Office, Pyramid Mall,
257-7900

Seneca Street Drive-In,
118 E. Seneca Street

Triphammer Road Office,
2251 North Triphammer Road,
257-2656

Trumansburg Office, Main Street,
Trumansburg, 387-7331

West End Office,
701 W. Seneca Street, 273-6171

BANK ACCESS CENTERS
(ATMS)
Main Office, The Commons

Big Al's Get-N-Go, McLean

Byrne Dairy, Meadow Street

Campus Store, Cornell University

Corners Community Center Office

Dryden Office

East Hill Plaza Office

Ithaca College Student Union

Kinko's Copy Center,
409 College Avenue

Jim's Place
Rt. 13, Alpine Junction

Lansing Xtramart,
N. Triphammer Rd. & Route 34B

Plaza Office

Pyramid Mall, Food Court

Seneca Street Drive-Up/Walk-Up
(2 ATMs)

ShortStop Deli, 200 W. Seneca Street

Cayuga Medical Center

Triphammer Road Office (2 ATMs)

Trumansburg Office

West End Office

[LOGO]    PRINTED ON RECYLCLED PAPER

                              Corporate Information
                              =====================

CORPORATE OFFICES
--------------------------------------------------------------------------------
      Tompkins County Trustco, Inc.
      The Commons
      P.O. Box 460
      Ithaca, NY 14851
      (607) 273-3210

      Web site: www.tompkinstrust.com
      E-mail: thetrustco@aol.com

STOCK LISTING
--------------------------------------------------------------------------------
Tompkins County Trustco, Inc. common stock is traded on the American Stock Exchange under the symbol TMP. At the close of business on December 31, 1997 there were 998 shareholders of record.

ANNUAL SHAREHOLDERS' MEETING
--------------------------------------------------------------------------------
All shareholders are invited to attend the annual meeting on Wednesday, April 29, 1998, at 7:30 p.m., Eastern Standard Time in the ballroom of the Triphammer Lodge and Conference Center, One Sheraton Drive, Ithaca, New York.

AUTOMATIC DIVIDEND REINVESTMENT PLAN
--------------------------------------------------------------------------------
This plan is administered by The Bank of New York, as your Agent. It offers a convenient way for shareholders to increase their investment in the Company. The plan enables shareholders to reinvest all or part of their cash dividends or make additional cash payments with some restrictions, in order to purchase shares of Tompkins County Trustco, Inc. common stock without incurring charges for brokerage commissions or service charges. Shareholders who are interested in this plan may receive a Plan Prospectus and enrollment card by writing or calling the Corporate Secretary at (607) 273-3210.

FORM 10-K
--------------------------------------------------------------------------------
Copies of the Company's Form 10-K (Annual Report) for 1997, filed with the Securities and Exchange Commission, may be obtained by shareholders, by written request, from Richard D. Farr, Senior Vice President and Chief Financial Officer, P.O. Box 460, Ithaca, New York 14851.


INQUIRIES
--------------------------------------------------------------------------------
Shareholder questions can be answered by contacting the Company's Transfer Agent

      THE BANK OF NEW YORK
      1-800-524-4458

      E-mail address:
      Shareowner-svces@bankofny.com

      Address Shareholder Inquiries to:
      Shareholder Relations Department - 11E
      P.O. Box 11258
      Church Street Station
      New York, NY 10286

      Send certificates for transfer and
      address changes to:
      Receive and Deliver Department - 11W
      P.O. Box 11002
      Church Street Station
      New York, NY 10286

Answers to many of your shareholder questions and requests for forms are available by visiting The Bank of New York's Web site at:
http://stock.bankofny.com


                                                                              44