Form 10-K, Exhibit 13
period 1998-12-31
TOMPKINS COUNTY TRUSTCO INC
filed 1999-03-29
CIK 1005817

A MESSAGE FROM THE CHIEF EXECUTIVE OFFICER

   Last year, I commented on the rapid pace of change in our industry. In 1998, it was even faster. We saw combinations of banking, brokerage, and insurance companies; large acquisitions by international banks; and the continued disappearance of community banks through acquisitions. We were reminded again about the importance of prudent financial management when many banks were affected by crises in Russia, Latin America, and a large "hedge fund." We have also seen continued expansion by large credit unions, which succeeded in maintaining their exemption from income taxes, while competing with tax-paying businesses.

   Given this environment, we are pleased to report that the Trust Company achieved record financial results by focusing on our long term strategy--built upon the merits of community banking--and by continuing to adapt to meet changing market requirements. A full discussion of the results can be found in the "Management Discussion and Analysis" section; however, I would like to point out some highlights.

   o Diluted earnings per share rose by 13.5% over 1997 to $2.27. Net income of $11.2 million was up 13.5% over 1997. The company's return on assets of 1.72% and return on average equity of 18.5% were again at very high levels compared to the banking industry as a whole.

   o The level of earnings and our strong capital position allowed another increase in our dividends per share, by 11% over 1997, to $.91 per share for the year.

   o Our stock price, adjusted for the 3-for-2 split in March, rose by approximately 20% during the year. Smaller companies have not enjoyed the same market favor as some "large cap" firms in recent years. However, the long-term steady growth of your company has produced superior returns over many years. At the end of 1998, this was noted in an article entitled, "Digging Under the Surface" in BUSINESS WEEK magazine.

   o Assets grew by 7.4%, with loans and leases increasing 7.6%. A focus on prompt answers and sound advice by our lending personnel affected this growth. As one example, residential mortgage originations were up over 100% from 1997. This reflected some increase in home purchases in Tompkins County, but also the fact that many people chose to switch to the Trust Company when refinancing their mortgages.

   o Growth of our Trust and Investment Services division continued in 1998. A second alliance was established, this with Hudson Valley Bank in Westchester County. Under our alliances, the Trust Company provides the services supporting the development of Trust and Investment business at our partner banks.

   o We continued the emphasis on utilizing technology to improve service and to keep us "the most convenient bank in town." During the year, usage of our ANYTIME ACCESS telephone banking service grew to over 23,000 per month, and over 8,000 customers now use our ANYWHERE ACCESS Visa Check Card. This convenient card serves as both an ATM card and a purchase card wherever Visa is accepted. The bank's web site, www.tompkinstrust.com, was enhanced to provide both general information and customer specific services. We invite you to visit it.

   o In August, Jim Hulbert, Vice President and Corporate Secretary, retired from the bank after 38 years of service. Fortunately, he will continue in a new role, as Inspector of Elections at this year's Annual Meeting. Frank Rhodes, President Emeritus of Cornell University, retired from the board in October. We thank him for 14 years of dedicated service to our community and our shareholders as a director. We are pleased to welcome Peggy Williams, President of Ithaca College, who was elected to the board effective January 26, 1999.

   Finally, I would like to thank our dedicated employees, who are primarily responsible for these excellent results. In 1988, we had 227 full-time equivalent ("FTE") people who produced $3.9 million of net income. In 1998, 218 FTE people produced $11.2 million. This is an excellent indication of the dedication to professionalism, the attention to efficiency, and the effort by our people. This has been done while maintaining unusually strong bonds with our customers. Our people have the desire to make the bank better, and to serve our customers and our communities well.

   Thanks also to our shareholders, many of whom are also customers, for your continued support. We hope many of you will be able to join us at our Annual Meeting on Wednesday, April 28, 1999, at 7:30 p.m. at the Clarion University Hotel and Conference Center in Ithaca, New York.

HIGHLIGHTS
(IN THOUSANDS EXCEPT PER SHARE DATA)     1998            1997     % CHANGE
-----------------------------------------------------------------------------
Operating Income                        $58,876       $55,530         6.0%
Net Income                               11,189         9,856        13.5%
Basic Earnings Per Share                  $2.31         $2.02        14.4%
Diluted Earnings Per Share                $2.27         $2.00        13.5%
Cash Dividends Paid Per Share             $0.91         $0.82        11.0%

MARKET PRICE & DIVIDEND INFORMATION
                                               MARKET PRICE         CASH
                                          HIGH          LOW    DIVIDENDS PAID
-----------------------------------------------------------------------------
See Notes 1, 2, and 3 below:
1997    1st Quarter                      $23.17        $21.09       $.20
        2nd Quarter                       23.83         21.42        .20
        3rd Quarter                       25.37         23.25        .21
        4th Quarter                       28.83         25.42        .21

1998    1st Quarter                      $34.00        $28.50       $.21
        2nd Quarter                       38.75         33.38        .22
        3rd Quarter                       40.75         32.00        .23
        4th Quarter                       34.75         30.75        .25

   Note 1 - The range of reported high and low transaction prices reflects inter-dealer prices without retail markup, markdown or commission, and represent actual transactions as quoted on the Nasdaq National Market or the American Stock Exchange. The Company's stock was traded on the Nasdaq National Market during January 1997. Effective February 3, 1997, the Company's stock began trading on the American Stock Exchange.

   Note 2 - On March 15, 1998, a 3-for-2 stock split was paid in the form of a stock dividend to shareholders of record on March 1, 1998. Per share price and dividend information has been adjusted for the stock split.

   Note 3 - Dividends were paid on the 15th day of March, June, September, and December of each year.


SELECTED FINANCIAL DATA (DOLLAR AMOUNTS IN
THOUSANDS EXCEPT PER SHARE DATA)
YEAR ENDED DECEMBER 31:               1998         1997         1996         1995        1994
------------------------------------------------------------------------------------------------
Assets                              $673,042     $626,907      $591,344     $536,992   $511,162
Deposits                             492,792      476,700       427,367      370,631    345,776
Other borrowings                      45,005       27,005        15,005       12,000     12,000
Shareholders' equity                  64,023       57,243        52,613       55,090     47,817
Interest income                       48,791       46,812        43,287       40,204     35,676
Interest expense                      20,560       20,182        17,916       16,526     12,911
Net interest income                   28,231       26,630        25,371       23,678     22,765
Provision for loan/lease losses        1,006        1,068         1,210          751        768
Net securities gains (losses)            (72)         (85)          -0-          -0-        121
Net income                            11,189        9,856         9,179        8,718      8,137
Basic earnings per share                2.31         2.02          1.76         1.64       1.53
Diluted earnings per share              2.27         2.00          1.75         1.63       1.51
Cash dividends per share                0.91         0.82          0.73         0.66       0.61
Return on average assets                1.72%        1.61%         1.62%        1.67%      1.62%
Return on average
  Shareholders' equity                 18.51%       18.41%        16.82%       17.02%     17.20%
Shareholders' equity to
  average assets                         9.8%         9.3%          9.2%        10.2%       9.5%
Dividend payout ratio                   39.6%        40.7%         41.5%        40.2%      39.7%
(ACTUAL NUMERICAL COUNT)
------------------------------------------------------------------------------------------------
Employees (Average
  Full-Time Equivalent)                  218          223           221          219        219
Shareholders of Record                 1,055          998         1,044        1,034      1,096
Full Service Banking Offices              11           11            11           10         10
Bank Access Centers (ATMs)                21           21            20           20         19



CONSOLIDATED STATEMENTS OF CONDITION
(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
YEAR ENDED DECEMBER 31                                            1998              1997
------------------------------------------------------------------------------------------
ASSETS
  Cash and noninterest bearing balances due from banks       $    17,170        $  22,089
  Federal funds sold                                               9,600            3,000
  Available-for-sale securities, at fair value                   182,740          176,660
  Held-to-maturity securities, fair value of
   $35,011 in 1998 and $37,882 in 1997                            34,088           36,911
  Loans and leases, net of unearned income                       405,357          377,184
  Less reserve for loan/lease losses                               5,028            4,979
------------------------------------------------------------------------------------------
                                       NET LOANS                 400,329          372,205

  Bank premises and equipment, net                                 7,411            6,832
  Accrued interest and other assets                               21,704            9,210
------------------------------------------------------------------------------------------
                                    TOTAL ASSETS             $   673,042        $ 626,907
------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Interest bearing:
  Checking, savings and money market                         $   203,741        $ 203,549
  Time                                                           194,495          185,436
  Non-interest bearing                                            89,556           87,715
------------------------------------------------------------------------------------------
                                  TOTAL DEPOSITS                 492,792          476,700

  Securities sold under agreements to repurchase                  60,007           57,998
  Other borrowings                                                45,005           27,005
  Other liabilities                                               11,215            7,961
------------------------------------------------------------------------------------------
                               TOTAL LIABILITIES             $   609,019        $ 569,664
------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES
Shareholders' equity:
  Common stock - par value $0.10 per share:
   Authorized 7,500,000 shares; issued and outstanding,
   4,893,141 shares in 1998 and 4,888,210 shares in 1997     $       489        $     326
  Surplus                                                         29,817           30,037
  Undivided profits                                               33,364           26,769
  Accumulated other comprehensive income                           1,077            1,074
  Treasury stock at cost, 28,889 shares in
    1998, 30,069 shares in 1997                                     (548)            (571)
  Deferred I.S.O.P. benefit expense,
    8,789 shares in 1998, 19,595 shares in 1997                     (176)            (392)
------------------------------------------------------------------------------------------
                      TOTAL SHAREHOLDERS' EQUITY             $    64,023        $  57,243
------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $   673,042        $ 626,907
------------------------------------------------------------------------------------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS EXCEPT PER SHARE DATA)
YEAR ENDED DECEMBER 31                                   1998         1997        1996
-----------------------------------------------------------------------------------------
INTEREST INCOME
  Loans                                                $ 34,228    $ 32,686    $ 30,591
  Deposits with other banks                                 -0-         -0-          48
  Federal funds sold                                        195         263         468
  Available-for-sale securities                          12,523      11,919      10,206
  Held-to-maturity securities                             1,845       1,944       1,974
----------------------------------------------------------------------------------------
                           TOTAL INTEREST INCOME         48,791      46,812      43,287
----------------------------------------------------------------------------------------
INTEREST EXPENSE
  Deposits:
   Time certificates of deposit of $100,000 or more       5,271       4,629       2,363
   Other deposits                                        10,300      10,240       9,776
  Federal funds purchased and securities
     sold under agreements to repurchase                  2,973       4,233       4,831
  Other borrowings                                        2,016       1,080         946
----------------------------------------------------------------------------------------
                          TOTAL INTEREST EXPENSE         20,560      20,182      17,916
----------------------------------------------------------------------------------------
                             NET INTEREST INCOME         28,231      26,630      25,371
            LESS PROVISION FOR LOAN/LEASE LOSSES          1,006       1,068       1,210
----------------------------------------------------------------------------------------
         NET INTEREST INCOME AFTER PROVISION FOR
                               LOAN/LEASE LOSSES         27,225      25,562      24,161
----------------------------------------------------------------------------------------
OTHER INCOME
  Trust and investment services income                    3,811       3,159       2,660
  Service charges on deposit accounts                     1,641       1,755       1,713
  Credit card merchant income                             2,351       2,206       1,892
  Other service charges                                   1,842       1,356       1,318
  Other operating income                                    512         327         218
  Loss on available-for-sale securities                     (72)        (85)        -0-
----------------------------------------------------------------------------------------
                              TOTAL OTHER INCOME         10,085       8,718       7,801
----------------------------------------------------------------------------------------
OTHER EXPENSES
  Salaries and wages                                      8,578       8,107       7,510
  Pension and other employee benefits                     1,832       1,906       1,759
  Net occupancy expense of bank premises                  1,325       1,314       1,337
  Net furniture and fixture expense                       1,073       1,114       1,134
  Credit card operating expense                           2,146       2,024       1,751
  Other operating expenses                                5,317       4,692       4,150
----------------------------------------------------------------------------------------
                            TOTAL OTHER EXPENSES         20,271      19,157      17,641
----------------------------------------------------------------------------------------
                      INCOME BEFORE INCOME TAXES         17,039      15,123      14,321
                                    INCOME TAXES          5,850       5,267       5,142
----------------------------------------------------------------------------------------
                                      NET INCOME       $ 11,189    $  9,856    $  9,179
----------------------------------------------------------------------------------------
  Basic Earnings Per Share                             $   2.31    $   2.02    $   1.76
  Diluted Earnings Per Share                           $   2.27    $   2.00    $   1.75
----------------------------------------------------------------------------------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

YEAR ENDED DECEMBER 31                                              1998          1997        1996
------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                       $ 11,189     $   9,856   $    9,179
Adjustments to reconcile net income to net cash
  provided by operating activities:
   Provision for loan/lease losses                                  1,006         1,068        1,210
   Depreciation and amortization                                    1,059         1,074        1,029
   Net amortization (accretion) on securities                         287           201         (134)
   Deferred income tax benefit                                       (417)         (469)         (94)
   Net loss on sale of securities                                      72            85          -0-
   Net gain on sales of loans                                         (96)           (9)          (6)
   Net gain on sales of bank premises and equipment                   (11)          (45)          (8)
   I.S.O.P. shares released for allocation                            376           347          320
   Increase in other assets                                        (1,614)       (1,499)        (373)
   Increase in other liabilities                                    3,669         1,332          710
------------------------------------------------------------------------------------------------------
                 NET CASH PROVIDED BY OPERATING ACTIVITIES         15,520        11,942       11,833
------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
  Proceeds from maturities of available-for-sale securities        72,806        50,520       60,750
  Proceeds from sales of available-for-sale securities             20,981        10,683          -0-
  Proceeds from maturities of held-to-maturity securities           9,817        10,522        6,883
  Purchases of available-for-sale securities                     (100,143)      (68,412)     (82,953)
  Purchases of held-to-maturity securities                         (7,071)       (9,775)      (6,123)
  Proceeds from sales of loans                                      6,877         3,306        1,048
  Net increase in loans/leases                                    (35,912)      (30,940)     (30,163)
  Proceeds from sales of bank premises and equipment                   25            64           18
  Purchases of bank premises and equipment                         (1,552)         (898)        (790)
  Purchase of corporate owned life insurance                      (10,980)          -0-          -0-
  Deposit premium on acquired branch                                  -0-           -0-         (500)
  Loans of acquired branch                                            -0-           -0-       (1,133)
------------------------------------------------------------------------------------------------------
                     NET CASH USED IN INVESTING ACTIVITIES        (45,152)      (34,930)     (52,963)
------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
  Net increase (decrease) in demand deposits,
   money market accounts, and savings accounts                      7,033        19,730      (13,093)
  Net increase in time deposits                                     9,059        29,603       60,196
  Demand deposits, money market accounts, and
   savings accounts of acquired branch                                -0-           -0-        5,680
  Time deposits of acquired branch                                    -0-           -0-        3,952
  Net increase (decrease) in securities sold
   under agreements to repurchase                                   2,009       (31,994)      (2,910)
  Net increase in other borrowings                                 18,000        12,000        3,000
  Cash dividends                                                   (4,431)       (4,012)      (3,813)
  Sale of treasury stock                                               40            41           21
  Purchase of treasury stock                                          -0-           -0-         (627)
  Repurchase of common shares                                        (584)       (2,670)      (6,720)
  Net proceeds from exercise of stock options,
    and related tax benefit                                           187          60              6
------------------------------------------------------------------------------------------------------
                 NET CASH PROVIDED BY FINANCING ACTIVITIES         31,313        22,758       45,692
------------------------------------------------------------------------------------------------------
      NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS          1,681          (230)       4,562
  Cash and cash equivalents at beginning of year                   25,089        25,319       20,757
------------------------------------------------------------------------------------------------------
                  CASH AND CASH EQUIVALENTS AT END OF YEAR       $ 26,770     $  25,089   $   25,319
------------------------------------------------------------------------------------------------------
Supplemental information:
  Cash paid during the year for:
   Interest                                                      $ 20,947     $  20,148   $   17,898
   Income taxes                                                     3,892         5,473        5,302
------------------------------------------------------------------------------------------------------
  Non-cash investing activities:
   Change in net unrealized holding gain (loss) on
   available-for-sale securities                                 $      6     $   1,738   $   (1,455)


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
AND COMPREHENSIVE INCOME
(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)                                                        ACCUMULATED   DEFERRED
                                                                                             OTHER     I.S.O.P.
                                         COMMON     TREASURY                 UNDIVIDED   COMPREHENSIVE  BENEFIT
                                          STOCK       STOCK       SURPLUS     PROFITS       INCOME      EXPENSE       TOTAL
-------------------------------------------------------------------------------------------------------------------------------
BALANCES AT JANUARY 1, 1996               $ 358    $    -0-     $ 39,190      $ 15,559     $   909      $   (926)     $ 55,090
-------------------------------------------------------------------------------------------------------------------------------
  Cash dividends ($.73 per share)                                               (3,813)                                 (3,813)
  Exercise of stock options (453 shares)                               6                                                     6
  Treasury stock purchased (33,000 shares)             (627)                                                              (627)
  Treasury stock sold (1,195 shares)                     23           (2)                                                   21
  Common stock repurchased and
   returned to authorized and unissued
   status (366,556 shares)                 (24)                   (6,696)                                               (6,720)
  I.S.O.P. shares released or committed to
   be released for allocation (14,460 shares)                         31                                     289           320
  Comprehensive Income:
   Change in net unrealized gain (loss) on
   available-for-sale securities, net of taxes                                                (843)                       (843)
   Net Income                                                                    9,179                                   9,179
-------------------------------------------------------------------------------------------------------------------------------
  Total Comprehensive Income                                                                                             8,336
-------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1996             $ 334    $   (604)    $ 32,529      $ 20,925     $    66      $   (637)     $ 52,613
-------------------------------------------------------------------------------------------------------------------------------
  Cash Dividends ($.82 per share)                                               (4,012)                                 (4,012)
  Exercise of stock options (3,620 shares)                            60                                                    60
  Treasury stock sold (1,735 shares)                     33            8                                                    41
  Common stock repurchased and
   returned to authorized and unissued
   status (120,000 shares)                   (8)                  (2,662)                                               (2,670)
  I.S.O.P. shares released or committed to
   be released for allocation (12,247 shares)                        102                                     245           347
  Comprehensive Income:
   Change in net unrealized gain (loss) on
   available-for-sale securities, net of taxes                                               1,008                       1,008
   Net Income                                                                    9,856                                   9,856
-------------------------------------------------------------------------------------------------------------------------------
  Total Comprehensive Income                                                                                            10,864
-------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1997             $ 326    $   (571)    $ 30,037      $ 26,769     $ 1,074      $   (392)     $ 57,243
-------------------------------------------------------------------------------------------------------------------------------
  Cash dividends ($.91 per share)                                               (4,431)                                 (4,431)
  Exercise of stock options, and related
   tax benefit (22,396 shares, net )          2                      185                                                   187
  Treasury stock sold (1,180 shares)                     23           17                                                    40
  Common stock repurchased and
   returned to authorized and unissued
   status (17,245 shares)                    (2)                    (582)                                                 (584)
  I.S.O.P. shares released or committed to
   be released for allocation (10,806 shares)                        160                                     216           376
  Effect of 3-for-2 stock split in the form
   of a stock dividend                      163                                   (163)                                    -0-
  Comprehensive Income:
   Change in net unrealized gain (loss) on
   available-for-sale securities, net of taxes                                                   3                           3
   Net Income                                                                   11,189                                  11,189
-------------------------------------------------------------------------------------------------------------------------------
  Total Comprehensive Income                                                                                            11,192
-------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 1998             $ 489    $   (548)    $ 29,817      $ 33,364     $ 1,077      $   (176)     $ 64,023
-------------------------------------------------------------------------------------------------------------------------------


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   BUSINESS: Tompkins County Trustco, Inc. ("the Company") is a registered bank holding company, organized under the laws of New York State, and is the parent company of Tompkins County Trust Company (the "Trust Company"). The Trust Company provides loan, deposit, and trust services to its customers primarily in Tompkins County, New York, and surrounding areas.

   In February 1998, the Trust Company formed a subsidiary corporation, Tompkins Real Estate Holdings, Inc., which was formed to qualify as a real estate investment trust. Tompkins Real Estate Holdings, Inc. became an active subsidiary of the Trust Company on June 1, 1998.

   On March 15, 1998, a 3-for-2 stock split was paid in the form of a stock dividend to shareholders of record on March 1, 1998. All per share price and dividend information in the consolidated financial statements and notes thereto, have been adjusted for the split.

   The consolidated financial information included herein combines the results of operations, the assets, liabilities, and shareholders' equity of the Company, the Trust Company, and Tompkins Real Estate Holdings, Inc. for all periods presented. All significant intercompany balances and transactions are eliminated in consolidation. A description of significant accounting policies is presented below.

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

   CASH EQUIVALENTS: Cash equivalents in the consolidated statements of cash flows include cash and due from banks and Federal funds sold

   SECURITIES: Management determines the appropriate classification of debt and equity securities at the time of purchase. Securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Debt securities not classified as held-to-maturity and marketable equity securities are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, excluded from earnings and reported as a separate component of accumulated comprehensive income, in shareholders' equity.

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

   LOANS AND LEASES: Loans are reported at their principal outstanding balance net of deferred loan origination fees and costs, and unearned income. The Company has the ability and intent to hold its loans to maturity except for education loans which are sold to a third party from time to time upon reaching repayment status. The Company provides motor vehicle and equipment financing to its customers through direct financing leases. These leases are carried at the aggregate of lease payments receivable, plus estimated residual values, less unearned income. Unearned income on direct financing leases is amortized over the lease terms resulting in a level rate of return.

   RESERVE FOR LOAN/LEASE LOSSES: The reserve for loan/lease losses is periodically evaluated by management in order to maintain the reserve at a level sufficient to absorb probable future credit losses. Management's evaluation of the adequacy of the reserve is based upon a review of the Company's historical loss experience, known and inherent risks in the loan and lease portfolios, the estimated value of collateral, and trends in delinquencies. External factors such as the level and trend of interest rates and the national and local economies are also considered.

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

   OTHER REAL ESTATE OWNED: Other real estate owned consists of properties formerly pledged as collateral to loans, which have been acquired by the Company through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Other real estate owned is carried at the lower of the recorded investment in the loan or the fair value of the real estate, less estimated costs to sell. Upon transfer of a loan to foreclosure status, an appraisal is obtained and any excess of the loan balance over the fair value, less estimated costs to sell, is charged against the reserve for loan/lease losses. Expenses and subsequent adjustments to the fair value are treated as other operating expense.

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

   PENSION AND OTHER POSTRETIREMENT PLANS: On January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 132, "Employers' Disclosures about Pension and Other Postretirement Benefits." SFAS No. 132 revises employers' disclosures about pension and other postretirement benefits. SFAS No. 132 does not change the method of accounting for such plans.

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

   DEPOSIT BASE INTANGIBLE: Deposit base intangible asset, resulting from a branch acquisition in 1996, is being amortized over the expected useful life of five years on a straight line basis. The amortization period is monitored to determine if circumstances require such period to be reduced. The Company periodically reviews its deposit base intangible asset for changes in circumstances that may indicate the carrying amount of the asset is impaired.

   SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE: Effective January 1, 1998, the Company adopted the remaining provisions of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which relates to the accounting for securities lending, securities under agreements to repurchase, and other secured financing activities based on a financial components approach that focuses on control.

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

   EARNINGS PER SHARE: Basic earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of shares outstanding during the year. Diluted earnings per share is calculated by dividing net income available to common shareholders by weighted average number of shares outstanding during the year plus the maximum dilutive effect of stock issuable upon conversion of stock options.

   SEGMENT REPORTING: During 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement requires the Company to report financial and other information about key revenue-producing segments of the Company for which such information is available and is utilized by the chief operation decision maker. Specific information to be reported for individual segments include profit and loss, certain revenue and expense items, and total assets. A reconciliation of segment financial information to amounts reported in the financial statements is also provided. This standard did not result in significant changes in the Company's reporting.

   The Company's operations are solely in the financial services industry and include the provisions of traditional commercial banking services. The Company operates primarily in the geographical regions of Tompkins County and surrounding areas in New York State. The Company has identified separate operating segments, however, these segments did not meet the quantitative thresholds for separate disclosure.

   COMPREHENSIVE INCOME: On January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." This Statement establishes standards for the reporting and display of comprehensive income and its components. For the Company, comprehensive income represents net income plus the net change in unrealized gains or losses on securities available-for-sale for the period and is presented in the consolidated statements of changes in shareholders' equity and comprehensive income. Accumulated other comprehensive income represents the net unrealized gains or losses on securities available-for-sale as of the balance sheet dates. SFAS No. 130 requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. Prior year consolidated financial statements have been reclassified to conform to the requirements of SFAS No. 130. Comprehensive income for the three years ended December 31, 1998, is summarized in the table below:

(AMOUNTS IN THOUSANDS)
DECEMBER 31                            1998           1997         1996
--------------------------------------------------------------------------
NET INCOME                          $  11,189      $  9,856      $  9,179
--------------------------------------------------------------------------
NET UNREALIZED HOLDING
 GAIN (LOSS) ON AVAILABLE-
 FOR-SALE SECURITIES, BEFORE
 TAX (EXPENSE) BENEFIT OF
 (33), (766), AND 612                      78         1,823        (1,455)
RECLASSIFICATION ADJUSTMENT
 FOR NET REALIZED LOSS ON SALE OF
 AVAILABLE-FOR-SALE SECURITIES,
 BEFORE TAX BENEFIT OF 30,
 36, AND 0                                (72)          (85)          -0-
--------------------------------------------------------------------------
UNREALIZED HOLDING GAIN (LOSS)
 ARISING DURING THE PERIOD                  6         1,738        (1,455)
DEFERRED TAXES ON UNREALIZED
 HOLDING GAIN (LOSS)                       (3)         (730)          612
--------------------------------------------------------------------------
OTHER COMPREHENSIVE INCOME,
 (LOSS), NET OF TAX                         3         1,008          (843)
--------------------------------------------------------------------------
COMPREHENSIVE INCOME                $  11,192      $ 10,864      $  8,336
--------------------------------------------------------------------------

   RECLASSIFICATION: Certain reclassifications have been made to prior period amounts to conform to current year presentation.


NOTE 2 SECURITIES The following summarizes securities:
                                                                            AVAILABLE-FOR-SALE SECURITIES
---------------------------------------------------------------------------------------------------------------------------
                                                                                 GROSS             GROSS
                                                           AMORTIZED          UNREALIZED        UNREALIZED           FAIR
DECEMBER 31, 1998 (IN THOUSANDS)                             COST                GAINS            LOSSES             VALUE
---------------------------------------------------------------------------------------------------------------------------
U.S. TREASURY SECURITIES AND OBLIGATIONS OF
  U.S. GOVERNMENT AGENCIES                              $   121,977           $  1,512           $    20        $  123,469
MORTGAGE-BACKED SECURITIES                                   54,397                282                90            54,589
---------------------------------------------------------------------------------------------------------------------------
TOTAL DEBT SECURITIES                                       176,374              1,794               110           178,058
---------------------------------------------------------------------------------------------------------------------------
EQUITY SECURITIES                                             4,509                173               -0-             4,682
---------------------------------------------------------------------------------------------------------------------------
                                                        $   180,883           $  1,967           $   110        $  182,740
---------------------------------------------------------------------------------------------------------------------------

   Available-for-sale securities includes $3,452,000 in equity securities, which are carried at amortized cost since fair values are not readily determinable.
This figure includes $2,416,000 of Federal Home Loan Bank Stock.

                                                                             HELD-TO-MATURITY SECURITIES
---------------------------------------------------------------------------------------------------------------------------
                                                                                 GROSS             GROSS
                                                           AMORTIZED          UNREALIZED        UNREALIZED           FAIR
DECEMBER 31, 1998 (IN THOUSANDS)                             COST                GAINS            LOSSES             VALUE
---------------------------------------------------------------------------------------------------------------------------
OBLIGATIONS OF STATES AND  POLITICAL SUBDIVISIONS       $    34,088           $    923           $   -0-        $   35,011
---------------------------------------------------------------------------------------------------------------------------
TOTAL DEBT SECURITIES                                   $    34,088           $    923           $   -0-        $   35,011
---------------------------------------------------------------------------------------------------------------------------

                                                                            AVAILABLE-FOR-SALE SECURITIES
---------------------------------------------------------------------------------------------------------------------------
                                                                                 GROSS             GROSS
                                                           AMORTIZED          UNREALIZED        UNREALIZED           FAIR
DECEMBER 31, 1997 (IN THOUSANDS)                             COST                GAINS            LOSSES             VALUE
---------------------------------------------------------------------------------------------------------------------------
U.S. TREASURY SECURITIES AND OBLIGATIONS OF
  U.S. GOVERNMENT AGENCIES                              $   135,152           $  1,200           $   222        $  136,130
MORTGAGE-BACKED SECURITIES                                   30,674                492                47            31,119
---------------------------------------------------------------------------------------------------------------------------
TOTAL DEBT SECURITIES                                       165,826              1,692               269           167,249
EQUITY SECURITIES                                             8,983                428               -0-             9,411
---------------------------------------------------------------------------------------------------------------------------
                                                        $   174,809           $  2,120           $   269        $  176,660
---------------------------------------------------------------------------------------------------------------------------

   Available-for-sale securities includes $3,050,400 in equity securities, which are carried at amortized cost since fair values are not readily determinable.
This figure includes $2,014,100 of Federal Home Loan Bank Stock.

                                                                             HELD-TO-MATURITY SECURITIES
---------------------------------------------------------------------------------------------------------------------------
                                                                                 GROSS             GROSS
                                                           AMORTIZED          UNREALIZED        UNREALIZED           FAIR
DECEMBER 31, 1997 (IN THOUSANDS)                             COST                GAINS            LOSSES             VALUE
---------------------------------------------------------------------------------------------------------------------------
OBLIGATIONS OF STATES AND POLITICAL SUBDIVISIONS        $    36,911           $    972           $     1        $   37,882
---------------------------------------------------------------------------------------------------------------------------
TOTAL DEBT SECURITIES                                   $    36,911           $    972           $     1        $   37,882
---------------------------------------------------------------------------------------------------------------------------

   The amortized cost and estimated fair value of debt securities by contractual maturity are shown in the following table. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                 AMORTIZED           FAIR
DECEMBER 31, 1998 (IN THOUSANDS)                                                                   COST              VALUE
-------------------------------------------------------------------------------------------------------- -------------------
AVAILABLE-FOR-SALE SECURITIES:
  DUE IN ONE YEAR OR LESS                                                                      $   11,018        $   11,134
  DUE AFTER ONE YEAR THROUGH FIVE YEARS                                                            14,983            15,313
  DUE AFTER FIVE YEARS THROUGH TEN YEARS                                                           93,976            95,029
  DUE AFTER TEN YEARS                                                                               2,000             1,993
----------------------------------------------------------------------------------------------------------------------------
                                                                                                  121,977           123,469
----------------------------------------------------------------------------------------------------------------------------
  MORTGAGE-BACKED SECURITIES                                                                       54,397            54,589
----------------------------------------------------------------------------------------------------------------------------
  EQUITY SECURITIES                                                                                 4,509             4,682
----------------------------------------------------------------------------------------------------------------------------
                                                                                               $  180,883        $  182,740
----------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------
                                                 AMORTIZED           FAIR
DECEMBER 31, 1998 (IN THOUSANDS)                   COST              VALUE
---------------------------------------------------------------------------
HELD-TO-MATURITY SECURITIES:
  DUE IN ONE YEAR OR LESS                      $  10,446        $   10,501
  DUE AFTER ONE YEAR THROUGH FIVE YEARS           18,995            19,675
  DUE AFTER FIVE YEARS THROUGH TEN YEARS           3,604             3,752
  DUE AFTER TEN YEARS                              1,043             1,083
---------------------------------------------------------------------------
                                               $  34,088        $   35,011
---------------------------------------------------------------------------

   Gains from the sales of available-for-sale securities were $24,000 in 1998; losses from the sales of available-for-sale securities were $96,000 in 1998 and $85,000 in 1997. There were no gains or losses from the sale of securities in 1996.

   At December 31, 1998, securities with a carrying value of $121,127,000 were pledged to secure public deposits and for other purposes as required or permitted by law.

NOTE 3 LOAN/LEASE CLASSIFICATION SUMMARY AND RELATED PARTY TRANSACTIONS
LOANS/LEASES AT DECEMBER 31 WERE AS FOLLOWS (IN THOUSANDS):          1998              1997
----------------------------------------------------------------------------------------------
RESIDENTIAL REAL ESTATE                                           $178,529          $159,297
COMMERCIAL REAL ESTATE                                              70,822            61,342
REAL ESTATE CONSTRUCTION                                             3,516             5,267
COMMERCIAL                                                          80,176            78,612
CONSUMER AND OTHER                                                  58,677            60,090
LEASES                                                              15,691            14,313
----------------------------------------------------------------------------------------------
  TOTAL LOANS AND LEASES                                           407,411           378,921
  LESS UNEARNED INCOME                                              (2,054)           (1,737)
----------------------------------------------------------------------------------------------
  TOTAL LOANS AND LEASES, NET OF UNEARNED INCOME                  $405,357          $377,184
----------------------------------------------------------------------------------------------

   Directors and officers of the Company and their affiliated companies were customers of, and had other transactions with, the Company in the ordinary course of business. Such loans and commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

   Loan transactions with related parties are summarized as follows:

(IN THOUSANDS)                        1998              1997
--------------------------------------------------------------
BALANCE JANUARY 1                   $3,997           $ 2,603
NEW LOANS AND ADVANCES                 865             2,691
LOAN PAYMENTS                       (1,241)           (1,297)
--------------------------------------------------------------
BALANCE DECEMBER 31                 $ 3,621          $ 3,997
--------------------------------------------------------------

   During 1998, the Company sold $6,877,000 of education loans to the Student Loan Mortgage Association and recognized a gain of $96,000, which is included in other operating income in the consolidated statements of income. During 1997, the Company sold $3,306,000 of education loans to the Student Loan Marketing Association. The net gain on sale of loans in 1997 was $9,000.

   The Company did not sell any mortgage  loans during 1998 or 1997. At December
31,  1998,  the  Company   serviced   mortgage  loans  for  others   aggregating
$21,499,000, compared to $28,177,000 at December 31, 1997.

   The Company's market area encompasses primarily Tompkins County, New York, and surrounding areas. Substantially all of the Company's outstanding loans are with borrowers living or doing business within 25 miles of the branches in its market area. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.

NOTE 4 RESERVE FOR LOAN/LEASE LOSSES
CHANGES IN THE RESERVE FOR LOAN/LEASE LOSSES ARE AS FOLLOWS (IN THOUSANDS):     1998       1997         1996
--------------------------------------------------------------------------------------------------------------
RESERVE AT BEGINNING OF YEAR                                                   $ 4,979   $  4,779     $  4,704
PROVISIONS CHARGED TO OPERATIONS                                                 1,006      1,068        1,210
RECOVERIES ON LOANS/LEASES                                                         401        487          415
LOANS/LEASES CHARGED-OFF                                                        (1,358)    (1,355)      (1,550)
--------------------------------------------------------------------------------------------------------------
RESERVE AT END OF YEAR                                                         $ 5,028   $  4,979     $  4,779
--------------------------------------------------------------------------------------------------------------


   The Company's recorded investment in loans/leases that are considered impaired totaled $422,000 at December 31, 1998, and $1.4 million at December 31, 1997. The average recorded investment in impaired loans/leases was $1,150,000 in 1998 and $962,000 in 1997, and $1.3 million in 1996. The December 31, 1998 recorded investment in impaired loans/leases includes $132,000 of loans/leases which had related reserves of $46,000. The December 31, 1997 recorded investment in impaired loans/leases includes $806,000 of loans/leases which had related reserves of $329,000. The December 31, 1996 recorded investment in impaired loans/leases includes $582,000 of loans/leases which had related reserves of $94,000. The effect on interest income for impaired loans/leases was not material to the accompanying financial statements for 1998, 1997, or 1996.

   The principal balance of loans/leases not accruing interest, including impaired loans/leases, amounted to approximately $1,143,000, and $2,698,000 at December 31, 1998 and 1997, respectively. The difference between the interest income that would have been recorded if non-accrual loans/leases had been paid in accordance with their original terms and the interest income recorded in the three year period ended December 31, 1998 was immaterial.

NOTE 5 BANK PREMISES AND EQUIPMENT
BANK PREMISES AND EQUIPMENT AT DECEMBER 31 WERE AS FOLLOWS (IN THOUSANDS):                 1998        1997
--------------------------------------------------------------------------------------------------------------
LAND                                                                                     $    893     $    683
BANK PREMISES                                                                               7,232        6,536
FURNITURE, FIXTURES, AND EQUIPMENT                                                         10,143        9,713
ACCUMULATED DEPRECIATION AND AMORTIZATION                                                 (10,857)     (10,100)
--------------------------------------------------------------------------------------------------------------
                                                                                         $  7,411     $  6,832
--------------------------------------------------------------------------------------------------------------

Depreciation and amortization expense in 1998, 1997, and 1996 are included in operating expenses as follows:

(IN THOUSANDS)                                                                  1998       1997        1996
--------------------------------------------------------------------------------------------------------------
BANK PREMISES                                                                  $   307   $    296     $    312
FURNITURE, FIXTURES, AND EQUIPMENT                                                 652        675          717
--------------------------------------------------------------------------------------------------------------
                                                                               $   959   $    971     $  1,029
--------------------------------------------------------------------------------------------------------------

NOTE 6 DEPOSITS

   The aggregate time deposits of $100,000 or more was $107,327,000 at December 31, 1998, and $97,128,000 at December 31, 1997. As of December 31, 1998, the
Company had time deposits with scheduled maturities as follows:

LESS THAN                                                                                $100,000
(IN THOUSANDS)                                                                $100,000   AND OVER      TOTAL
--------------------------------------------------------------------------------------------------------------
MATURITY:
  THREE MONTHS OR LESS                                                         $22,483   $ 79,368     $101,851
  OVER THREE THROUGH SIX MONTHS                                                 19,626     15,768       35,394
  OVER SIX THROUGH TWELVE MONTHS                                                25,207      7,925       33,132
--------------------------------------------------------------------------------------------------------------
  TOTAL DUE IN 1999                                                             67,316    103,061      170,377
  2000                                                                          13,776      3,649       17,425
  2001                                                                           1,673        417        2,090
  2002                                                                           2,929        200        3,129
  2003 AND THEREAFTER                                                            1,474        -0-        1,474
--------------------------------------------------------------------------------------------------------------
                                                                               $87,168   $107,327     $194,495
--------------------------------------------------------------------------------------------------------------

NOTE 7 FEDERAL  FUNDS  PURCHASED  AND  SECURITIES  SOLD  UNDER  AGREEMENTS  TO
       REPURCHASE

   Information regarding securities sold under agreements to repurchase as of December 31, 1998, is summarized below:

(DOLLAR AMOUNTS IN THOUSANDS)            ASSETS SOLD      REPURCHASE LIABILITY
-------------------------------------------------------------------------------
                                      CARRYING    FAIR                 INTEREST
                                       AMOUNT     VALUE    AMOUNT        RATE
-------------------------------------------------------------------------------
MATURITY/TYPE OF ASSET
2 TO 30 DAYS:
  U.S. GOVERNMENT AGENCY SECURITIES    $ 3,609   $ 3,664   $ 3,609       4.90%
  MORTGAGE-BACKED SECURITIES               413       416       408       4.93%
OVER 90 DAYS:
  U.S. TREASURY SECURITIES               2,020     2,046     2,019       5.00%
  MORTGAGE-BACKED SECURITIES               684       682       663       5.09%
DEMAND:
  U.S. TREASURY SECURITIES               7,906     8,095     7,893       5.33%
  U.S. GOVERNMENT AGENCY SECURITIES     11,020    11,203    11,035       4.91%
  MORTGAGE-BACKED SECURITIES            35,003    35,132    34,380       4.56%
-------------------------------------------------------------------------------
                                       $60,655   $61,238   $60,007       5.38%
-------------------------------------------------------------------------------

   At December 31, 1998, substantially all of the above securities were held by the Bank of New York or the Federal Reserve Bank of New York.

   Additional   information   regarding  securities  sold  under  agreements  to
repurchase and Federal funds purchased for the years ended December 31, is detailed in the table below:

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE (DOLLAR AMOUNTS IN THOUSANDS)     1998           1997
------------------------------------------------------------------------------------------------------
TOTAL OUTSTANDING AT DECEMBER 31                                                $60,007        $57,998
MAXIMUM MONTH-END BALANCE                                                        64,099         93,177
AVERAGE BALANCE DURING THE YEAR                                                  54,984         79,075
AVERAGE INTEREST RATE PAID DURING YEAR                                             5.10%          5.28%
------------------------------------------------------------------------------------------------------
FEDERAL FUNDS PURCHASED (DOLLAR AMOUNTS IN THOUSANDS)                            1998           1997
------------------------------------------------------------------------------------------------------
TOTAL OUTSTANDING AT DECEMBER 31                                                $   -0-       $    -0-
MAXIMUM MONTH-END BALANCE                                                        13,500         13,500
AVERAGE BALANCE DURING THE YEAR                                                   2,904          1,039
AVERAGE INTEREST RATE PAID DURING YEAR                                             5.74%          5.94%
------------------------------------------------------------------------------------------------------

NOTE 8 OTHER BORROWINGS

   The Company has available line-of-credit agreements with banks permitting borrowings to a maximum of approximately $8,500,000. No advances were outstanding against those lines on December 31, 1998 or 1997. As a member of the Federal Home Loan Bank ("FHLB"), the Bank may apply for advances secured by certain residential mortgage loans and other assets, provided that certain standards for credit worthiness have been met. At December 31, 1998, the Bank had $62,194,000 in established unused lines of credit with the FHLB. At December 31, 1998, the Bank had $45,000,000 in term advances from the FHLB, compared to $27,000,000 at December 31, 1997. FHLB term advances due in one year or less as of December 31, 1998 and 1997 are detailed in the table below.

FEDERAL HOME LOAN BANK ADVANCES: (DOLLAR AMOUNTS IN THOUSANDS)       1998           1997
------------------------------------------------------------------------------------------
DUE IN ONE YEAR OR LESS:
  TOTAL OUTSTANDING AT DECEMBER 31                                  $   -0-       $ 27,000
  MAXIMUM MONTH-END BALANCE                                          26,000         29,000
  AVERAGE BALANCE DURING THE YEAR                                    16,723         15,219
  AVERAGE INTEREST RATE PAID DURING YEAR                               5.77%          5.96%
------------------------------------------------------------------------------------------

   At December 31, 1998, the Bank had $45,000,000 in advances due in more than one year, with interest rates that ranged from 4.59% to 5.25%. Maturities of advances included $23,000,000 maturing in 2003, $18,000,000 in 2005, and
$4,000,000 in 2007. All borrowings outstanding with the FHLB at December 31, 1998, were fixed rate callable borrowings. The call features of the borrowings allow the FHLB to call the debt on the first anniversary of the borrowing, and quarterly thereafter.

   Other borrowings at December 31, 1998 and 1997 included a $5,000 Treasury Tax and Loan Note account with the Federal Reserve Bank of New York.

NOTE 9  EMPLOYEE BENEFIT PLANS

   The Company has a noncontributory defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and a percentage of the employee's average compensation for the five highest consecutive years in the last ten years of employment.

   In addition to the defined pension plan, the Company offers postretirement medical coverage, life insurance, and prescription drug coverage to full-time employees who have worked 10 years and attained age 55. Medical coverage is contributory with contributions reviewed annually. The Company assumes the majority of the cost for these other benefits, while retirees share some of the cost through co-insurance and deductibles. The following table sets forth the changes in the plans' accumulated benefit obligation and the plan assets, and the plans' funded status and amounts recognized in the Company's consolidated statements of condition at December 31, 1998 and 1997:

                                                         PENSION BENEFITS         OTHER BENEFITS
-------------------------------------------------------------------------------------------------
(DOLLAR AMOUNTS IN THOUSANDS)                            1998        1997        1998        1997
-------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION:
  BENEFIT OBLIGATION AT BEGINNING OF YEAR             $12,402      $10,570     $ 3,004    $ 2,890
  SERVICE COST                                            454          489          78         71
  INTEREST COST                                           935          847         203        208
  ACTUARIAL LOSS (GAIN)                                 2,457        1,048         (19)         4
  BENEFITS PAID                                          (610)        (552)       (152)      (169)
-------------------------------------------------------------------------------------------------
BENEFIT OBLIGATION AT END OF YEAR                     $15,638      $12,402     $ 3,114    $ 3,004
-------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS:
  FAIR VALUE OF PLAN ASSETS AT BEGINNING OF YEAR      $14,970      $12,001     $   -0-    $   -0-
  ACTUAL RETURN ON PLAN ASSETS                            (66)       2,863         -0-        -0-
  EMPLOYER CONTRIBUTION                                   226          658         151        169
  BENEFITS PAID                                          (610)        (552)       (151)      (169)
-------------------------------------------------------------------------------------------------
FAIR VALUE OF PLAN ASSETS AT END OF YEAR              $14,520      $14,970     $    -0-   $   -0-
-------------------------------------------------------------------------------------------------
FUNDED STATUS                                         $(1,118)     $ 2,568     $(3,114)   $(3,004)
UNRECOGNIZED NET ACTUARIAL LOSS (GAIN)                  3,445         (334)       (149)      (134)
NET TRANSITION (ASSET) OBLIGATION                        (350)        (418)      1,617      1,733
UNRECOGNIZED PRIOR SERVICE COST                           172          187          -0-       -0-
-------------------------------------------------------------------------------------------------
PREPAID (ACCRUED) BENEFIT COST                        $ 2,149      $ 2,003     $(1,646)   $(1,405)
-------------------------------------------------------------------------------------------------
WEIGHTED-AVERAGE ASSUMPTIONS AS OF SEPTEMBER 30:
  DISCOUNT RATE                                          6.90%        7.50%       6.90%      7.50%
  EXPECTED RETURN ON PLAN ASSETS                         8.50%        8.50%         -0-       -0-
  RATE OF COMPENSATION INCREASE                          4.00%        5.00%       4.00%      4.00%
-------------------------------------------------------------------------------------------------

   The Company currently provides certain life and health insurance benefits to substantially all of its employees. The weighted average annual assumed rate of increase in the per capita cost of covered benefits (the health care cost trend rate) is 9.9% beginning in 1999, and is assumed to decrease gradually to 5.0% in 2045 and beyond. The actual cost of benefits for 1998 and projected costs for 1999 were used. Increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1998, by $63,242 and the net periodic postretirement benefit cost for 1998 by $7,799. Decreasing the assumed health care cost trend rates by 1% each year would decrease the accumulated postretirement benefit obligation as of December 31, 1998, by $131,539 and the net periodic postretirement benefit cost by $10,077.

   Net periodic benefit cost includes the following components:

COMPONENTS OF NET PERIODIC BENEFIT COST      PENSION BENEFITS                OTHER BENEFITS
-----------------------------------------------------------------------------------------------------
(IN THOUSANDS)                          1998       1997        1996      1998       1997      1996
-----------------------------------------------------------------------------------------------------
SERVICE COST                           $   454    $   489    $   332    $    78    $    70   $    74
INTEREST COST                              935        848        731        202        208       199
EXPECTED RETURN ON PLAN ASSETS          (1,255)    (1,023)      (914)       -0-        -0-       -0-
AMORTIZATION OF PRIOR SERVICE COST          15         15         15        -0-        -0-       -0-
RECOGNIZED NET ACTUARIAL GAIN (LOSS)       -0-         14        -0-         (4)       -0-       -0-
AMORTIZATION OF TRANSITION LIABILITY       (69)       (69)       (69)       116        116       116
-----------------------------------------------------------------------------------------------------
NET PERIODIC BENEFIT COST              $    80    $   274    $    95    $   392    $   394   $   389
-----------------------------------------------------------------------------------------------------

   In addition, the Company has an Investment and Stock Ownership Plan ("I.S.O.P.") which contains a deferred profit-sharing and employee stock ownership plan which covers substantially all employees. The I.S.O.P. allows for contributions either in the form of cash or stock of the Company. Contributions are determined by the board of directors and are limited to a maximum amount as stipulated in the plan. In 1994, the employee stock ownership plan of the I.S.O.P. borrowed $1,650,000 from the Company to purchase 82,500 common shares of the Company. The debt has a term of 10 years and an interest rate of 7%. At December 31, 1998, 73,710 shares were released or committed to be released and 8,789 remained as unallocated shares. The fair value of the unallocated shares on December 31, 1998, was $304,000. Shares will be released to the employee stock ownership plan based on the principal only method. The Company recognized compensation expense for the I.S.O.P. of $376,000 in 1998, $347,000 in 1997, and $320,000 in 1996, based on the fair value of shares committed to be released. At December 31, 1998, approximately 10,806 shares of unallocated stock were committed to be released to fund the Company's 1998 contribution to the employee stock ownership plan. The Company purchased $11,000,000 in corporate owned life insurance in 1998, which is carried at its cash surrender value as an other asset in the consolidated statements of condition. Increases in the cash surrender value of the insurance are reflected as other operating income, and the related mortality expense is recognized as an other expense.

NOTE 10 STOCK BASED COMPENSATION

   In 1992, the Company adopted a stock option plan (the "1992 Plan") which authorized grants of options up to 254,100 shares of authorized but unissued common stock. In 1998, the Company adopted the 1998 Stock Option Plan ( the "1998 Plan") which authorized grants of options up to 240,000 shares of authorized but unissued common stock, plus to the extent authorized by the board of directors, shares which are reacquired by the Company. Under the 1992 Plan and the 1998 Plan, the board of directors may grant stock options to officers, employees, and certain other individuals. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. Stock options may not have a term in excess of 10 years, and have vesting periods that range between one and five years from the grant date. At December 31, 1998, there were 240,691 shares available for grant. The Company applies APB Opinion No. 25 in accounting for stock based compensation, and accordingly, no compensation cost has been recognized for stock options in the accompanying consolidated financial statements. Had the Company determined compensation cost based on the fair value of its stock options at the grant date under SFAS No. 123, the Company's net income and earnings per share would have been reduced to pro forma amounts indicated in the following table:

(IN THOUSANDS EXCEPT PER SHARE DATA)      1998         1997         1996
-------------------------------------------------------------------------
NET INCOME:
  AS REPORTED                           $ 11,189     $ 9,856      $ 9,179
  PRO FORMA                               11,082       9,779        9,125
-------------------------------------------------------------------------
BASIC EARNINGS PER SHARE:
  AS REPORTED                           $   2.31     $  2.02      $  1.76
  PRO FORMA                                 2.29        2.01         1.75
-------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE:
  AS REPORTED                           $   2.27     $  2.00      $  1.75
  PRO FORMA                                 2.25        1.99         1.74
-------------------------------------------------------------------------

   The per share weighted average fair value of stock options granted during 1998, 1997, and 1996, was $8.52, $5.18, and $4.71, respectively. Fair values were arrived at using the Black Scholes option-pricing model with the following assumptions:

                                          1998         1997          1996
-------------------------------------------------------------------------
RISK-FREE INTEREST RATE                     5.31%       5.78%        5.61%
EXPECTED DIVIDEND YIELD                     3.10%       3.64%        3.97%
VOLATILITY                                 27.59%      20.17%       26.19%
EXPECTED LIFE (YEARS)                          8           8            8
-------------------------------------------------------------------------

   The following table presents the combined stock option activity for the 1992 Plan and the 1998 Plan during the periods indicated:

1996                         NUMBER OF SHARES         WTD. AVG. EXERCISE PRICE
------------------------------------------------------------------------------
BEGINNING BALANCE                99,429                        $14.43
GRANTED                          89,850                         19.27
EXERCISED                          (453)                        13.38
------------------------------------------------------------------------------
OUTSTANDING AT YEAR END         188,826                         16.74
------------------------------------------------------------------------------
EXERCISABLE AT YEAR END          83,801                        $13.66
------------------------------------------------------------------------------

1997                         NUMBER OF SHARES         WTD. AVG. EXERCISE PRICE
------------------------------------------------------------------------------
BEGINNING BALANCE               188,826                        $16.74
GRANTED                          63,000                         23.66
EXERCISED                        (3,620)                        16.46
FORFEITED                        (3,298)                        19.43
------------------------------------------------------------------------------
OUTSTANDING AT YEAR END         244,908                         18.49
------------------------------------------------------------------------------
EXERCISABLE AT YEAR END         109,569                        $14.94
------------------------------------------------------------------------------

1998                         NUMBER OF SHARES         WTD. AVG. EXERCISE PRICE
------------------------------------------------------------------------------
BEGINNING BALANCE               244,908                        $18.49
GRANTED                           5,750                         30.09
EXERCISED                       (43,627)                        13.41
FORFEITED                        (2,456)                        21.42
------------------------------------------------------------------------------
OUTSTANDING AT YEAR END         204,575                         19.86
------------------------------------------------------------------------------
EXERCISABLE AT YEAR END         104,216                        $17.76
------------------------------------------------------------------------------


   The following summarizes outstanding and exercisable options at December 31, 1998:

                                OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
------------------------------------------------------------------------------------------------
        RANGE OF                  WEIGHTED AVERAGE      WEIGHTED                     WEIGHTED
        EXERCISE      NUMBER          REMAINING          AVERAGE       NUMBER         AVERAGE
         PRICES     OUTSTANDING   CONTRACTUAL LIFE   EXERCISE PRICE  EXERCISABLE  EXERCISE PRICE
------------------------------------------------------------------------------------------------

      $11.21-15.56    40,747        3.99 years           $13.60        40,747         $13.60
      $19.27-20.91    96,578        6.98 years           $19.48        51,278         $19.66
      $23.66-32.75    67,250        8.68 years           $24.21        12,191         $23.66
------------------------------------------------------------------------------------------------
                     204,575        6.94 YEARS           $19.86       104,216         $17.76
------------------------------------------------------------------------------------------------

NOTE 11 INCOME TAXES

   Total income tax expense (benefit) was allocated as follows:

(IN THOUSANDS)                                                                  1998              1997               1996
--------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                      $5,850           $5,267             $5,142
PAID IN CAPITAL FOR STOCK OPTIONS EXERCISED                                       (328)             -0-                -0-
SHAREHOLDERS' EQUITY FOR UNREALIZED GAIN (LOSS) ON AVAILABLE-FOR-SALE SECURITIES     2              730               (611)
--------------------------------------------------------------------------------------------------------------------------
                                                                                $5,524           $5,997             $4,531
--------------------------------------------------------------------------------------------------------------------------

   The income tax expense (benefit) attributable to income from operations is summarized as follows:

(IN THOUSANDS)                                                                 CURRENT           DEFERRED            TOTAL
--------------------------------------------------------------------------------------------------------------------------
1998:
    FEDERAL                                                                     $5,196           $ (327)            $4,869
    STATE                                                                        1,071              (90)               981
--------------------------------------------------------------------------------------------------------------------------
                                                                                $6,267           $ (417)            $5,850
--------------------------------------------------------------------------------------------------------------------------
1997:
    FEDERAL                                                                     $4,393           $ (396)            $3,997
    STATE                                                                        1,342              (72)             1,270
--------------------------------------------------------------------------------------------------------------------------
                                                                                $5,735           $ (468)            $5,267
--------------------------------------------------------------------------------------------------------------------------
1996:
    FEDERAL                                                                     $4,013           $  (99)            $3,915
    STATE                                                                        1,223                5              1,227
--------------------------------------------------------------------------------------------------------------------------
                                                                                $5,236           $  (94)            $5,142
--------------------------------------------------------------------------------------------------------------------------

   The primary reasons for the differences between income tax expense and the amount computed by applying the statutory federal income tax rate to earnings are as follows:

                                                                                1998              1997              1996
--------------------------------------------------------------------------------------------------------------------------
  STATUTORY FEDERAL INCOME TAX RATE                                             34.0%             34.0%             34.0%
  STATE INCOME TAXES, NET OF FEDERAL TAX BENEFIT                                 3.8               5.5               5.7
  TAX EXEMPT INCOME                                                             (3.4)             (4.0)             (4.4)
  ALL OTHER                                                                     (0.1)             (0.7)              0.6
--------------------------------------------------------------------------------------------------------------------------
                                                                                34.3%             34.8%             35.9%
--------------------------------------------------------------------------------------------------------------------------

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31 were as follows:

(IN THOUSANDS)                                                                                     1998               1997
--------------------------------------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
  RESERVE FOR LOAN/LEASE LOSSES                                                                   $1,943           $ 1,926
  COMPENSATION AND BENEFITS                                                                        1,487             1,264
  OTHER                                                                                              225               197
--------------------------------------------------------------------------------------------------------------------------
TOTAL DEFERRED TAX ASSETS                                                                          3,655             3,387
--------------------------------------------------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES:
  LEASING TRANSACTIONS                                                                             1,347             1,447
  PREPAID PENSION                                                                                    858               799
  DEPRECIATION                                                                                       177               213
  UNDISTRIBUTED INCOME OF BANK SUBSIDIARY                                                             10                -0-
  OTHER                                                                                              112               194
--------------------------------------------------------------------------------------------------------------------------
TOTAL DEFERRED TAX LIABILITIES                                                                     2,504             2,653
--------------------------------------------------------------------------------------------------------------------------
NET DEFERRED TAX ASSET                                                                            $1,151           $   734
--------------------------------------------------------------------------------------------------------------------------

   This analysis does not include the recorded deferred tax liabilities of $780,000 and $778,000 related to the net unrealized appreciation in the available-for-sale securities portfolio as of December 31, 1998 and 1997, respectively.

   Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income, and the projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Based on its assessment, management determined that no valuation allowance is necessary.

NOTE 12 COMMITMENTS AND CONTINGENT LIABILITIES

   The Company leases land, buildings, and equipment under operating lease arrangements extending to the year 2042. Rental expense included in operating expenses amounted to $333,000 in 1998, $332,000 in 1997, and $340,000 in 1996.
The future minimum rental commitments as of December 31, 1998, for all non-cancelable operating leases are as follows: (in thousands)

                    1999                            $  192
                    2000                               176
                    2001                               154
                    2002                               157
                    2003                               132
                    Thereafter                      $3,613

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

(IN THOUSANDS)                                               1998         1997
--------------------------------------------------------------------------------
  LOAN COMMITMENTS                                          $74,091     $ 67,336
  STANDBY LETTERS OF CREDIT                                   1,742        1,627
  UNDISBURSED PORTION OF COMMERCIAL LINES OF CREDIT          12,376       12,396
  COMMITMENT TO INVEST IN LIMITED PARTNERSHIP REGISTERED
    AS A SMALL BUSINESS INVESTMENT COMPANY                      717        1,856
--------------------------------------------------------------------------------
                                                            $88,926      $83,215
--------------------------------------------------------------------------------

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

   In 1997, the Company committed to invest $2,475,000 in a limited partnership formed to operate a Small Business Investment Company (SBIC). As of December 31, 1998, the Company had advanced $1,758,000, which is accounted for under the equity method of accounting and is included in other assets on the Company's consolidated statements of condition. On December 31, 1998, the cost of the Company's investment in the SBIC approximates fair value.

   In the normal course of business, there are various outstanding legal proceedings. In the opinion of management based upon a review with counsel, the proceedings should not have a material effect on the consolidated financial statements.

NOTE 13  EARNINGS PER SHARE

   Calculation of Basic Earnings Per Share (Basic EPS) and Diluted Earnings Per Share (Diluted EPS) is as follows:

FOR YEAR ENDED DECEMBER 31, 1998                                       INCOME     AVERAGE SHARES   PER SHARE
(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)                       (NUMERATOR)   (DENOMINATOR)    AMOUNT
------------------------------------------------------------------------------------------------------------
BASIC EPS
INCOME AVAILABLE TO COMMON SHAREHOLDERS                                $11,189     4,843,654        $2.31

EFFECT OF DILUTIVE SECURITIES
OPTIONS                                                                               87,681

DILUTED EPS
INCOME AVAILABLE TO COMMON SHAREHOLDERS PLUS ASSUMED CONVERSIONS       $11,189     4,931,335        $2.27
------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
FOR YEAR ENDED DECEMBER 31, 1997                                                INCOME       AVERAGE SHARES       PER SHARE
(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)                                (NUMERATOR)    (DENOMINATOR)          AMOUNT
----------------------------------------------------------------------------------------------------------------------------
BASIC EPS
INCOME AVAILABLE TO COMMON SHAREHOLDERS                                         $9,856         4,867,089             $2.02

EFFECT OF DILUTIVE SECURITIES
OPTIONS                                                                                           56,415

DILUTED EPS
INCOME AVAILABLE TO COMMON SHAREHOLDERS PLUS ASSUMED CONVERSIONS                $9,856         4,923,504             $2.00
----------------------------------------------------------------------------------------------------------------------------
FOR YEAR ENDED DECEMBER 31, 1996                                                INCOME       AVERAGE SHARES       PER SHARE
(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)                                (NUMERATOR)    (DENOMINATOR)          AMOUNT
----------------------------------------------------------------------------------------------------------------------------
BASIC EPS
INCOME AVAILABLE TO COMMON SHAREHOLDERS                                         $9,179         5,228,348             $1.76

EFFECT OF DILUTIVE SECURITIES
OPTIONS                                                                                           27,285

DILUTED EPS
INCOME AVAILABLE TO COMMON SHAREHOLDERS PLUS ASSUMED CONVERSIONS                $9,179         5,255,633             $1.75
----------------------------------------------------------------------------------------------------------------------------

   The diluted average shares calculation for 1996 excludes an average of 54,378 options with a range of exercise prices between $19.27 and $20.91 because at various times during the year, the exercise price was greater than the average market price.

NOTE 14  FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1998 and 1997. The carrying amounts shown in the table are included in the consolidated statements of condition under the indicated captions.

ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS:                1998                    1997
--------------------------------------------------------------------------------------------------
                                                      CARRYING      FAIR      CARRYING      FAIR
(IN THOUSANDS)                                         AMOUNT       VALUE      AMOUNT       VALUE
--------------------------------------------------------------------------------------------------
Financial Assets:
  CASH AND CASH EQUIVALENTS                        $   26,770   $   26,770   $  25,089   $  25,089
  SECURITIES - AVAILABLE-FOR-SALE                     182,740      182,740     176,660     176,660
  SECURITIES - HELD-TO-MATURITY                        34,088       35,011      36,911      37,882
  LOANS/LEASES                                        405,357      407,178     377,184     382,474
Financial Liabilities:
  TIME DEPOSITS                                    $  194,495   $  195,034   $ 185,436   $ 199,034
  OTHER DEPOSITS                                      298,297      298,297     291,264     291,264
  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE       60,007       60,345      57,998      58,773
  OTHER BORROWINGS                                     45,005       44,977      27,005      27,046
--------------------------------------------------------------------------------------------------

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

   SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE: The carrying amounts of securities sold under agreements to repurchase with maturities of 90 days or less approximate their fair values. Fair values of repurchase agreements with maturities of more than 90 days are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rate for similar types of borrowing arrangements.

   OTHER BORROWINGS: The fair value of other borrowings was estimated using discounted cash flow analysis, discounted at the Company's current incremental borrowing rate for similar borrowing arrangements.

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

NOTE 15  REGULATION AND SUPERVISION

   The Company and the Trust Company are subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action ("PCA"), The Trust Company must meet specific guidelines that involve quantitative measures of assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications of the Company and the Trust Company are also subject to qualitative judgments by regulators concerning components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes that the Company and the Trust Company meet all capital adequacy requirements to which they are subject.

   As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized the Trust Company as well capitalized under the regulatory framework for PCA. To be categorized as well capitalized, the Company and the Trust Company must maintain total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the capital category of the Trust Company.

   Actual capital amounts and ratios of the Company and the Trust Company are as follows:

                                                                        REQUIRED              REQUIRED
                                                                          TO BE                TO BE
                                                   ACTUAL        ADEQUATELY CAPITALIZED   WELL CAPITALIZED
----------------------------------------------------------------------------------------------------------

(DOLLAR AMOUNTS IN THOUSANDS)                   AMOUNT/RATIO          AMOUNT/RATIO          AMOUNT/RATIO
----------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1998:
TOTAL CAPITAL (TO RISK WEIGHTED ASSETS)
  THE COMPANY (CONSOLIDATED)                    $69,095/17.1%        >$32,313/>8.0%        >$40,391/>10.0%
                                                                     -        -            -        -
  TRUST COMPANY                                 $66,713/16.6%        >$32,138/>8.0%        >$40,173/>10.0%
                                                                     -        -            -        -
TIER I CAPITAL (TO RISK WEIGHTED ASSETS)
  THE COMPANY (CONSOLIDATED)                    $64,022/15.9%        >$16,156/>4.0%         >$24,235/>6.0%
                                                                     -        -             -        -
  TRUST COMPANY                                 $61,691/15.4%        >$16,069/>4.0%         >$24,104/>6.0%
                                                                     -        -             -        -
TIER I CAPITAL (TO AVERAGE ASSETS)
  THE COMPANY (CONSOLIDATED)                    $ 64,022/9.7%        >$26,271/>4.0%         >$32,839/>5.0%
                                                                     -        -             -        -
  TRUST COMPANY                                 $ 61,691/9.4%        >$26,193/>4.0%         >$32,741/>5.0%
                                                                     -        -             -        -
----------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1997:
TOTAL CAPITAL (TO RISK WEIGHTED ASSETS)
  THE COMPANY (CONSOLIDATED)                    $60,356/16.5%        >$29,327/>8.0%        >$36,658/>10.0%
                                                                              -                     -
  TRUST COMPANY                                 $58,273/16.0%        >$29,169/>8.0%        >$36,461/>10.0%
                                                                              -                     -
TIER I CAPITAL (TO RISK WEIGHTED ASSETS)
  THE COMPANY (CONSOLIDATED)                    $55,769/15.2%        >$14,663/>4.0%         >$21,995/>6.0%
                                                                              -                      -
  TRUST COMPANY                                 $53,710/14.7%        >$14,585/>4.0%         >$21,877/>6.0%
                                                                              -                      -
TIER I CAPITAL (TO AVERAGE ASSETS)
  THE COMPANY (CONSOLIDATED)                    $ 55,769/9.0%        >$24,888/>4.0%         >$31,110/>5.0%
                                                                              -                      -
  TRUST COMPANY                                 $ 53,710/8.7%        >$24,796/>4.0%         >$30,995/>5.0%
                                                                              -                      -
----------------------------------------------------------------------------------------------------------

   The Company is subject to legal limitations on the amount of dividends that can be paid to shareholders. Generally, dividends are limited to retained net profits for the current year and two preceding years which amounted to $17,805,000 as of December 31, 1998. The Trust Company is required to maintain reserve balances by the Federal Reserve Bank of New York. On December 31, 1998, the reserve requirement totaled $5,626,000.

NOTE 16  CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

   Condensed financial statements for Tompkins County Trustco, Inc. (the "Parent Company") as of December 31 are presented below.

CONDENSED STATEMENTS OF CONDITION
-------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                                                    1998              1997
-------------------------------------------------------------------------------------------------------------------------
Assets
  CASH                                                                                          $   176          $    108
  AVAILABLE-FOR-SALE SECURITIES, AT FAIR VALUE                                                    2,230             2,361
  INVESTMENT IN BANK, AT EQUITY                                                                  61,592            54,936
  OTHER ASSETS                                                                                       18                16
-------------------------------------------------------------------------------------------------------------------------
                                                           TOTAL ASSETS                         $64,016          $ 57,421
-------------------------------------------------------------------------------------------------------------------------
Liabilities
  DEFERRED TAX (ASSET) LIABILITY                                                                $   (48)         $    167
  OTHER LIABILITIES                                                                                  41                11
-------------------------------------------------------------------------------------------------------------------------
                                                      TOTAL LIABILITIES                         $    (7)         $    178
-------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity
  COMMON STOCK                                                                                  $   489          $    326
  SURPLUS                                                                                        29,817            30,037
  UNDIVIDED PROFITS                                                                              33,364            26,769
  TREASURY STOCK                                                                                   (548)             (571)
  ACCUMULATED OTHER COMPREHENSIVE INCOME                                                          1,077             1,074
  DEFERRED I.S.O.P. BENEFIT EXPENSE                                                                (176)             (392)
-------------------------------------------------------------------------------------------------------------------------
                                             TOTAL SHAREHOLDERS' EQUITY                         $64,023          $ 57,243
-------------------------------------------------------------------------------------------------------------------------

                             TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                         $64,016          $ 57,421
-------------------------------------------------------------------------------------------------------------------------
CONDENSED STATEMENTS OF INCOME
-------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                                  1998              1997              1996
-------------------------------------------------------------------------------------------------------------------------
  DIVIDENDS FROM AVAILABLE-FOR-SALE INVESTMENTS                               $    97           $    92          $    -0-
  DIVIDENDS RECEIVED FROM BANK                                                  5,569             7,614            11,814
-------------------------------------------------------------------------------------------------------------------------
                                                 TOTAL OPERATING INCOME         5,666             7,706            11,814
-------------------------------------------------------------------------------------------------------------------------
  OPERATING EXPENSES                                                              388                79               -0-
                       INCOME BEFORE UNDISTRIBUTED INCOME OF SUBSIDIARY       $ 5,278           $ 7,627          $ 11,814
-------------------------------------------------------------------------------------------------------------------------
  APPLICABLE INCOME TAXES                                                     $  (121)          $   (13)         $    -0-
  EQUITY IN UNDISTRIBUTED INCOME OF BANK                                        5,790             2,216            (2,635)
-------------------------------------------------------------------------------------------------------------------------
                                                             NET INCOME       $11,189           $ 9,856          $  9,179
-------------------------------------------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                                  1998              1997              1996
Operating Activities
  NET INCOME                                                                  $11,189           $ 9,856          $  9,179
  ADJUSTMENTS TO RECONCILE NET INCOME TO CASH PROVIDED
   BY OPERATING ACTIVITIES:
    EQUITY IN UNDISTRIBUTED EARNINGS OF BANK                                   (5,790)           (2,216)            2,955
    INCREASE IN OTHER ASSETS                                                       (2)              (16)              -0-
    INCREASE IN OTHER LIABILITIES                                                  30                11               -0-
    PROVISION FOR DEFERRED INCOME TAXES                                          (108)              (13)              -0-
-------------------------------------------------------------------------------------------------------------------------
                             NET CASH PROVIDED BY OPERATING ACTIVITIES          5,319             7,622            12,134
-------------------------------------------------------------------------------------------------------------------------

Investing Activities
  PURCHASE OF SECURITIES                                                         (123)             (933)           (1,000)
-------------------------------------------------------------------------------------------------------------------------
                                 NET CASH USED IN INVESTING ACTIVITIES           (123)             (933)           (1,000)
-------------------------------------------------------------------------------------------------------------------------
Financing Activities
  DIVIDENDS PAID ON COMMON STOCK                                               (4,431)           (4,011)           (3,813)
  PURCHASE OF TREASURY STOCK                                                      -0-               -0-              (627)
  REPURCHASE OR CANCELLATION OF COMMON SHARES                                  (1,320)           (2,670)           (6,720)
  TREASURY STOCK SOLD                                                              39                41               -0-
  PROCEEDS FROM EXERCISE OF STOCK OPTIONS, AND RELATED TAX BENEFIT                584                59                26
-------------------------------------------------------------------------------------------------------------------------
                                 NET CASH USED IN FINANCING ACTIVITIES         (5,128)           (6,581)          (11,134)
-------------------------------------------------------------------------------------------------------------------------
Increase in cash and cash equivalents                                              68               108               -0-
-------------------------------------------------------------------------------------------------------------------------
Cash at January 1                                                                 108               -0-               -0-
-------------------------------------------------------------------------------------------------------------------------
Cash at December 31                                                           $   176           $   108          $    -0-
-------------------------------------------------------------------------------------------------------------------------

NOTE 17  UNAUDITED INTERIM FINANCIAL INFORMATION

SELECTED UNAUDITED QUARTERLY FINANCIAL DATA:                                     1998
-----------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT PER SHARE DATA)                 FIRST            SECOND             THIRD            FOURTH
-----------------------------------------------------------------------------------------------------------------
  INTEREST INCOME                                  $11,990            $12,321           $12,298           $12,182
  INTEREST EXPENSE                                   5,093              5,205             5,204             5,058
  NET INTEREST INCOME                                6,897              7,116             7,094             7,124
  PROVISION FOR LOAN/LEASE LOSSES                      151                330               298               227
  INCOME BEFORE INCOME TAXES                         4,162              4,216             4,418             4,243
  NET INCOME                                         2,686              2,719             2,991             2,793
  NET INCOME PER COMMON SHARE (BASIC)                  .55                .56               .62               .58
  NET INCOME PER COMMON SHARE (DILUTED)                .55                .55               .60               .57
-----------------------------------------------------------------------------------------------------------------

                                                                                 1997
-----------------------------------------------------------------------------------------------------------------
(IN THOUSANDS EXCEPT PER SHARE DATA)                 FIRST            SECOND             THIRD            FOURTH
-----------------------------------------------------------------------------------------------------------------
  INTEREST INCOME                                  $11,322            $11,657           $11,933           $11,900
  INTEREST EXPENSE                                   4,765              5,018             5,176             5,223
  NET INTEREST INCOME                                6,557              6,639             6,757             6,677
  PROVISION FOR LOAN/LEASE LOSSES                      414                153               263               238
  INCOME BEFORE INCOME TAXES                         3,729              3,778             3,986             3,630
  NET INCOME                                         2,432              2,463             2,601             2,360
  NET INCOME PER COMMON SHARE (BASIC)                  .49                .50               .54               .49
  NET INCOME PER COMMON SHARE (DILUTED)                .49                .50               .53               .48
-----------------------------------------------------------------------------------------------------------------

MANAGEMENT'S STATEMENT & AUDITORS' REPORT

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

   Management establishes and monitors the Company's system of internal accounting controls to meet its responsibility for reliable financial statements. The system is designed to provide reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management's authorization and are properly recorded.

   The Audit/Examining Committee of the board of directors, composed solely of outside directors, meets periodically and privately with management, internal auditors and independent auditors, KPMG LLP, to review matters relating to the quality of financial reporting, internal accounting control, and the nature, extent, and results of audit efforts. The independent and internal auditors have unlimited access to the Audit/Examining Committee to discuss all such matters. The consolidated financial statements have been audited by the Company's independent auditors for the purpose of expressing an opinion on the consolidated financial statements.


/s/ James J. Byrnes          /s/ Richard D. Farr
-----------------------      -----------------------
James J. Byrnes              Richard D. Farr
Chief Executive Officer      Chief Financial Officer


                              REPORT OF KPMG LLP,
                              INDEPENDENT AUDITORS
                      BOARD OF DIRECTORS AND SHAREHOLDERS
                         TOMPKINS COUNTY TRUSTCO, INC.

   We have audited the accompanying consolidated statements of condition of Tompkins County Trustco, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tompkins County Trustco, Inc. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ KPMG LLP

SYRACUSE, NEW YORK
JANUARY 22, 1999

MANAGEMENT DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS 1998

------------------------------------------------------------------------------------------------------------
TABLE 1 - SOURCES OF INTEREST INCOME
                                                % OF  TOTAL             % OF  TOTAL              % OF  TOTAL
(DOLLAR AMOUNTS IN THOUSANDS)            1998     REVENUE*       1997     REVENUE*       1996      REVENUE*
------------------------------------------------------------------------------------------------------------
INTEREST ON LOANS:
     Residential real estate            $13,211     22.02%      $12,254     21.61%      $10,818     19.08%
     Commercial and commercial
      real estate*                       13,900     23.17%       13,049     23.01%       12,110     21.36%
     Consumer and other                   6,172     10.29%        6,444     11.37%        6,758     11.92%
     Lease financing                      1,002      1.67%          994      1.75%          963      1.70%
------------------------------------------------------------------------------------------------------------
     Total interest on
      loans and leases*                  34,285     57.14%       32,741     57.74%       30,649     54.06%
------------------------------------------------------------------------------------------------------------
INTEREST INCOME ON SECURITIES:
     Interest on securities and
      other investments*                $15,434     25.72%      $14,977     26.41%      $13,271     23.41%
------------------------------------------------------------------------------------------------------------
OTHER INCOME:
     Trust and investment services income 3,811      6.85%        3,159      5.57%        2,660      5.09%
     Credit card merchant income          2,351      3.92%        2,206      3.89%        1,892      3.62%
     Service charges on deposit accounts  1,641      2.74%        1,755      3.10%        1,713      3.28%
------------------------------------------------------------------------------------------------------------

* INTEREST INCOME INCLUDES TAX-EQUIVALENCY ADJUSTMENTS FOR INCOME EXEMPT FROM FEDERAL INCOME TAXES.

OVERVIEW

   Tompkins County Trustco ("the Company") is the parent company of Tompkins County Trust Company (the "Trust Company" or "the Bank"). The Trust Company, which traces its charter back to 1836, is an independent community bank whose primary service area is Tompkins County, New York, and surrounding areas.
Through the Bank, the Company provides a full range of financial services including: deposits, trust and investment services, commercial lending, consumer lending, residential mortgage lending, cash management, merchant card services, and electronic banking.

   The following analysis is intended to provide the reader with a further understanding of the consolidated financial condition and results of operations of the Company and its operating subsidiaries for the periods shown. For a full understanding of this analysis, it should be read in conjunction with the consolidated financial statements and notes thereto.

RESULTS OF OPERATIONS

   Net income for 1998 was $11.2 million, or $2.31 per basic share; increasing from $9.9 million, or $2.02 per basic share in 1997; and $9.2 million, or $1.76 per basic share in 1996. The 14.4% growth in 1998 basic earnings per share continues a growth trend that saw basic earnings per share increase by 14.8% in 1997, and 6.9% in 1996. Diluted earnings per share was $2.27 for the year ended December 31, 1998, reflecting an increase of 13.5% from 1997. Per share earnings growth in 1997 benefited from a privately negotiated common stock repurchase transaction, in which the Company repurchased 120,000 shares in May of 1997.

   Return on average shareholders' equity remained strong compared to industry peers at 18.5% in 1998, compared to 18.4% in 1997, and 16.8% in 1996. Return on assets improved to 1.72% in 1998, up from 1.61% in 1997, and 1.62% in 1996. The success of 1998 earnings results is attributable to growth in nearly all of the Company's business lines. Net interest income of $28.2 million in 1998 represents an increase of 6.0% over 1997, while other income of $10.0 million in 1998 represents an increase of 15.7% over 1997.

   The Company's primary source of revenue is interest earned on its loan and securities portfolios. Additional revenue is generated from fees charged for services provided to banking customers. Significant sources of revenue are detailed in TABLE 1.

TABLE 2 - AVERAGE STATEMENTS OF CONDITION AND NET INTEREST ANALYSIS

DECEMBER 31                                  1998                            1997                           1996
-------------------------------------------------------------------------------------------------------------------------------
                                 AVERAGE               AVERAGE   AVERAGE               AVERAGE   AVERAGE             AVERAGE
(DOLLAR AMOUNTS IN THOUSANDS)    BALANCE   INTEREST  YIELD/RATE  BALANCE   INTEREST  YIELD/RATE  BALANCE  INTEREST YIELD/RATE
-------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets
  Certificates of deposit
   with other banks             $    -0-   $   -0-              $    -0-   $   -0-              $    907  $     48      5.28%
  Securities (1)
   U.S. Government securities    183,295    12,198      6.65%    171,545    11,638      6.78%    151,698    10,021      6.59%
   State and municipal (2)        36,105     2,865      7.94%     37,670     3,018      8.01%     37,756     3,065      8.10%
   Other securities (2)            5,331       371      6.98%      4,444       321      7.22%      2,721       185      6.78%
-------------------------------------------------------------------------------------------------------------------------------
   Total securities              224,731    15,434      6.87%    213,659    14,977      7.01%    192,175    13,271      6.89%
  Federal Funds Sold               3,680       195      5.30%      4,902       263      5.37%      8,789       468      5.31%
  Loans, net of
   unearned income (3)
   Residential real estate       166,972    13,211      7.91%    151,013    12,254      8.11%    131,789    10,818      8.19%
Commercial real estate            70,337     6,325      8.99%     56,375     5,240      9.29%     41,324     3,859      9.31%
   Commercial loans (2)           78,332     7,575      9.67%     81,634     7,809      9.57%     86,721     8,251      9.49%
   Consumer and other             58,642     6,172     10.52%     60,532     6,444     10.65%     62,478     6,758     10.79%
   Lease financing                12,438     1,002      8.06%     12,210       994      8.14%     11,875       963      8.09%
-------------------------------------------------------------------------------------------------------------------------------
   Total loans, net of
   unearned income               386,721    34,285      8.87%    361,764    32,741      9.05%    334,187    30,649      9.15%
-------------------------------------------------------------------------------------------------------------------------------
   Total interest-earning
   assets                        615,132    49,914      8.11%    580,325    47,981      8.27%    536,058    44,436      8.27%
-------------------------------------------------------------------------------------------------------------------------------
Noninterest-earning assets        34,673                          32,981                          30,282
-------------------------------------------------------------------------------------------------------------------------------
  Total assets                  $649,805                        $613,306                        $566,340
-------------------------------------------------------------------------------------------------------------------------------
LIABILITIES & SHAREHOLDERS' EQUITY
Deposits
  Interest-bearing deposits
   Interest checking,
   savings and money market     $213,125   $ 5,821      2.73%   $202,044   $ 5,678      2.81%   $196,108  $  5,487      2.79%
   Time deposits> $100,000        96,083     5,271      5.48%     83,878     4,629      5.52%     44,143     2,363      5.34%
   Time deposits< $100,000        87,118     4,479      5.14%     87,058     4,562      5.24%     81,115     4,289      5.27%
-------------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing
     deposits                    396,326    15,571      3.93%    372,980    14,869      3.99%    321,366    12,139      3.77%
Federal funds purchased and
  securities sold under
  agreements to repurchase        57,888     2,973      5.14%     80,115     4,233      5.28%     92,930     4,831      5.18%
Other borrowings                  37,112     2,016      5.43%     18,166     1,080      5.95%     16,186       946      5.83%
-------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing
    liabilities                  491,326    20,560      4.18%    471,261    20,182      4.28%    430,482  17,91617      4.15%
-------------------------------------------------------------------------------------------------------------------------------
Non interest-bearing deposits     88,354                          80,417                          74,141
Accrued expenses and
  other liabilities                9,688                           8,108                           7,146
-------------------------------------------------------------------------------------------------------------------------------
  Total liabilities              589,368                         559,786                         511,769
Shareholders' equity              60,437                          53,520                          54,571
-------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
   shareholders' equity         $649,805                        $613,306                        $566,340
-------------------------------------------------------------------------------------------------------------------------------
Interest rate spread                                    3.93%                           3.99%                           4.12%
  Impact of noninterest-
   bearing liabilities                                  0.84%                           0.80%                           0.81%
-------------------------------------------------------------------------------------------------------------------------------
  Net interest income/margin
   on earning assets                       $29,354      4.77%              $27,799      4.79%             $ 26,520      4.93%
-------------------------------------------------------------------------------------------------------------------------------

(1) AVERAGE BALANCES AND YIELDS ON AVAILABLE-FOR-SALE SECURITIES ARE BASED ON HISTORICAL AMORTIZED COST.
(2) INTEREST INCOME INCLUDES THE TAX EFFECTS OF TAXABLE-EQUIVALENT ADJUSTMENTS USING A COMBINED NEW YORK STATE AND FEDERAL EFFECTIVE INCOME TAX RATE OF 41% IN 1998, 1997, AND 1996 TO INCREASE TAX EXEMPT INTEREST INCOME TO A TAXABLE EQUIVALENT BASIS.
(3) NONACCRUAL LOANS ARE INCLUDED IN THE AVERAGE ASSET TOTALS PRESENTED ABOVE. PAYMENTS RECEIVED ON NONACCRUAL LOANS HAVE BEEN RECOGNIZED AS DISCLOSED IN
    NOTE 1 OF THE CONSOLIDATED FINANCIAL STATEMENTS.

TABLE 3 - ANALYSIS OF CHANGES IN NET INTEREST INCOME
(DOLLAR AMOUNTS IN THOUSANDS)(TAXABLE EQUIVALENT)

                                                  1998 VS. 1997                                1997 VS. 1996
-------------------------------------------------------------------------------------------------------------------------------
                                             INCREASE (DECREASE) DUE                      INCREASE (DECREASE) DUE
                                              TO CHANGE IN AVERAGE                         TO CHANGE IN AVERAGE
                                            VOLUME       RATE     TOTAL                 VOLUME      RATE      TOTAL
-------------------------------------------------------------------------------------------------------------------------------
         INTEREST INCOME:
           Federal funds sold             $   (65)     $   (3)   $   (68)               $ (209)    $   4     $ (205)
           Interest bearing deposits          -0-         -0-        -0-                   (48)        0        (48)
          Investments:
           Taxable                            845        (235)       610                 1,388       240      1,628
           Tax-exempt                        (124)        (29)      (153)                   71         7         78
          Loans:
           Taxable                          2,225        (680)     1,545                 2,508      (406)     2,102
           Tax-exempt                          (2)          1         (1)                   (7)       (3)       (10)
-------------------------------------------------------------------------------------------------------------------------------
         Total interest income              2,879        (946)     1,933                 3,703      (158)     3,545
-------------------------------------------------------------------------------------------------------------------------------
         INTEREST EXPENSE:
           Interest bearing deposits:
            Interest checking, savings
            and money market                  305        (162)       144                   144        47        191
            Time                              655         (96)       558                 2,455        84      2,539
           Federal funds purchased
            and securities sold under
            agreements to repurchase       (1,145)       (115)    (1,260)                 (672)       74       (598)
           Other borrowings                 1,037        (101)       936                   116        18        134
-------------------------------------------------------------------------------------------------------------------------------
         Total interest expense               852        (474)       378                 2,043       223      2,266
-------------------------------------------------------------------------------------------------------------------------------
         Net interest income              $ 2,027      $ (472)   $ 1,555                $1,660     $(381)    $1,279
-------------------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME

   Tax-equivalent net interest income has increased steadily over the past three years from $26.5 million in 1996, to $27.8 million in 1997, and to $29.4 million in 1998. The Company has maintained growth in net interest income through growth in earning assets and improved cash management strategies. TABLE 2 illustrates the trend in average interest earning assets and interest bearing liabilities, and the corresponding yield or cost associated with each. The table shows that earning asset growth has helped offset declines in tax-equivalent net interest margin from 4.93% in 1996, to 4.79% in 1997, and to 4.77% in 1998. The declining trend in net interest margin is reflective of the competitive environment for deposits, combined with local and national economic conditions, which have resulted in a narrowing of the interest rate spread between the cost of the Company's funding sources and the yield on its lending and investment opportunities.

   Despite these pressures, the decline in net interest margin was a modest 2 basis points from 1997 to 1998. The effects of external pressures on net interest margin were mitigated in 1998 through controlled growth of the balance sheet, which was funded primarily through core deposits (total deposits, less time deposits of $100,000 or more). Average core deposits, which represent the Company's lowest cost funding source, increased by $19.1 million in 1998. In particular, growth in noninterest bearing deposits added 84 basis points to net interest margin in 1998, compared to 80 basis points in 1997.

   Changes in net interest income occur from a combination of changes in the volume of interest earning assets and interest bearing liabilities, and the rate of interest earned or paid on them. TABLE 3 illustrates changes in interest income and interest expense attributable to changes in volume (change in average balance multiplied by prior year rate), changes in rate (change in rate multiplied by prior year volume), and the net change in net interest income. The net change attributable to the combined impact of volume and rate has been allocated to each in proportion to the absolute dollar amounts of the change.

   Net interest income grew on a tax-equivalent basis by approximately $1.6 million from 1997 to 1998, compared to an increase of $1.3 million from 1996 to 1997. Growth in total interest income of $1.9 million from 1997 to 1998, resulted from a $2.8 million increase in income due to a higher volume of earning assets, offset by a $946,000 decline due to lower yields on earning assets. Earning asset growth was centered in the loan portfolio, primarily in residential and commercial real estate loans. Average loans and leases grew by $25.0 million in 1998, representing 6.9% growth over 1997. Average securities increased by $11.1 million in 1998, representing a 5.2% increase over 1997.

   Total interest expense grew by approximately $378,000 from 1997 to 1998. This compares to a $2.3 million increase in total interest expense from 1996 to 1997. An increased volume of interest bearing liabilities contributed $852,000 to the increase in 1998 interest expense, while lower rates paid on interest bearing liabilities partially offset this increase by reducing 1998 interest expense by $474,000.

PROVISION FOR LOAN/LEASE LOSSES

   The provision for loan/lease losses represents management's estimate of the expense necessary to maintain the reserve for loan/lease losses at an adequate level. The provision for loan/lease losses declined to $1.0 million in 1998, from $1.1 million in 1997, and $1.2 million in 1996. The lower provision in 1998 is attributable to improving trends in the volume of nonperforming loans and leases and net charge-offs. Nonperforming loans and leases were $1.3 million on December 31, 1998, representing 0.3% of total loans and leases outstanding at year end. Nonperforming loans and leases at year end 1997 were $2.8 million. Net charge-offs for 1998 represented 0.25% of average loans and leases outstanding during the year, compared to 1997 net charge-offs of 0.24% of average loans and leases, and 1996 net charge-offs of 0.34% of average loans and leases.

OTHER INCOME

   As competitive and economic conditions have had a negative impact on net interest margin in recent years, management has focused on expanding other income opportunities as a means to diversify the Company's sources of income. This strategy produced significant success in 1998 as other income exceeded $10 million, representing a 15.7% increase over the $8.7 million reported in 1997. Other income, adjusted for non-core income, has increased steadily as a percentage of average assets from 1.38% in 1996, to 1.44% in 1997, to 1.55% in 1998. Non-core income includes net losses on the sale of securities, and a $96,000 gain on sale of student loans in 1998.

   Income from trust and investment services remains the largest source of other income. The Trust and Investment Services Division generates fee income through managing investments or providing custody services for individuals, businesses, personal trusts, estates, and employee benefits plans. Trust and Investment services income of $3.8 million in 1998, represents a 20.6% increase over the $3.2 million reported in 1997. Increased fee income is attributable to the continued growth in assets managed by, or in the custody of, the Trust and Investment Services Division. Total assets managed by, or in the custody of, the division had a market value of $952.9 million on December 31, 1998, compared to $838.8 million on December 31, 1997, and $645.7 million on December 31, 1996.

   The Trust and Investment Services Division provides custodial management services for the Bank's securities portfolio, which are included in the total division assets. The market value of assets in the custody of the Trust and Investment Services Division included Trust Company securities with a market value of $129.0 million on December 31, 1998, $107.0 million on December 31, 1997, and $122.9 million on December 31, 1996. Excluding assets in custody for the Bank, total Trust and Investment Services Division assets grew by 13% in 1998, 40% in 1997, and 29% in 1996.

   The Trust and Investment Services Division is expected to remain important to future revenue growth of the Company. Although the division primarily provides services to customers in the Bank's market area of Tompkins County and surrounding areas, the division currently manages assets for clients in more than 42 states. In 1997, the Company expanded the reach of the Trust and Investment Services Division by offering trust and investment services through a "Trust Alliance" program with another community bank. Through this program, the Company provides servicing and administrative support to trust departments of other banks. Currently, the Company has formed Trust Alliances with two community banks, which have assets under management totaling $12.9 million. Due to the early success of the program, management anticipates expanding this service to additional banks.

   Credit card merchant income contributed $2.4 million to other income in 1998, representing an increase of 6.6% over the $2.2 million reported in 1997. Growth in credit card merchant income is primarily attributable to growth in the number of customers using the Bank's merchant credit card processing services. Service charges on deposit accounts declined 6% to $1.6 million in 1998, as customers are increasingly taking advantage of ways to reduce service charges by maintaining higher minimum balances and using direct deposit.

   The Trust Company continues to invest in technology to meet consumer demands for more convenient banking services. This investment has been a key to growth in other service charges, which grew by 36% in 1998 to $1.8 million. Fees related to ATM transactions, electronic interchange fees, and Visa check card usage increased by 64% in 1998 to $545,000. Other service charges also benefited from increased use of brokerage services available at the Trust Company through INVEST Financial Corporation, which generated income of $261,000 in 1998, compared to $163,000 in 1997.

OTHER EXPENSE

   The Company's net expense ratio (noninterest expense less recurring noninterest income divided by average assets) has improved steadily over the past three years, reflecting success in management's efforts to maintain efficient operations through a commitment to investing in personnel and technology. The net expense ratio was 1.57% for the year ended December 31, 1998, compared to 1.69% in 1997, and 1.74% in 1996. Other expenses have remained level at approximately 3.1% of average assets for each of the last three years.

   Personnel related expenses comprise the largest segment of other expense, representing approximately 51% of other expenses in 1998. Salary and wage costs, which include incentive compensation, profit sharing, and contributions to the employee investment and stock ownership plan, increased by 5.8% in 1998, compared to a 7.9% increase in 1997. Pension and employee benefits expense declined by 3.9% in 1998, following an increase of 8.4% in 1997. Pension and employee benefits expense is heavily affected by actuarial calculations relating to the Company's pension plan, and may fluctuate based upon those calculations.

TABLE 4 - BALANCE SHEET COMPARISONS

AVERAGE BALANCE SHEET                                                                            CHANGE (1997-1998)
(DOLLAR AMOUNTS IN THOUSANDS)                           1998         1997          1996         AMOUNT     PERCENTAGE
--------------------------------------------------------------------------------------------------------------------------
         Total assets                                 $649,805     $613,306      $566,340     $36,499         5.95%
         Earning assets*                               615,132      580,325       536,058      34,807         6.00%
         Total loans and leases,
           net of unearned income                      386,721      361,764       334,187      24,957         6.90%
         Securities*                                   224,731      213,658       192,175      11,073         5.18%
         Core deposits                                 388,597      369,519       351,364      19,078         5.16%
         Time deposits of $100,000 and more             96,083       83,878        44,143      12,205        14.55%
         Federal funds purchased and securities
           sold under agreements to repurchase          57,889       80,115        92,930     (22,226)      (27.74%)
         Other borrowings                               37,112       18,166        16,186      18,946       104.29%
         Shareholders' equity                           60,437       53,520        54,571       6,917        12.92%
--------------------------------------------------------------------------------------------------------------------------
ENDING BALANCE SHEET                                                                             CHANGE (1997-1998)
(DOLLAR AMOUNTS IN THOUSANDS)                             1998         1997          1996       AMOUNT    PERCENTAGE
--------------------------------------------------------------------------------------------------------------------------
         Total assets                                 $673,042     $626,907      $591,344     $46,135         7.36%
         Earning assets*                               629,928      591,904       555,953      38,024         6.42%
         Total loans and leases,
           net of unearned income                      405,357      377,184       350,409      28,173         7.47%
         Securities*                                   214,971      211,720       205,544       3,251         1.54%
         Core deposits                                 385,465      379,572       357,345       5,893         1.55%
         Time deposits of $100,000 and more            107,327       97,128        70,022      10,199        10.05%
         Federal funds purchased and securities
           sold under agreements to repurchase          60,007       57,998        89,993       2,009         3.46%
         Other borrowings                               45,005       27,005        15,005      18,000        66.65%
         Shareholders' equity                           64,023       57,243        52,613       7,123        12.52%
--------------------------------------------------------------------------------------------------------------------------
         * BALANCES OF AVAILABLE-FOR-SALE SECURITIES ARE SHOWN AT AMORTIZED HISTORICAL COST

   Credit card operating expense correlates closely to transaction volumes for merchant credit card processing and customer credit card processing. The 1998 credit card operating expense of $2.1 million included $1.9 million related to merchant credit card processing.

   Other operating expenses totaled $5.3 million for the year ended December 31, 1998, compared to $4.7 million in 1997, and $4.2 million in 1996. The $625,000 increase in other operating expenses included charges for professional services and other fees associated with several initiatives implemented by the bank in 1998. These initiatives included: a company-wide training program to evaluate and improve the use of technology to better serve customers; the implementation of a cash management program to allow a greater percentage of the Bank's assets to be invested as earning assets; and the formation of Tompkins Real Estate Holdings, Inc. as a new subsidiary of the Trust Company. These initiatives involved in excess of $300,000 in one-time charges in 1998. Benefits from these initiatives were partially realized in 1998 and have contributed to the strong operating results. Management expects the full benefit from these initiatives to be realized in 1999, and future reporting periods.

   Included in other expense in 1998 and 1997 is amortization expense of $100,000 related to a core deposit intangible asset. The core deposit intangible asset, which is being amortized over a five-year period, resulted from the Trust Company's acquisition of the Odessa Office in October 1996.

PROVISION FOR INCOME TAXES

   The provision for income taxes provides for Federal and New York State income taxes. The 1998 provision was $5.9 million, compared to $5.3 million in 1997, and $5.1 million in 1996. The increasing trend is primarily due to increased levels of taxable income. The effective tax rate for 1998 was 34.3%, compared to 34.8% in 1997, and 35.9% in 1996.

FINANCIAL CONDITION

   During 1998, total assets grew 7.4% to $673 million, compared to $627 million at December 31, 1997. TABLE 4 provides a comparison of average and year-end balances of selected balance sheet categories over the past three years. Earning asset growth in 1998 included a $28.2 million increase in loans, a $3.3 million increase in securities, and a $6.6 million increase in federal funds sold. Asset growth was funded through a combination of sources, including core deposits, time deposits of $100,000 or more, securities sold under repurchase agreements, other borrowings, and retained earnings.

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
  Government agencies            $11,018    6.573%      $16,153     4.321%     $ 98,214    5.960%      $50,989    7.370%
-----------------------------------------------------------------------------------------------------------------------------
                                 $11,018                $16,153                $ 98,214                $50,989
HELD-TO-MATURITY:
Obligations of state and
  political subdivisions*        $10,446    4.710%      $18,995     5.315%     $  3,604    5.248%      $ 1,043    5.170%
-----------------------------------------------------------------------------------------------------------------------------
                                 $10,446                $18,995                $  3,604                $ 1,043
-----------------------------------------------------------------------------------------------------------------------------
Total                            $21,464                $35,148                $101,818                $52,032
-----------------------------------------------------------------------------------------------------------------------------

* YIELDS ON OBLIGATIONS OF STATE AND POLITICAL SUBDIVISIONS ARE SHOWN BEFORE TAX-EQUIVALENT ADJUSTMENTS.

   Asset growth also included a $11.0 million investment in corporate owned life insurance, which is carried as an other asset in the consolidated financial statements. The corporate owned life insurance was purchased in the third and fourth quarters of 1998, and covers several senior officers of the Company. The insurance provides benefits to both the Company and the covered employees. Increases in the cash surrender value of the insurance are reflected as other operating income, and the related mortality expense is recognized as an other operating expense. Increases in the cash surrender value of corporate owned life insurance are expected to produce a tax-adjusted return of approximately 8.6% in 1999.

SHAREHOLDERS' EQUITY

   The consolidated statements of changes in shareholders' equity and comprehensive income of this annual report detail the changes in equity capital, including payments to shareholders in the form of cash dividends. The Company has continued the long history of increasing cash dividends with an increase of 11.0% in 1998, which followed a 12.7% increase in 1997. Dividends per share amounted to $0.91 in 1998, compared to $0.82 in 1997, and $0.73 in 1996. Total dividends paid represented 39.6%, 40.7%, and 41.5% of net income after tax in each of those years, respectively.

   Total shareholders' equity was $64.0 million at December 31, 1998, compared to $57.2 million at December 31, 1997, and $52.6 million in 1996. Shareholders' equity growth of 12.5% in 1998 was supported by net income which contributed $6.8 million to shareholders' equity after the payment of cash dividends. Total shareholders' equity grew by 8.8% in 1997, although growth was slowed by the repurchase of 120,000 shares of common stock in May 1997.

   During 1998, the company repurchased 17,245 shares of common stock at a cost of $584,000. Of the 17,245 shares repurchased in 1998, 5,038 were purchased under the stock repurchase program approved by the Company's board of directors in November 1996, which authorizes the repurchase of up to $3 million in common stock through open market transactions. The remaining shares were repurchased in a privately negotiated transaction.

   All shares repurchased in 1998 and 1997 were returned to the status of authorized and unissued, which offset a portion of the 33,202 shares issued through the exercise of stock options and shares issued under the Company's Investment and Stock Ownership Plan.

   The board of directors believes the recent repurchases of Company stock have been excellent investment opportunities for the Company and its shareholders, in light of the Company's strong capital position and historically strong equity growth.

   The Company and the Trust Company are subject to quantitative capital measures established by regulation to ensure capital adequacy. Consistent with the objective of operating a sound financial organization, the Company and the Trust Company maintain capital ratios well above regulatory minimums, as detailed in Note 15 of the consolidated financial statements.

SECURITIES

   In  1998,  the  securities  portfolio  (net  of  fair  value  adjustments  on available-for-sale securities) increased 1.54% to $215 million, with approximately 10.0% of debt securities maturing in one year or less. Note 2 to the consolidated financial statements details the types of securities held, the carrying and fair values, and the contractual maturities. Qualified tax exempt debt securities, primarily obligations of states and political subdivisions, were $34.1 million, or 16% of all securities at year end 1998, compared to $36.9 million, or 17% at December 31, 1997. Mortgage-backed securities, consisting solely of securities issued by U.S. Government agencies, totaled $54.6 million at December 31, 1998, compared to $30.7 million at December 31, 1997.

   Management's policy is to purchase investment grade securities that, on average, have relatively short expected maturities. This policy helps mitigate interest rate risk and provides sources of liquidity without significant risk to capital. A large percentage of securities are direct obligations of the Federal government and its agencies. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without penalty. The maturity distribution of debt securities and mortgage-backed securities as of December 31, 1998, along with the weighted average yield of each category is presented in TABLE 5. Balances are shown at amortized cost.

TABLE 6 - LOAN CLASSIFICATION SUMMARY

(DOLLAR AMOUNTS IN THOUSANDS)
DECEMBER 31                                 1998             1997             1996            1995            1994
--------------------------------------------------------------------------------------------------------------------------
        Residential real estate           $178,529        $159,297         $142,676         $122,223        $109,676
        Commercial real estate              70,822          61,342           47,674           37,518          31,250
        Real estate construction             3,516           5,267            1,203              663             639
        Commercial                          80,176          78,612           85,044           87,159          83,917
        Consumer and other                  58,677          60,090           62,488           61,823          65,841
        Leases                              15,691          14,313           12,740           13,563          11,225
--------------------------------------------------------------------------------------------------------------------------
         Total loans and leases            407,411         378,921          351,825          322,949         302,548
         Less unearned income                2,054           1,737            1,416            1,659           1,461
--------------------------------------------------------------------------------------------------------------------------
         Total loans and leases,
           net of unearned income         $405,357        $377,184         $350,409         $321,290        $301,087
--------------------------------------------------------------------------------------------------------------------------

LOANS

   Total loans and leases, net of unearned income, grew 7.5%, to $405 million at December 31, 1998. TABLE 6 details the composition and volume changes in the loan portfolio over the past five years. Residential real estate loans grew by $19.2 million or 12% in 1998, and comprised 44% of total loans and leases. Residential real estate loan growth has exceeded 10% in each of the last five years. Included in residential real estate loans are home equity loans, which declined slightly from $20.2 million in 1997, to $17.9 million in 1998. The Company occasionally sells some of its residential mortgage loans to Federal agencies and retains all servicing rights. No mortgage loans were sold in 1998 or 1997. In 1996, the Company sold approximately $201,000 of mortgage loans. Mortgage servicing on sold loans continues to provide fee income. Residential mortgage loans serviced for others totaled $21.5 million at December 31, 1998, compared to $28.2 million at December 31, 1997.

   Commercial real estate loans increased by $9.5 million in 1998, or 15%. Commercial real estate loans of $70.8 million represented 17% of total loans and leases at December 31, 1998. Commercial loans totaled $80.2 million at December 31, 1998, an increase of 2% over 1997.

   Consumer and other loans declined from $60.1 million at December 31, 1997, to $58.7 million at December 31, 1998. The $1.4 million decline in consumer and other loans in 1998 is attributable to the sale of $6.9 million in Federally guaranteed education loans to the Student Loan Marketing Association. Education loans are offered through the New York State Higher Education Assistance Corporation, and the Company has the option of holding student loans in the portfolio or selling them. The Company realized a $96,000 gain on education loans sold in 1998. The Company sold $3.3 million of student loans in 1997, and $847,000 in 1996 with no material gain or loss in either year.

   Approximately 66% of the consumer loan portfolio is made up of automobile loan financing, which is generally rate sensitive and highly competitive. New marketing strategies initiated in 1998 resulted in an 8% increase in automobile loans, to $38.3 million as of December 31, 1998. Open-end consumer loans, consisting of credit cards and overdraft lines of credit, amounted to $10.8 million at December 31, 1998, compared to $10.3 million at year end 1997.

   The lease portfolio increased by 10% in 1998, to $15.7 million. The lease portfolio has traditionally consisted of leases on vehicles for consumers and small businesses. Competition for automobile financing has increased in recent years, resulting in a decline in the consumer leasing portfolio. In 1997, in response to the decline in consumer leasing opportunities, management increased its marketing efforts relating to commercial leasing. These efforts have been successful as growth in the commercial lease portfolio has offset declines in the consumer lease portfolio in 1997 and 1998. As of December 31, 1998, commercial leases represented 44% of total leases, compared to 27% at year end 1997.

THE RESERVE FOR LOAN/LEASE LOSSES

   Management reviews the adequacy of the reserve for loan/lease losses on an ongoing basis. Factors considered in determining the adequacy of the reserve and the related provision include: management's approach to granting new credit; the ongoing monitoring of existing credits by the internal loan review department; the growth and composition of the loan and lease portfolio; comments received during the course of independent examinations; current local economic conditions; past due and nonaccrual loan statistics; and a rolling five-year statistical review of loan and lease loss experience.

   Management uses a model to measure some of these factors and the resulting quantitative analysis, combined with qualitative assessments, comprise the basis on which the adequacy of the reserve for loan/lease losses is determined. As a result of this analysis, management increased the reserve by $50,000 in 1998, to $5.0 million. The allocation of the Company's reserve for loan losses is illustrated in TABLE 7.

TABLE 7 - ALLOCATION OF THE RESERVE FOR LOAN/LEASE LOSSES

(DOLLAR AMOUNTS IN THOUSANDS)
DECEMBER 31                                  1998              1997             1996              1995             1994
------------------------------------------------------------------------------------------------------------------------------
        Total loans outstanding
        at end of year                     $405,357          $377,184         $350,409          $321,290         $301,087
------------------------------------------------------------------------------------------------------------------------------
        ALLOCATION OF THE RESERVE
        BY LOAN TYPE:
         Commercial and
           commercial real estate          $  1,115          $  1,270         $    786          $  1,591         $  1,589
         Residential real estate              1,239               307              230                85              130
         Consumer and all other               1,494             1,090            1,249             1,401            1,427
         Unallocated                          1,180             2,312            2,514             1,627            1,508
------------------------------------------------------------------------------------------------------------------------------
        Total                              $  5,028          $  4,979         $  4,779          $  4,704         $  4,654
------------------------------------------------------------------------------------------------------------------------------
        ALLOCATION OF THE RESERVE AS A
        PERCENTAGE OF TOTAL RESERVE:
         Commercial and
           commercial real estate                22%               26%              17%               34%              34%
         Residential real estate                 25%                6%               5%                2%               3%
         Consumer and all other                  30%               22%              26%               30%              31%
         Unallocated                             23%               46%              52%               34%              32%
------------------------------------------------------------------------------------------------------------------------------
        Total                                  100%               100%             100%              100%             100%
------------------------------------------------------------------------------------------------------------------------------
        LOAN/LEASE TYPES AS A PERCENT
        OF TOTAL LOANS/LEASES:
         Commercial and
           commercial real estate                37%               35%              38%               34%              33%
         Residential real estate                 44%               41%              41%               41%              40%
         Consumer and all other                  19%               24%              21%               25%              27%
------------------------------------------------------------------------------------------------------------------------------
        Total                                   100%              100%             100%              100%             100%
------------------------------------------------------------------------------------------------------------------------------
        Loans 90 days past
         due and accruing                  $    118          $     85         $     28          $    254         $    241
        Nonaccruing loans                     1,142             2,698            1,994             1,024              607
        Troubled debt restructurings
         not included above                     471               483              428               205              134
        Other real estate owned                 -0-                66              100               229              231
------------------------------------------------------------------------------------------------------------------------------
        Reserve as percent of loans
        outstanding at end of year             1.24%             1.32%            1.36%             1.46%            1.55%
------------------------------------------------------------------------------------------------------------------------------

   The reserve represented 1.24% of total loans and leases outstanding at year end 1998, down from 1.32% at December 31, 1997. Although the reserve declined as a percentage of total loans and leases, reserve coverage of nonperforming assets (loans past due 90 days and accruing, nonaccrual loans, restructured troubled debt, and other real estate) increased to 3.99 times at December 31, 1998, compared to coverage of 1.75 times at December 31, 1997.

   Management is committed to early recognition of loan problems and to maintaining a conservative, strong reserve. Based upon management's review, the reserve is believed to be adequate to absorb probable losses in the portfolio. The Company's historical loss experience is detailed in TABLE 8.

DEPOSITS AND OTHER LIABILITIES

   Total deposits grew by $16.1 million in 1998, to $493 million. Deposit growth was split between core deposits, which grew by $5.9 million, and time deposits of $100,000 or more, which increased by $10.2 million. Included in core deposits are noninterest bearing demand deposits of $89.6 million at December 31, 1998, compared to $87.7 million at year end 1997.

   The Company's liability for securities sold under agreements to repurchase amounted to $60.0 million at December 31, 1998, representing a $2.0 million increase from year end 1997. Securities sold under repurchase agreements ("repurchase agreements") are arrangements with local customers of the Bank, in which the Bank agrees to sell securities to the customer with an agreement to repurchase those securities at a specified later date. Management generally views local repurchase agreements as an alternative to large time deposits.

TABLE 8 - ANALYSIS OF THE RESERVE FOR LOAN/LEASE LOSSES

(DOLLAR AMOUNTS IN THOUSANDS)              1998             1997              1996             1995              1994
------------------------------------------------------------------------------------------------------------------------------
        Average loans outstanding
        during year                      $386,721         $361,764          $334,187         $313,340          $287,684
------------------------------------------------------------------------------------------------------------------------------
        Balance of reserve at
         beginning of year               $  4,979         $  4,779          $  4,704         $  4,654          $  4,404
        LOANS CHARGED-OFF, DOMESTIC:
         Commercial, financial
          and agricultural                    136              138                46               83                34
         Real estate - mortgage               484               39               148               50                59
         Installment loans
          to individuals                      657            1,101             1,286              611               430
         Lease financing                       10                8                11                4                 1
         Other loans                           70               69                59              355               370
------------------------------------------------------------------------------------------------------------------------------
        Total loans charged-off             1,357            1,355             1,550            1,103               894
------------------------------------------------------------------------------------------------------------------------------
        RECOVERIES OF LOANS
         PREVIOUSLY CHARGED-OFF, DOMESTIC:
         Commercial, financial
          and agricultural                     33               57                57               31                26
         Real estate - mortgage                 1                3                 7               54               -0-
         Installment loans
          to individuals                      339              394               324              201               242
         Lease financing                        5                4                 7               17                13
         Other loans                           22               29                20               99                95
------------------------------------------------------------------------------------------------------------------------------
        Total loans recovered                 400              487               415              402               376
------------------------------------------------------------------------------------------------------------------------------
        Net loans charged-off                 956              868             1,135              701               518
        Additions to reserve charged
         to operations                      1,006            1,068             1,210              751               768
------------------------------------------------------------------------------------------------------------------------------
        Balance of reserve at
         end of year                     $  5,028         $  4,979          $  4,779         $  4,704          $  4,654
------------------------------------------------------------------------------------------------------------------------------
        Net charge-offs as percent
         of average loans
         outstanding during year             0.25%            0.24%             0.34%            0.22%             0.18%
------------------------------------------------------------------------------------------------------------------------------

   As of December 31, 1998, securities pledged to secure certain large deposits, repurchase agreements, and other borrowings amounted to $181.8 million, compared to $162.0 million as of December 31, 1997. Total securities pledged and sold under repurchase agreements represented 84% of total securities on December 31, 1998, compared to 76% of total securities on December 31, 1997.

   During 1998, the Company increased its borrowings from the Federal Home Loan Bank ("FHLB") by $18 million, to $45 million. All borrowings outstanding with the FHLB at December 31, 1998, were fixed rate callable borrowings. The call features of the borrowings allow the FHLB to call the debt on the first anniversary of the borrowing, and quarterly thereafter. Borrowings outstanding at December 31, 1998 carried an average interest rate of 4.97%, and an average maturity of 5.7 years.

LIQUIDITY MANAGEMENT

   The objective of liquidity management is to ensure the availability of adequate funding sources to satisfy the demand for credit, deposit withdrawals, and business investment opportunities. The Trust Company's large, stable core deposit base and strong capital position are the foundation for the Company's liquidity position. Asset and liability positions are monitored through an Asset/Liability Management Committee, which reviews monthly reports on the liquidity and interest rate sensitivity positions. Comparisons with industry and peer groups of the Bank are also monitored. Core deposits remain the key funding source, representing 78% of total deposits, and 63% of total liabilities at December 31, 1998. Non-core liabilities increased by 16% to $211.9 million at December 31, 1998, compared to $182.1 million at December 31, 1997. The portion of non-core liabilities (time deposits of $100,000 or more, repurchase agreements, and other borrowings) maturing in one year or less totaled $163.1 million at December 31, 1998, compared to $164.6 million at

   December 31, 1997. Short term investments consisting of securities with maturities of one year or less and Federal funds sold decreased from $36.3 million at December 31, 1997, to $31.1 million at December 31, 1998. The ratio of short term investments to short term non-core liabilities declined from 20.0% at year end 1997, to 13.0% at year end 1998, indicating an increase in the volume of long term assets supported by short term non-core liabilities. The decline in this ratio is primarily attributable to an increase in mortgage-backed securities, which have stated maturities in excess of one year, but have monthly principal reductions. Total mortgage-backed securities amounted to 25% of total securities at December 31, 1998, compared to 15% at year end 1997.

TABLE 9 - LOAN MATURITY

REMAINING MATURITY OF SELECTED LOANS                                        AT DECEMBER 31, 1998
(DOLLAR AMOUNTS IN THOUSANDS)                                TOTAL        WITHIN 1 YEAR    1-5  YEARS    AFTER 5  YEARS
-----------------------------------------------------------------------------------------------------------------------------
   Commercial real estate                                 $  70,822          $15,039          $46,282       $  9,501
   Real estate construction                                   3,516               67            3,449            -0-
   Commercial                                                80,176           39,458           33,850          6,868
-----------------------------------------------------------------------------------------------------------------------------
   Total                                                  $ 154,514          $54,564          $83,581        $16,369
-----------------------------------------------------------------------------------------------------------------------------

TABLE 10 - INTEREST RATE RISK ANALYSIS

CONDENSED STATIC GAP - DECEMBER 31, 1998                                       REPRICING INTERVAL
                                                                                                           CUMULATIVE
(DOLLAR AMOUNTS IN THOUSANDS)               TOTAL        0-3 MONTHS        3-6 MONTHS      6-12 MONTHS      12 MONTHS
-----------------------------------------------------------------------------------------------------------------------------
Interest earning assets                   $629,928        $ 119,896          $58,211          $90,581       $268,688
Interest-bearing liabilities               508,248          257,995           40,500           35,274        333,769
-----------------------------------------------------------------------------------------------------------------------------
Net Gap position                                          $(138,099)         $17,711          $55,307       $(65,081)
-----------------------------------------------------------------------------------------------------------------------------
Net Gap position as a percentage of total assets             (20.52%)           2.63%            8.22%         (9.67%)
-----------------------------------------------------------------------------------------------------------------------------

   Cash flow from the loan and investment portfolios is a significant source of liquidity. Investment in residential mortgage loans, mortgage-backed securities, and auto loans totaled approximately $160 million, $55 million, and $38 million, respectively at December 31, 1998. Aggregate amortization from monthly payments on these assets provides significant cash flow to the Company. TABLE 9 details total scheduled maturities of selected loan categories.

   Liquidity is enhanced by ready access to national and regional wholesale funding sources including Federal funds purchased, repurchase agreements, negotiable certificates of deposit, and FHLB advances. The Bank is a FHLB member and has borrowing relationships with the FHLB and a correspondent bank, which provide secured and unsecured borrowing capacity. At December 31, 1998, the unused borrowing capacity with the FHLB was $62.2 million. As a member of the FHLB, the Bank can use its equity investment in Tompkins Real Estate Holdings, Inc. as collateral to secure additional borrowings from the FHLB. The Trust Company's common and preferred equity investment in Tompkins Real Estate Holdings, Inc. was $199.2 million.

MARKET RISK

   The Company's primary market risk exposure relates to sensitivity to interest rate changes. Interest rate sensitivity refers to the volatility in earnings, resulting from changes in interest rates. Each month the Asset/Liability Management Committee estimates the earnings impact of changes in interest rates. The findings of the committee are incorporated into investment and funding decisions, and in the business planning process.

   TABLE 10 is a condensed Static Gap report, which illustrates the anticipated repricing intervals of assets and liabilities as of December 31, 1998. The analysis reflects a liability sensitive position, suggesting that earnings would benefit from a declining interest rate environment and would be hindered by a rising rate environment.

   Management uses a simulation model to assess the potential impact from various interest rate movements. Based upon the simulation analysis performed as of December 31, 1998, a 200 basis point upward shift in interest rates over a one year time frame would result in a one year decline of 3.1% in net interest income, assuming management takes no action to address balance sheet mismatches. The same simulation indicates that a 200 basis point decline in interest rates over a one year period would increase net interest income by 0.5%. The simulation model is useful in identifying potential exposure to interest rate movements; however, management feels that certain actions could be taken to offset some of the negative effects of unfavorable movements in interest rates. Although the analysis reflects some exposure to rising interest rates, management feels the exposure is not significant in relation to the earnings and capital strength of the Company. Additional information regarding market risk of the Company's financial instruments is provided in TABLE 11.

TABLE 11 - REPRICING INTERVALS OF SELECTED FINANCIAL INSTRUMENTS

                                                                                               GREATER
(DOLLAR AMOUNTS IN THOUSANDS)            0-1 YEAR      1-2 YEARS   2-3 YEARS      3-5 YEARS  THAN 5 YEARS   TOTAL     FAIR VALUE
-----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
  Available-for-sale securities         $  57,511       $44,829      $34,364      $22,321      $21,858     $180,883      $182,740
      Average interest rate                  6.90%         6.63%        6.70%        6.65%        6.93%        6.76%
  Held-to-maturity securities              10,436         6,849        6,040        6,390        4,373       34,088        35,011
      Average interest rate *                4.74%         5.35%        5.32%        5.33%        5.21%        5.14%
  Loans                                   176,117        63,597       63,626       65,959       36,058      405,357       407,178
      Average interest rate                  8.86%         9.06%        8.63%        8.47%        7.87%        8.70%

FINANCIAL LIABILITIES:
  Time deposits                           170,377        17,425        2,096        4,603          -0-      194,495       195,034
      Average interest rate                  4.79%         4.03%        5.05%        5.50%                     4.84%
  Federal funds sold and securities sold
    under agreements to repurchase         60,007           -0-          -0-          -0-          -0-       60,007        60,345
      Average interest rate                  5.38%                                                             5.38%
  Fixed rate borrowings                    45,005           -0-          -0-          -0-          -0-       45,005        44,977
      Average interest rate                  4.97%                                                             4.97%
-----------------------------------------------------------------------------------------------------------------------------------
 * INTEREST RATE ON OBLIGATIONS OF STATES AND POLITICAL SUBDIVISIONS IS SHOWN BEFORE TAX-EQUIVALENT ADJUSTMENTS

YEAR 2000 CONSIDERATIONS

   Management is well along on an enterprise-wide program, consistent with guidelines issued by the Federal Financial Institutions Examination Council ("FFIEC"), to prepare the Company's computer systems and software applications for the Year 2000. The program includes the following phases:

   o  Identification (Completed)
   o  Assessment (Completed)
   o  Remediation (In process)
   o  Testing (In process)
   o  Contingency Planning (In process)

   The identification phase involved identifying the types of risk exposures related to Year 2000. Through this process the Company identified specific risk exposures related to internal information technologies, information service providers, other service providers, and customers.

   As part of the assessment phase, the Company has categorized its information technology systems as Mission Critical, Mission Important, or Important. The Company has assessed the Year 2000 readiness of each information technology system and has established a plan for remediating any known Year 2000 problems.

   The Company's primary application, which handles processing of loans, deposits, safe deposit, and general ledger, has been designated as Year 2000 compliant by the vendor. The vendor, which has contracts with approximately 1,000 banks, has also provided the Company with test results performed by an independent contractor that has also designated the system as Year 2000 compliant.

   Due to the importance of this application to the Company's operations, management also conducted its own tests of this system in the fourth quarter of 1998. Of the remaining systems that have been categorized as Mission Critical or Mission Important, approximately 90% have been designated as Year 2000 compliant.

   Testing is also in process on several other systems, and it is expected that testing of all Mission Critical and Mission Important systems will be completed in the first quarter of 1999. Based upon the most recent communication with vendors and service providers, management expects that remediation of all Mission Critical and Mission Important systems if necessary, will be completed by March 31, 1999.

   The Company is formulating a contingency plan for business continuation in the event of Year 2000 system failures. This contingency plan will be based upon the Company's existing disaster recovery plan, with modifications for Year 2000 risks. The Company expects the Year 2000 contingency plan to be completed by May 1999.

   As part of the process of evaluating and attempting to mitigate third party risk, the Company is collecting and analyzing Year 2000 information from third parties who have significant business relationships with the Company. These third parties include borrowers, obligors, and vendors. The Company believes that its reasonably likely worst case scenario might include a material increase in credit losses due to Year 2000 problems of borrowers, and a disruption in financial markets causing liquidity stresses. The magnitude of potential credit losses or a disruption in financial markets cannot be determined at this time; however, the Year 2000 program described above is designed to reduce exposure to these risks. In any event, the strong capital position, earnings strength, and liquidity of the Company are believed to be more than adequate to withstand any reasonably likely worst case scenario.

   The total cost of the Company's Year 2000 project is expected to be $200,000, of which approximately $150,000 has been incurred as of December 31, 1998. This amount includes the costs of additional hardware, software, and technology consultants, as well as the cost of the Company's information technology professionals dedicated to achieving Year 2000 compliance. A significant portion of these costs are not incremental, but rather involve redeployment of existing personnel and resources. The Company has included the cost of the Year 2000 project in its operating budget and management does not expect this to have a material effect on the Company's financial condition or results of operations.

FORWARD-LOOKING STATEMENTS

   This report may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives, and Year 2000. The Company assumes no duty to update forward-looking statements, and cautions that these statements are subject to numerous assumptions, risk, and uncertainties, all of which could change over time. Actual results could differ materially from forward-looking statements.

RECENT ACCOUNTING STANDARDS

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes comprehensive accounting and reporting requirements for derivative instruments and hedging activities. The statement requires companies to recognize all derivatives as either assets or liabilities, with instruments measured at fair value. The recognition of accounting gains and losses resulting from changes in fair value of a derivative instrument depends on the intended use of the derivative and the type of risk being hedged. This statement is effective for the Company for all fiscal quarters beginning after January 1, 2000; however, early adoption is permitted. When adopted, this statement is not expected to have a material impact on the Company's financial condition or results of operations.

   SFAS No. 133 also permits certain reclassifications of securities among the trading, available-for-sale, and held-to-maturity classifications. The Company has no current intentions to reclassify securities pursuant to SFAS No. 133.

FACILITIES AND SERVICES

   The Company continues to invest in existing branches to maintain high quality service to customers in the Bank's service area of Tompkins County and surrounding areas. In 1998, the Bank purchased a parcel of land that includes the site of the previously leased West End Office. The purchase allows the Company to control expenses, and ensures our presence in this strategic location. Plans for enhancement of the site will be developed in 1999. The Bank also renovated the second and third floors of the Main Office to accommodate the needs and goals of the Commercial Banking Services Department.

   Technology investments continue to be important as the Trust Company strives to control costs while providing customers with convenient access to high quality products and services. By the end of 1998, the Trust Company had 21 ATMs in its network and had signed agreements to place two additional ATMs; one on the Cornell University campus and one in Slaterville, NY. Over 8,000 customers enjoy the convenience of the Trust Company's Visa check card. To complement our existing wide range of electronic access services, the Bank offered Internet banking to our customers in 1998. Our web site was visited in excess of 20,000 times per month in 1998.

   The Trust Company's Product and Services Analysis committee continues to monitor and analyze product developments on both the local and national level. This ongoing process positions the Trust Company to remain competitive, respond quickly to changing customer needs, and offer a wide range of financial service options to its customers.

COMPETITION

   The Company and its operating subsidiary face aggressive competition from other financial services providers who do business in Tompkins County and the surrounding areas. Local competition includes large regional commercial banks with branches in Tompkins County, savings and loans, mortgage companies, and large, income tax-exempt credit unions which enjoy economic advantages over taxpaying financial institutions. Additionally, the ability of non-banking financial institutions to provide services previously reserved for commercial banks has intensified competition. Since non-banking financial institutions are not subject to regulations such as the Community Reinvestment Act or the Federal Deposit Insurance Corporation Improvement Act, among others, they can often operate with increased flexibility and lower costs of compliance.

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

BANKING OFFICERS
JAMES J. BYRNES                                   TERRY G. BARBER                           RICHARD W. W. LIND
President & Chief Executive Officer               Assistant Vice President,                 Assistant Vice President,
                                                  Data Processing                           Central Recovery
DONALD S. STEWART
Executive Vice President,                         CHARLES E. BROWN                          RANDY C. LOVELL
Investment Services                               Senior Systems Programmer                 Assistant Vice President,
                                                                                            Assistant Auditor
RICHARD M. DOLGE                                  DOUGLAS M. BROWN
Senior Vice President, Retail Banking             Senior Accounting Officer                 RICHARD S. LYNN
                                                                                            Assistant Vice President,
RICHARD D. FARR                                   LINDA M. CARLTON                          Mortgage Credit
Senior Vice President,                            Compliance Review Officer &
Chief Financial Officer                           Assistant Corporate Secretary             PAUL E. MARINO
                                                                                            Assistant Vice President,
JOSEPH H. PERRY                                   JOAN M. CURTIS                            Retail Investment Officer
Senior Vice President, Trust Officer              Assistant Vice President,
                                                  Manager, Dryden                           LILLIAN E. MARSHALL
THOMAS J. SMITH                                                                             Operations Officer
Senior Vice President, Credit Services            RONALD A. DAVENPORT
                                                  Assistant Vice President,                 NANCY E. MASSICCI
LAWRENCE A. UPDIKE                                Community Marketing Manager               Trust Officer
Senior Vice President,
Operations & Systems                              JOSEPH P. DOYLE                           MARILYN E. MAZZA
                                                  Assistant Vice President,                 Manager, Cornell Campus
                                                  Consumer Credit Services                  Store

STEVEN E. BACON                                   CATHERINE H. ECKER                        J. DOUGLAS MELENS
Vice President, Commercial Banking                Customer Service Officer                  Manager, Odessa

PAUL W. BANFIELD                                  FRANCIS M. FETSKO                         JOELLEN F. MENDELIS
Vice President, Commercial Banking                Controller                                Assistant Vice President,
                                                                                            Mortgage Loan Officer
MICHELLE BENEDICT-JONES                           MARCIA H. FINCH
Vice President, Trust Officer                     Credit Card Manager                       KAREN E. PARKES
                                                                                            Assistant Vice President,
SAMUEL V. BREWER                                  JAMES P. GIORDANO                         Commercial Banking
Vice President, Trust Officer                     Assistant Vice President,
                                                  Facilities Manager                        CYNTHIA A. PHOENIX
JOHN E. BUTLER                                                                              Credit Manager
Vice President, Trust Officer &                   SANDRA L. GROOMS
Corporate Secretary                               Consumer Loan Officer                     MARTHA K. PRESTON
                                                                                            Assistant Vice President,
EDWARD F. DAWSON                                  ALAN R. GUREWICH                          Mortgage Loan Officer
Vice President, Consumer                          Assistant Vice President,
Credit Services                                   Consumer Credit Services                  PATRICIA A. PULLMAN
                                                                                            Trust Officer
JEFFREY DOBBIN                                    PAUL R. HARRINGTON
Vice President, Commercial Banking                Assistant Vice President,                 NAKETO SCOTT
                                                  Manager, Trumansburg                      Assistant Vice President,
BENJAMIN E. HERRMANN                                                                        Deposit Operations
Vice President, Retail Banking                    CATHERINE L. HAUPERT
                                                  INVEST Representative                     SIU-SING W. SHANTUR
STEPHEN R. HOYT                                                                             Assistant Vice President,
Vice President, Commercial Banking                EILEEN K. HOYT                            Loan Operations
                                                  Trust Operations Manager
JOYCE P. MAGLIONE                                                                           C. KING STEVENS
Vice President, Personnel                         DIANA JAYNE                               Trust Officer
                                                  Assistant Vice President,
H. CRAIG MILLER                                   Manager, Triphammer                       TIMOTHY S. SWARTZ
Vice President, Residential                                                                 Manager, Plaza
Mortgage Services                                 BRUCE A. KOBASA
                                                  Assistant Vice President, Operations      ANN-MARIE TUTTON
STEPHEN L. PATCHETT                                                                         Assistant Vice President, Marketing
Vice President, Commercial Banking                WILLIAM K. KOHM
                                                  Card Systems Manager                      SUSAN D. UPDIKE
CINDY L. SEAGER                                                                             Assistant Treasurer
General Auditor                                   JOANNE LELIK
                                                  Assistant Vice President,                 JULIE C. WHITAKER
PAMELA L. WAIT                                    Manager, West End                         Consumer Loan Officer
Vice President, Retail Banking


BOARD OF DIRECTORS                         ADVISORY BOARDS

JAMES J. BYRNES                            TRUMANSBURG
Chairman, President &                      JOHN A. DELANEY
Chief Executive Officer                    Superintendent of Schools,
                                           Trumansburg School District
BONNIE H. HOWELL
Vice Chairman; President &                 MARTIN E. HAYES
Chief Executive Officer,                   President/Treasurer
Cayuga Medical Center at Ithaca            Finger Lakes Fire & Casualty

JOHN E. ALEXANDER                          DONALD F. OLIVER, JR.
President, The CBORD Group, Inc.           Manager, Taughannock Falls
                                           State Park
REEDER D. GATES
President, R. D. Gates, Ltd.               JOSEPH L. SIBLEY
                                           Proprietor
WILLIAM W. GRISWOLD                        Ness-Sibley Funeral Home
President & Chief Operating Officer,
Ontario Telephone Company &                CALISTA A. SMITH
Trumansburg Home Telephone                 Executive Director, Trumansburg
Company                                    Conservatory of Fine Arts, Inc.

CARL E. HAYNES                             SUSAN L. WHITAKER
President, Tompkins Cortland               Owner, Black Sheep Design
Community College
                                           DRYDEN
EDWARD C. HOOKS                            LINDA L. BRUNO
Bank Counsel, Attorney-at-Law,             Business Manager,
Partner, Harris Beach & Wilcox LLP         Dryden School District

ROBERT T. HORN, JR.                        MARK N. GOLDFARB
Physician                                  Owner, Dryden Apartment Company

LUCINDA A. NOBLE                           JAMES V. KOCH
Retired Director, Cooperative              President, Sturges Electronics
Extension, Cornell University              Products Company, Inc.

HUNTER R. RAWLINGS, III                    CHARLES G. MCMULLEN
President, Cornell University              Professor of Psychology
                                           Tompkins Cortland
THOMAS R. SALM                             Community College
Vice President, Business &
Administrative Affairs, Ithaca College     MAHLON R. PERKINS
                                           Attorney-at-Law
MICHAEL D. SHAY                            KAREL R. WESTERLING
Chairman of the Board,                     Local Businessman
Evaporated Metal Films Corporation
                                           NORTHEAST
PEGGY R. WILLIAMS*                         WILLIAM E. COOKE
President, Ithaca College                  President, Bill Cooke
                                           Imports, Inc.  & Bill Cooke
ADVISORS TO THE BOARD                      Chevrolet, Oldsmobile, Cadillac, Inc.
OF DIRECTORS
                                           THOMAS R. KURZ
DALE R. CORSON                             General Manager & Chief
                                           Operating Officer, Advanced
CHARLES E. TREMAN, JR.                     BioAnalytical Services, Inc.
o APPOINTMENT EFFECTIVE JANUARY 26, 1999
                                           ANDREA S. PRICE
                                           Superintendent of Schools
                                           Lansing Central School District

                                           MICHAEL R. PRONTI
                                           Director of Exceptional Education
                                           BOCES

                                           LYNNETTE M. SCOFIELD
                                           Owner, William Henry Miller Inn
                                           JOHN S. STEWART, SR.
                                           Retired

BANKING LOCATIONS                          BANK ACCESS CENTERS (ATMS)

Main Office, The Commons, 273-3210         Main Office, The Commons

Campus Store Office, Cornell               Big Al's Get-N-Go, McLean
University, 257-1909
                                           Byrne Dairy, Meadow Street
Corners Community Center Office,
Hanshaw Road, 257-5857                     Campus Store, Cornell University

Dryden Office, North Street Extension,     Corners Community Center Office
Dryden, 844-8282
                                           Dryden Office
East Hill Plaza Office,
1012 Ellis Hollow Road, 277-2561           Ithaca College Student Union

Kendal at Ithaca Office,                   Kinko's Copy Center,
Savage Farm Drive                          409 College Avenue

Odessa Office, 100 Main Street,            Jim's Place
Odessa, 594-3338                           Rt. 13, Alpine Junction

Plaza Office, 775 S. Meadow Street,        Lansing Xtramart,
273-5600                                   N. Triphammer Rd. & Route 34B

Pyramid Mall Office, Pyramid Mall,         Plaza Office
257-7900                                   Pyramid Mall, Food Court

Seneca Street Drive-In,                    Seneca Street Drive-Up/Walk-Up
118 E. Seneca Street

Triphammer Road Office,                    (2 ATMs)
2251 North Triphammer Road, 257-2656       ShortStop Deli, 200 W. Seneca Street
                                           Cayuga Medical Center at Ithaca

Trumansburg Office, Main Street,           Triphammer Road Office (2 ATMs)
Trumansburg, 387-7331                      Trumansburg Office

West End Office,                           West End Office
701 W. Seneca Street, 273-6171

CORPORATE INFORMATION

CORPORATE OFFICES
--------------------------------------------------------------------------------
      Tompkins County Trustco, Inc.          Web site: www.tompkinstrust.com
      The Commons                            E-mail: thetrustco@aol.com
      P.O. Box 460
      Ithaca, NY 14851
      (607) 273-3210


STOCK LISTING
--------------------------------------------------------------------------------
Tompkins County Trustco, Inc. common stock is traded on the American Stock Exchange under the symbol TMP. At the close of business on December 31, 1998, there were 1,055 shareholders of record.


ANNUAL SHAREHOLDERS' MEETING
--------------------------------------------------------------------------------
All shareholders are invited to attend the annual meeting on Wednesday, April 28, 1999, at 7:30 p.m., Eastern Standard Time in the ballroom of the Clarion University Inn and Conference Center, One Sheraton Drive, Ithaca, New York.


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


FORM 10-K
--------------------------------------------------------------------------------
Copies of the Company's Form 10-K (Annual Report) for 1998, filed with the Securities and Exchange Commission, may be obtained by shareholders, by written request, from Richard D. Farr, Senior Vice President and Chief Financial Officer, P.O. Box 460, Ithaca, New York 14851.


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